EXHIBIT 10.2

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the day and year first set forth below their signatures below.

LANDLORD:

SI 55, LLC,
a California limited liability company
By: Sobrato Interests 3,
a California limited partnership
Its: Sole Member
By: Sobrato Development Companies, LLC,
a California limited liability company
Its: General Partner
By: /s/ Johh Michael Sobrato
John Michael Sobrato
Its:: Manager
Dated: May 3, 2018

TENANT:

ServiceNow, Inc., a Delaware corporation

By: /s/ Robert Teed
Robert Teed
Its: Vice President, Real Estate
Dated: May 1, 2018

By: /s/ Michael Scarpelli
Michael Scarpelli
Its: CFO
Dated: May 1, 2018

LEASE

By and Between

SI 55, LLC,
a California Limited Liability Company

("Landlord")

and

ServiceNow, Inc.,
a Delaware Corporation

("Tenant")

Lawson Lane-First Expansion Building
Santa Clara, California

Dated For Reference Purposes Only: April 16, 2018

TABLE OF CONTENTS

Page

Basic Lease Information Sheet

1.	Date of Lease (for reference purposes only):	April 16, 2018
2.	Tenant:	ServiceNow, Inc., a Delaware corporation
3.	Tenant's Address For Notices Before and After Occupancy:	2225 Lawson Lane Santa Clara, California 95054 Attn: Chief Financial Officer Email address: mike.scarpelli@servicenow.com With a copy to: 2225 Lawson Lane Santa Clara, California 95054 Attn: Robert Teed, Vice President, Real Estate & Facilities Email address: robert.teed@servicenow.com And Colliers International 3825 Hopyard Rd., Suite 195 Pleasanton, CA 94588 Attn: Jim Abarta Executive Vice President Email address: jim.abarta@colliers.com
4.	Tenant Billing Contact as of the Date of Lease:	Paulette Towne, Accounts Payable 4810 Eastgate Mall San Diego, California 92121 Phone: (858) 480-8891 Email address: apinvoices@servicenow.com
5.	Tenant Facility Contact as of the Date of Lease:	Robert Teed, Vice President, Real Estate & Facilities 2225 Lawson Lane Santa Clara, California 95054 Attn: Robert Teed, Vice President, Real Estate & Facilities Phone: (669) 262-3013 Email address: robert.teed@servicenow.com
6.	Landlord:	SI 55, LLC, a California limited liability company
7.	Landlord's Address:	c/o The Sobrato Organization, LLC 10600 North De Anza Boulevard, Suite 200 Cupertino, CA 95014 Attn: Property Manager Email address: As set forth in Paragraph 8 of this Basic Lease Information Sheet
8.	Landlord's Property Manager Contact as of the Date of Lease:	Lisa Kellogg Darrow (408) 796-6487

		lkellogg@sobrato.com
9.	Premises:	First building to be constructed on Phase 2 Land (defined in Section 2), address to be confirmed when entitlements and building permits obtained (Section 2)
10.	Rentable Square Footage/Tenant's Allocable Share:	Rentable Square Footage: To be determined by measurement following Substantial Completion (defined in Section 6.A) of Building Shell (defined in Section 6.A) (Section 2 and Section 4.B) Tenant's Allocable Share of Reimbursable Operating Costs: Allocable Share of Reimbursable Operating Costs allocable to the Building - One hundred percent (100%) Allocable Share of Reimbursable Operating Costs allocable to the Project - To be determined when rentable square footage of Building is determined, subject to adjustment if the rentable square footage of the Premises or Project changes following the Building Shell Delivery Date (Sections 2, 4.B and 9.E)
11.	Commencement Date:	The later of (1) the Site Improvements Delivery Date (defined in Section 6.B) or (2) eight (8) months after the Building Shell Delivery Date (defined in Section 6.B), subject to the provisions of Section 4.A and Section 6.B (Section 4.A)
12.	Reimbursable Operating Costs and Management Fees:	Payable commencing on the Commencement Date (Section 4.A and Section 9.C)
13.	Expiration Date:	One hundred sixty eight (168) full calendar months after the Commencement Date (it being intended in this event that if the Commencement Date occurs on a day other than the first (1st) calendar day of a calendar month, then the Expiration Date shall be extended so that the Expiration Date occurs on the last day of the one hundred sixty eighth (168th) full calendar month following the Commencement Date, subject to Section 6.B relating to Tenant Delays affecting the Commencement Date, and subject to extension or sooner termination as described in this Lease (Section 4.A)
14.	Term:	Initial Term: Commencing on the Commencement Date and ending one hundred sixty eight (168) full calendar months thereafter (it being intended in this event that if the Commencement Date occurs on a day other than the first (1st) calendar day of a calendar month, then the Expiration Date shall be extended so that the Expiration Date occurs on the last day of the one hundred sixty eighth (168th) full calendar month

following the Commencement Date), subject to extension pursuant to Section 4.A below and other provisions of this Lease
(Section 4.A)

Option Terms: Three (3) consecutive terms of sixty (60) months each

Option Term Notice Period: No earlier than twelve (12) months nor later than nine (9) months prior to the date the Lease Term would otherwise expire
(Section 19)

15. Base Monthly Rent: Starting at Three Dollars and Sixty Five Cents ($3.65) per rentable square foot of Premises, subject to reduction pursuant to Section 6.A to Three Dollars and Fifty Five Cents ($3.55) per rentable square foot of Premises if the Bridgeways (defined in Section 6.A) are not constructed

Base Monthly Rent is increased on each anniversary of the Commencement Date to (i) on each of the first five (5) Adjustment Dates (defined in Section 4.C), an amount equal to one hundred three percent (103%) of the Base Monthly Rent in effect immediately before such adjustment (without regard to temporary abatements then in effect), (ii) on the sixth (6th) through tenth (10th) Adjustment Dates, an amount equal to one hundred two and one-half percent (102.5%) of the Base Monthly Rent in effect immediately before such adjustment (without regard to temporary abatements then in effect), and (iii) on the eleventh (11th) Adjustment Date and each Adjustment Date thereafter until the start of the first Option Term, an amount equal to one hundred two percent (102%) of the Base Monthly Rent in effect immediately before such adjustment (without regard to any temporary abatements then in effect).

Notwithstanding the foregoing, Base Monthly Rent for the first (1st) fifteen (15) full calendar months of the Lease Term is abated. Base Monthly Rent is also subject to abatement as described in Section 4.E below.

Base Monthly Rent is also subject to reduction during any period that Tenant does not have the right to exclusive use of the Roof Deck pursuant to this Lease and such use is on a shared basis with the other tenants of the Phase 2 buildings, as described in Section 2 below.

(Sections 2, 4.B, 4.C, 4.E, and 6.A)

Option Term Rent: Fair Market Rental (defined in Section 19.A)

		(Section 19) Holdover After Lease Expiration: Without Landlord's Consent - tenancy at sufferance, at reasonable rental value of the Premises but not less than one hundred fifty percent (150%) of the Base Monthly Rent due in the month preceding expiration or earlier termination (without regard to temporary abatements), except as provided in the last paragraph of Section 7.B With Landlord's Consent - month to month tenancy, at one hundred twenty five percent (125%) of the Base Monthly Rent for the month preceding expiration or sooner termination of this Lease (without regard to temporary abatements) for the first (1st) ninety (90) days of holdover, and one hundred fifty percent (150%) starting on the ninety first (91st) day of holdover (Section 7.B)
16.	Reimbursable Operating Costs	See Section 9.D for list of Reimbursable Operating Costs. (payable starting on the Commencement Date) (Section 9.D)
17.	Property Management Fee:	Monthly fee for management services - one and one-half percent (1.5%) of the Base Monthly Rent, without regard to temporary abatements then in effect, starting on the Commencement Date (Section 20.N)
18.	Late Charge:	Four (4%) percent of the overdue amount not received within five (5) days after the due date. Tenant is entitled to one (1) written notice and five (5) day cure period each calendar year before the first late charge for such calendar year shall accrue. No notice or additional cure period shall be required or apply for the second or any subsequent late charge during the calendar year (Section 4.D)
19.	Security Deposit:	None (Section 5)
20.	Parking:	Non-exclusive right to use approximately two and ninety seven – one hundredths (2.97) parking spaces per one thousand (1,000) Entitled Square Feet (defined in Section 2) not including the Roof Deck (defined in Section 2), rounded down to the nearest whole parking space (Section 2)
21.	Work Allowance:	Sixty Three Dollars ($63) per rentable square foot of Premises (measured in accordance with the BOMA standard described in Section 4.B), subject to increase by an amount not to exceed

Thirty Dollars ($30) per rentable square foot of Premises as described in Section 6.E below. If the Work Allowance is increased by an amount not to exceed Thirty Dollars ($30) per rentable square foot of Premises as described in Section 6. E below, Tenant shall be obligated to pay monthly Amortization Rent as described in Section 6. E.
(Section 6.E)

22. Broker(s): Landlord's Broker: None

Tenant's Broker: Colliers International
(Section 20.C)

This Basic Lease Information Sheet and the parenthetical references to sections of this Lease are for convenience of reference only, and designate some of the Lease sections where applicable provisions are set forth. In the event of any conflict between any information in this Basic Lease Information Sheet and the other provisions of the Lease, the other provisions of the Lease shall control.

Lease between
SI 55, LLC and ServiceNow, Inc.
(Lawson Lane (First Expansion Building))

1. PARTIES:

THIS LEASE (the "**Lease**"), is dated for reference purposes only as of April 16, 2018, to be effective as of the Effective Date (defined in Section 2 below), between SI 55, LLC, a California limited liability company, whose address is set forth in Paragraph 7 of the Basic Lease Information Sheet, and ServiceNow, Inc., a Delaware corporation, whose address is set forth in Paragraph 3 of the Basic Lease Information Sheet, hereinafter called respectively "**Landlord**" and "**Tenant**". Landlord and Tenant are collectively referred to in this Lease as the "**Parties**" and sometimes individually as a "**Party**".

2. EFFECTIVE DATE; PREMISES:

Landlord and Tenant are the landlord and tenant, respectively, under that certain lease dated as of December 12, 2014 (the "**Original Phase 1 Lease**") for certain premises located at 2215 and 2225 Lawson Lane, Santa Clara, California, and more particularly described in the Original Phase 1 Lease (the "**Existing Phase 1 Premises**"). The Original Phase 1 Lease was amended by an Amendment to Lease between Landlord and Tenant dated for reference purposes as of June 19, 2015 (the "**Phase 1 Lease First Amendment**") and a Second Amendment to Lease between Landlord and Tenant dated for reference purposes as of November 5, 2015 (the "**Phase 1 Lease Second Amendment**"). The Original Phase 1 Lease, as amended by the Phase 1 Lease First Amendment and Phase 1 Lease Second Amendment, is referred to in this Lease as the "**Existing Phase 1 Lease**". Concurrently with this Lease, Landlord and Tenant are further amending the Existing Phase 1 Lease pursuant to a Third Amendment to Lease (the "**Phase 1 Lease Third Amendment**"). Concurrently with this Lease, Landlord and Tenant are also entering into a lease for space in the second building to be constructed on the Phase 2 Land (defined below) (the "**Second Expansion Building Lease**"). The building to be constructed pursuant to the Second Expansion Building Lease is referred to in this Lease as the "**Second Expansion Building**". This Lease shall become effective when this Lease, the Phase 1 Lease Third Amendment, and the Second Expansion Building Lease have all been signed by Landlord and Tenant (the date of full execution of all of such documents being the "**Effective Date**").

Subject to this Lease becoming effective on the Effective Date, Landlord hereby leases to Tenant, and Tenant hires from Landlord, those certain premises (the "**Premises**") situated in the City of Santa Clara ("**City**"), County of Santa Clara ("**County**"), State of California, being all of the rentable square footage to be contained within what is anticipated to be the first building to be constructed on the Phase 2 Land (the "**Building**"), the address for which will be confirmed when City approvals and building permits are obtained for the Building Shell (defined in Section 6.A). Unless expressly provided otherwise in this Lease, the term "**Premises**" as used in this Lease shall include the Tenant Improvements (defined in Section 6.D below). Notwithstanding Tenant's obligations relating to the Roof Deck and the Bridgeways described in this Lease, and inclusion of a portion of the rentable square footage of the Roof Deck in the rentable square footage of the Premises, the Roof Deck and the Bridgeways shall not constitute part of the Premises. The Building is currently anticipated by Landlord to be a building comprised of a five (5) story office portion containing approximately two hundred forty thousand six hundred fifty (240,650) rentable square feet exclusive of roof deck, with a two (2) story amenity space extension containing approximately twenty two thousand three hundred twenty five (22,325) rentable square feet exclusive of roof deck (the "**Amenities Extension**"), for a total of approximately two hundred sixty two thousand nine hundred seventy five (262,975) rentable square feet exclusive of roof deck, with a roof deck atop the amenities extension portion of the Building to contain an additional approximately eleven thousand one hundred sixty two (11,162) square feet of space (the "**Roof Deck**") (only one-half of such Roof

Deck square footage to initially be included in the BOMA measurement of the Premises as described in Section 4.B below) for a total of approximately two hundred sixty eight thousand five hundred fifty six (268,556) rentable square feet of space for the Premises. If the Roof Deck is constructed as part of the Building, and a second building constructed on the Phase 2 Land is designed in such a way as to allow access from that second building to the Roof Deck, then the following shall apply: (1) until such time as the second building is constructed, Tenant shall have the exclusive use of the Roof Deck, (2) once the second building is constructed, at any time during the Lease Term that Tenant leases all of the rentable square footage in one (1) Phase 2 building plus any square footage in the other Phase 2 building, Tenant shall have the exclusive use of the Roof Deck, and (3) once the second building is constructed, at any time during the Lease Term that Tenant does not lease all of the rentable square footage in one Phase 2 building plus any square footage in the other Phase 2 building (for example, if Tenant no longer leases space in a Phase 2 building due to termination of that lease or due to assignment of that lease to a person or entity that is not the tenant under this Lease), Tenant shall not have the exclusive use of the Roof Deck and instead the Roof Deck shall constitute non-exclusive shared use space for all of the tenants in the Building and the second building. During any period that Tenant has the exclusive right to use the Roof Deck, Tenant shall be responsible for cleaning, maintaining in good condition, order and repair, and repairing when necessary, the Roof Deck. During any period that Tenant does not have the right to exclusive use of the Roof Deck pursuant to this Lease and such use is on a shared basis with the other tenants of the Phase 2 buildings, Landlord shall be responsible for cleaning, maintaining in good condition, order and repair, and repairing when necessary the Roof Deck the cost of which shall be a Reimbursable Operating Cost for which Tenant shall pay Tenant's Allocable Share, except that if any costs are incurred by Landlord to remedy Tenant's failure to clean, maintain or repair the Roof Deck while Tenant had exclusive use of it, one hundred percent (100%) of such costs shall be paid by Tenant. In addition, during any period that Tenant does not have the right to exclusive use of the Roof Deck pursuant to this Lease and such use is on a shared basis with the other tenants of the Phase 2 buildings, only twenty five percent (25%) of the Roof Deck square footage shall be included in computing the rentable square footage of the Premises (as described in Section 4.C below). Notwithstanding the inclusion of any portion of the Roof Deck in the Building square footage, in no event shall Tenant interfere with or prevent the use of the Roof Deck by other tenants or occupants of the Building or second Phase 2 building during any period that Tenant does not have the right to exclusive use the Roof Deck pursuant to this Lease.

Tenant acknowledges that all of the land use entitlements and permits necessary for the construction of the Building Shell (defined in Section 6.A) and the Premises Site Improvements (defined in Section 6.A) have not been obtained as of the Effective Date, provided that Landlord shall use commercially reasonable efforts to obtain them as described in Section 6.A. Tenant also acknowledges that the method of measurement that the City will use in processing Landlord's applications for the Building Shell will not be the BOMA standard described in Section 4.B, and that therefore the City approved square footage for the Building which will be referenced in the City approvals for the Building Shell (the "**Entitled Square Feet**") will likely be different than the rentable square footage as measured in accordance with BOMA standard described in Section 4.B. As used in Lease, as it relates to the Building, "**rentable square foot**", "**rentable square feet**" or "**rentable square footage**" shall mean the rentable square footage as measured by the BOMA Standard described in Section 4.B, unless this Lease expressly states otherwise. The general location of the Building and the Second Expansion Building which Landlord will be pursuing entitlements and permits for is shown on Exhibit A attached hereto (the "**Preliminary Site Plan**"). As shown on the Preliminary Site Plan, Landlord currently anticipates that the Second Expansion Building will be located immediately adjacent to the Building, separated from the Building by a common party wall, subject to Landlord being able to obtain development entitlements and permits for the Second Expansion Building as more particularly described in the Second

Expansion Building Lease and for this Building. Tenant acknowledges that the Preliminary Site Plan is preliminary in nature and that the final configuration of the Building, the Second Expansion Building, the Phase 2 Parking Structure (defined below) and other improvements to be located on the Phase 2 Land is subject to City approval and such changes as are acceptable to Landlord. It is currently anticipated by Landlord that a parking structure, which together with all surface parking to be constructed on the Phase 2 Land would initially contain approximately nine hundred ninety four (994) parking spaces (the "**Phase 2 Parking Structure**"), would be constructed on the Phase 2 Land in a location acceptable to Landlord as part of the Premises Site Improvements, and which number of spaces would be more parking than would be required for the Building. If entitlements and building permits are obtained for the Second Expansion Building, Landlord anticipates that the Phase 2 Parking Structure and surface parking would be expanded to provide approximately five hundred four (504) additional parking spaces (for a total upon such expansion of approximately one thousand four hundred ninety eight (1498) parking spaces within Phase 2), which when added to the excess spaces initially constructed, would provide the parking required for the Second Expansion Building pursuant to the City approvals obtained for the Second Expansion Building.

As used in this Lease, "**Phase 1 Land**" means the approximately eight and eighty one-one hundredths (8.81) acre parcel of land upon which the Existing Phase 1 Premises are located. As used in this Lease, "**Phase 1**" means the Phase 1 Land and all improvements thereon from time to time. As used in this Lease, "**Phase 2 Land**" means the real property across Lawson Lane from the Phase 1 Land comprised of approximately seven and fifty five one-hundredths (7.55) acres, upon which the Building will be constructed. As used in this Lease, "**Phase 2**" means the Phase 2 Land and all improvements thereon from time to time. As used in this Lease "**Project**" means all of Phase 1 and Phase 2.

Tenant shall also have the nonexclusive right to use, on a non-reserved basis (subject to this Section below), during the Lease Term and any extension thereof, the parking spaces within Phase 2 (without imposition of a parking fee for the use of the parking spaces) at a ratio equal to approximately two and ninety seven–one hundredths (2.97) parking spaces per one thousand (1,000) Entitled Square Feet not including the Roof Deck (rounded down to the nearest whole parking space) (and while Tenant leases all of the rentable square footage in all of the buildings located within Phase 2, all other parking spaces within Phase 2), together with the other areas within the Project (defined below) designated by Landlord as common area for the use of the Building from time to time ("**Common Area**") including but not limited to landscaping, sidewalks, service areas and other common facilities designated by Landlord for the use of the Building. During any period that Tenant leases all of the rentable square footage in the buildings located on Phase 2 from Landlord, the outdoor courtyard area with collaborative space located on the Phase 2 Land ("**Collaborative Space**"), the general location of which is shown on the Preliminary Site Plan, shall be available for use solely by Tenant, its subtenants and their respective employees, subject to Landlord's rights under this Lease. Tenant shall have the right to mark fifteen (15) non-handicapped parking spaces near the Building, in a location reasonably acceptable to Landlord, for Tenant's visitors (which spaces shall be a portion of Tenant's parking allocation set forth above). Use of the parking area by Landlord and its contractors and other designated users shall be on a non-reserved as needed basis.

Landlord shall have the right, in its reasonable discretion, from time to time, to do the following, provided that the same do not unreasonably interfere with Tenant's use of the Premises or materially increase the obligations or materially decrease the rights of Tenant under this Lease (except however that costs with respect to same shall be governed by other applicable provisions of this Lease): (a) [Intentionally deleted]; (b) close temporarily any of the Common Area for maintenance and repair purposes or to prevent a public dedication thereof; (c) [Intentionally deleted]; (d) use the Common Area while engaged in making additional improvements, repairs or alterations to the Building or the Project allowed or required by this Lease, including a second building,

expanding the Phase 2 Parking Structure for the second building and other exterior improvements related to the second building; (e) erect, use, and maintain pipes, wires and conduits in and through the Premises; and (f) do and perform any other acts, alter or expand or make any other changes in, to or with respect to the Common Area and the Project (other than the Building, except as required for Landlord to perform its obligations under this Lease, or to build a second building and related exterior improvements in Phase 2, or to comply with Laws) as Landlord may, in its reasonable discretion, deem to be appropriate.

Except as expressly provided in this paragraph below, Landlord reserves the absolute right to effect such other tenancies in the other Project buildings (if any) as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of Landlord. Except as expressly provided in this paragraph below, Tenant has not relied on the fact, nor has Landlord represented, that any specific tenant or type or number of tenants shall occupy any space in the other Project buildings, or that any specific tenant or type of tenant shall be excluded from occupying any space in the other Project buildings. Notwithstanding this paragraph above, Landlord agrees that so long as ServiceNow, Inc., a Delaware corporation ("**ServiceNow**") or any wholly owned subsidiary of ServiceNow is the Tenant under this Lease, and Tenant is not in default under this Lease beyond and applicable notice and cure period, Landlord shall not, without the prior written consent of Tenant, which may be withheld by Tenant in Tenant's sole and absolute discretion, enter into a lease for any space within the Phase 2 buildings with any competitor of Tenant listed on Exhibit I attached hereto (such list being the "**Competitor List**" and each competitor listed on the Competitor List (as such list may be updated from time to time as allowed below) being individually, a "**Listed Competitor**, and collectively, the "**Listed Competitors**"). Tenant shall have the right to update the Competitor List not more than once in any calendar year; provided, however: (i) the Competitor List shall never list more than five (5) Listed Competitors, (ii) if a Listed Competitor is a publicly traded company, the Competitor List shall identify the stock exchange and stock ticker symbol for such Listed Competitor, so that there is no confusion as to which company is being listed, and (iii) in naming a new Listed Competitor (i.e., those not listed on Exhibit I attached hereto), Tenant must act in good faith and shall not list any entity having a core business that is not competitive with Tenant's core business. If a Listed Competitor changes its name or ticker symbol, and Tenant fails to notify Landlord of such change, Landlord shall not be deemed to be in breach or default under this Lease if it leases any space to such Listed Competitor under its changed name. Landlord's obligation to Tenant under this paragraph is limited solely to the specific companies named as Listed Competitors on the Competitor List in effect from time to time, without duty to investigate or inquire into the history of a potential tenant, and shall not extend to any other company (including any affiliate of a Listed Competitor).

During any construction on the Phase 1 Land or Phase 2 Land, Tenant shall abide by, and cause its agents, employees, contractors, invitees, licensees, guests and customers to abide by, all safety and construction rules and regulations of Landlord or its general contractor. Tenant acknowledges that during the course of construction upon the Phase 1 Land or Phase 2 Land, loud noises and/or dust may be emitted from the site of such construction. Notwithstanding that Tenant's normal business operations may be disturbed or interfered with during the period of construction due to loud noises, dust or other construction-related activities, Tenant's Base Monthly Rent and other amounts due under this Lease shall not be abated as a result of such construction and, during the period of construction on the Phase 1 Land or Phase 2 Land, Tenant shall continue to timely perform all of its obligations under the Lease then accruing. The preceding notwithstanding, Landlord shall exercise commercially reasonable efforts to minimize, to the extent practicable under the circumstances, any material interference that the construction on the Phase 1 Land or Phase 2 Land may have on Tenant's business operations in the Premises and the emission of dust while construction work is being performed and in no event shall such construction prevent 24/7 access to the Premises. Such commercially reasonable efforts, as such term is

used in the immediately preceding sentence, shall not require Landlord to undertake construction on weekends or evenings or require Landlord to install any soundproofing in the Building or institute dust control measures beyond those required by the City. Tenant hereby waives any right to terminate this Lease due to any such construction activities undertaken in accordance with the terms of this Lease with respect to construction on the Phase 1 Land or Phase 2 Land.

3. USE:

A. Permitted Uses:

Tenant shall use the Premises pursuant to applicable Laws (defined in Section 8.C below) for the following purposes only and shall not change the use of the Premises without the prior written consent of Landlord, which Landlord may withhold in its sole and absolute discretion: General office, software development and storage incidental thereto. Tenant shall use only the number of parking spaces allocated to Tenant under this Lease. All commercial trucks and delivery vehicles shall be (i) parked in the designated shipping and receiving areas shown on the Preliminary Site Plan, (ii) loaded and unloaded in a manner which does not interfere with the businesses of other occupants of the Project, and (iii) permitted to remain within the Project only so long as is reasonably necessary to complete the loading and unloading. Landlord makes no representation or warranty that any specific use of the Premises desired by Tenant is permitted pursuant to any Laws (as defined in Section 8.C below).

B. Uses Prohibited:

Tenant and Tenant's Agents shall not commit on any portion of the Project, any waste, nuisance, or other act or thing which may disturb the quiet enjoyment of any other tenant or user of the Project, nor allow any use of the Premises for an unlawful purpose or for any sale by auction. Tenant shall not (i) damage or overload the electrical, mechanical or plumbing systems of the Premises, (ii) attach, hang or suspend anything from the ceiling, walls or columns of the Building in excess of the load limits for which such ceiling, walls or columns are designed, or set any load on the floor in excess of the load limits for which such floors are designed, or (iii) generate dust, fumes or waste products which create a fire or health hazard or damage the Premises or any portion of the Project, including without limitation the soils or ground water in or around the Project. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature, or any waste materials, refuse, scrap or debris, shall be stored upon or permitted to remain on any portion of the Project outside of the Premises by Tenant or Tenant's Agents without Landlord's prior approval, which approval may be withheld in its sole and absolute discretion. Neither Tenant nor Tenant's Agents shall dispose of any waste materials, refuse, scrap, debris or garbage anywhere within the Project except in enclosed trash containers designated for that purpose by Landlord. Neither Tenant nor Tenant's Agents shall conduct any auction in, on or about the Project.

C. Advertisements and Signs:

Tenant shall not place or permit to be placed, in, upon or about the Premises or Project any signs not approved by the City and other governing authorities having jurisdiction. All signs placed within the Project by Tenant shall comply with all recorded documents affecting the Premises, and applicable Laws. Tenant shall not place or permit to be placed upon the Premises any signs, advertisements or notices visible from outside the Premises without the written consent of Landlord as to type, size, design, lettering, coloring and location, which consent will not be unreasonably withheld. Subject to the terms and conditions of this Section 3.C, so long as Tenant leases either (i) all of the rentable square footage of the Building, or (ii) all of the rentable square footage of one (1) Phase 2 building plus any square footage in the other Phase 2 building, then Tenant may install, at its sole cost and expense, not more than two (2) of its signs on the top of the Building. If at any time during the Lease Term Tenant does not lease all of the rentable square footage of the Building, and also does not lease all of the rentable square footage of one (1) Phase 2 building plus any square footage in the other Phase 2 building, then Tenant shall remove all of

its signage from the top of the Building and repair all damage caused by such removal not later than thirty (30) days after Landlord requests such removal except as provided in the next sentence. Notwithstanding the foregoing, during any period that Tenant leases at least fifty percent (50%) of the rentable square footage of the Building, Tenant shall be entitled to install and/or maintain one (1) sign on the top of the Building, subject to the other terms and conditions of this Section above relating to Tenant's signage.

Landlord agrees to exert commercially reasonable efforts to obtain City approval for one (1) sign monument for the Common Area within Phase 2 (the "**Phase 2 Monument**") prior to the Commencement Date. If Landlord is able to obtain City approval of the Phase 2 Monument, then promptly after obtaining such approval, Landlord shall cause, at its sole cost, the City approved Phase 2 Monument to be installed in the Common Area within Phase 2. If pursuant to this Lease and/or the Second Expansion Building Lease Landlord is able to obtain City approval for two (2) sign monuments for Phase 2, then there will be one monument dedicated to the Building and the other dedicated to the Second Expansion Building; however, at any time during the Lease Term that Tenant leases either (i) all of the rentable square footage of the Building, or (ii) all of the rentable square footage of one (1) Phase 2 building plus any square footage in the other Phase 2 building, Tenant shall have the right to all of the tenant signage space on both of the sign monuments. If, however, there are two (2) sign monuments for Phase 2, but Tenant does not lease all of the rentable square footage of the Building, and also does not lease all of the rentable square footage of one (1) Phase 2 building plus any square footage in the other Phase 2 building, then Tenant shall be entitled to use only Tenant's Allocable Share (i.e. in the proportion that the rentable square footage of the space leased by Tenant in the Building bears to the total rentable square footage of the Building) of the tenant signage space on the sign monument dedicated to the Building, and Tenant shall remove its excess signage from the sign monuments and repair all damage caused by such removal not later than thirty (30) days after Landlord requests such removal. If only one (1) sign monument is approved by the City for Phase 2, then at any time during the Lease Term that Tenant leases either (i) all of the rentable square footage of the Building, or (ii) all of the rentable square footage of one (1) Phase 2 building plus any square footage in the other Phase 2 building, Tenant shall have the right to all of the tenant signage space on such sign monument; but if at any time Tenant does not lease all of the rentable square footage of the Building, and also does not lease all of the rentable square footage of one (1) Phase 2 building plus any square footage in the other Phase 2 building, then Tenant shall only have the right to its Allocable Share of the tenant signage space on such sign monument (i.e. in the proportion that the rentable square footage of the space leased by Tenant in the Building bears to the total rentable square footage of the Phase 2 buildings), and Tenant shall remove its excess signage and repair any damage to the sign monument caused by such removal not later than thirty (30) days after Landlord requests such removal. Before installation of the Phase 2 Monument, Landlord shall provide drawings of them for Tenant's approval, such approval not to be unreasonably withheld, conditioned or delayed.

In addition, Tenant shall have the right subject to Landlord and the City's approval and the other terms and conditions of this Section 3.C to install an LED sign for Phase 2, similar to the one that Tenant installed for Phase 1 under the Existing Phase 1 Lease (the "**Phase 2 LED Sign**"), facing San Tomas Expressway. During any period that Tenant does not lease all of the rentable square footage of the Building, and also does not lease all of the rentable square footage of one (1) Phase 2 building plus any square footage in the other Phase 2 building, Landlord shall have the right take over the maintenance, repair and operation of the Phase 2 LED sign, the cost of which shall constitute a Reimbursable Operating Cost, and to grant a reasonable allotment of usage of such sign to Landlord and the other Phase 2 tenants. Except as provided in the immediately prior sentence, all costs associated with the Phase 2 LED Sign shall be paid for by Tenant.

Notwithstanding this Section 3.C above, but subject to the next sentence below, the Phase 2 LED Sign, and any sign placed in, upon or about the Premises (including without limitation

Tenant's rooftop signage and exterior Building address signage), and any sign of Tenant placed upon any Phase 2 sign monument dedicated to the Building, shall be removed by Tenant, at its sole cost, and any damage caused by such removal shall be repaired by Tenant, prior to the Expiration Date or sooner termination of the Lease (whichever is earlier). Notwithstanding the immediately prior sentence, Tenant shall not remove the Phase 2 LED Sign without Landlord's prior written approval, which Landlord may withhold in its sole and absolute discretion; provided, however, that Tenant may remove its name and logo on such sign. Following execution of this Lease by Landlord and Tenant and delivery to Landlord of evidence of insurance required of Tenant pursuant to Section 10 below, Tenant may install a temporary sign within the Common Area on Phase 2 announcing this site as the Tenant's new location, provided such signage does not interfere with any construction work on the Phase 2 Land, Tenant obtains the approval of the City and all other governmental authorities having jurisdiction, and the approval of Landlord and Landlord's General Contractor, and the signage is in a location acceptable to Landlord and Landlord's General Contractor (defined in Section 6.A). Such temporary sign shall be removed not later than the earlier to occur of (i) the date that rooftop signage has been installed by Tenant on the Building, or (ii) the Commencement Date. If any Tenant sign is not removed and damage thereby not repaired within the time required by this Section 3.C above, Landlord may do so at Tenant's expense, the cost of which shall be paid to Landlord not later than thirty (30) days after demand (which obligation shall survive expiration or sooner termination of this Lease).

D. Covenants, Conditions and Restrictions:

This Lease is subject to the effect of (i) any covenants, conditions, restrictions, easements, mortgages or deeds of trust, ground leases, rights of way of record and any other matters or documents of record, and (ii) any zoning laws of the city, county and state where the Building is situated (the matters described in this sentence being collectively referred to herein as "**Restrictions**"), and Tenant shall conform to and shall not violate the terms of any such Restrictions. Landlord shall have the right from time to time to encumber the Project with any and all public utility easements, private easements and covenants, conditions and restrictions required by the City or any other governmental authority in connection with the development or redevelopment of the Project or Phase 2 needed or desired by Landlord for the ownership, use and operation of the Project or Phase 2, provided that they do not materially and adversely affect Tenant's access to or use of the Premises, all of which shall constitute part of the Restrictions; and Tenant agrees that its rights under this Lease shall be subject and subordinate to all such Restrictions. Landlord shall have the right to change the size of any parcel comprising the Phase 2 Land, parcelize, subdivide and/or merge any parcels comprising the Phase 2 Land, without Tenant's approval, provided that such actions do not adversely affect Tenant's rights hereunder. Not later than ten (10) business days after request by Landlord, Tenant shall execute any documents reasonably required to evidence or effectuate Tenant's subordination and/or consent to the matters described in this Section above.

E. Sustainability Requirements:

As used in this Lease, "**Sustainability Requirements**" means any and all Laws relating to any "green building" or other environmental sustainability practices and requirements now or hereafter in effect or imposed by any governmental authority or applicable Laws from time to time. Without limiting the scope of any Sustainability Requirements that may be in effect from time to time, Tenant acknowledges that Sustainability Requirements may address whole-building or premises operations, construction issues, maintenance issues and other issues, including without limitation requirements relating to: chemical use; indoor air quality; energy and water efficiency; recycling programs; interior and exterior maintenance programs; systems upgrades to meet green or sustainable building energy, water, air quality, and lighting performance standards; construction methods and procedures; material purchases; disposal of garbage, trash, rubbish and other refuse and waste; and the use of proven energy and carbon reduction measures. Neither Tenant nor Tenant's Agents shall use or

operate the Premises in a manner that will cause any part of the Project to be in non-compliance with any Sustainability Requirements in effect from time to time.

4. TERM AND RENTAL:

A. **Term**:

The Lease term ("**Lease Term**") shall be for one hundred sixty eight (168) full calendar months (it being intended that if the Commencement Date occurs on a day other than the first (1st) day of a calendar month, then the Expiration Date shall be extended so that the Expiration Date occurs on the last day of the one hundred sixty eighth (168th) full calendar month following the Commencement Date), commencing on the later of (1) the Site Improvements Delivery Date (defined in Section 6.B below) or (2) eight (8) months after the Building Shell Delivery Date (defined in Section 6.B below) (the "**Commencement Date**"), and ending one hundred sixty eight (168) full calendar months thereafter (the date that the Lease Term, as extended pursuant to the terms and conditions of this Lease, expires being the "**Expiration Date**"), subject to Section 6.B below relating to Tenant Delays (as defined below) affecting the Commencement Date, and subject to extension or sooner termination as described in this Lease. Notwithstanding the Parties' agreement that the Lease Term begins on the Commencement Date, this Lease and all of the obligations of Landlord and Tenant shall be binding and in full force and effect from and after the Effective Date, excluding any obligation of Tenant to pay Base Monthly Rent or Tenant's Allocable Share of Reimbursable Operating Costs prior to the Commencement Date.

Once the expiration date under the Second Expansion Building Lease has been determined, if such expiration date extends beyond the then existing Expiration Date under this Lease, then the Expiration Date under this Lease shall be further extended to be coterminous with the original expiration date under the Second Expansion Building Lease (not taking into account any options to extend). Once a new Expiration Date as described in the immediately prior sentence has been determined, the Parties shall promptly thereafter confirm in writing the new Expiration Date and the Base Monthly Rent amount for each month of such extension period. If the Second Expansion Building Lease terminates before the original expiration date of the Second Expansion Building Lease has been determined, the Expiration Date under this Lease shall not be extended pursuant to this paragraph.

B. **Base Monthly Rent**:

In addition to all other sums payable by Tenant under this Lease, Tenant shall pay as base monthly rent ("**Base Monthly Rent**") for the Premises an amount equal to Three Dollars and Sixty Five Cents ($3.65) per rentable square foot (the "**Beginning Base Monthly Rent Rate**") of the Premises (measured in accordance with the BOMA standard described below), subject to adjustment as described in Section 2, Section 4.C, Section 6.A and in other provisions of this Lease, and subject to the abatement described in the next sentence and in Section 4.E below. Notwithstanding this paragraph above, Base Monthly Rent shall be abated for the first (1st) fifteen (15) full calendar months of the Lease Term. Notwithstanding that Base Monthly Rent for the first (1st) fifteen (15) full calendar months of the Lease Term is Zero Dollars ($0.00), due to the abatement described in the immediately prior sentence, or that there may be other periods of Base Monthly Rent abatement pursuant to other provisions of this Lease, Reimbursable Operating Costs and all other sums due under this Lease, other than abated Base Monthly Rent (but otherwise including without limitation management fees pursuant to Section 20.N, based on an assumed Base Monthly Rent in the amount that would be in effect but for such abatement) shall be due and payable monthly commencing on the Commencement Date. Base Monthly Rent shall be due in advance on the Commencement Date and thereafter on or before the first day of each calendar month during the Lease Term, subject to this paragraph below. All sums payable by Tenant under this Lease shall be paid to Landlord in lawful money of the United States of America, without offset or deduction and except as otherwise expressly provided in this Lease without prior notice or demand, at the address specified in Paragraph 7 of the Basic Lease Information Sheet or at such place or

places as may be designated in writing by Landlord after the Effective Date. Base Monthly Rent for any period less than a calendar month shall be a pro rata portion of the monthly installment based on the number of days in the partial calendar month; provided that if this Lease terminates due to Tenant's default, Tenant shall not be relieved of the obligation to pay future accruing rent, and the provisions of Section 14 shall control. Not later than ten (10) business days following the Building Shell Delivery Date, Tenant shall pay to Landlord the sum of Nine Hundred Eighty Thousand Two Hundred Twenty Nine Dollars and Forty Cents ($980,229.40) as a deposit to be applied on the Commencement Date against the Base Monthly Rent due for the first (1st) partial calendar month of the Lease Term (if the first month is a partial month) and Base Monthly Rent becoming due under this Lease thereafter, until applied in full.

Not later than thirty (30) days after the Building Shell Delivery Date, Landlord shall, at its cost, measure the rentable square footage of the Premises in accordance with ANSI/BOMA publication Z65.3-2009 Exterior Gross Area standards for a single tenant building, modified to include balconies, roof decks and 2-story lobbies, but specifically excluding mechanical or other non-occupiable penthouses on the roof, and driplines; provided however that (i) the planned Bridgeways (defined in Section 6.A below) shall not be included in the square footage of the Premises, and (ii) given the excessive size of the Roof Deck planned for the top of the Amenities Extension portion of the Building, (1) during any period that Tenant has the exclusive right to use the Roof Deck, only one-half (½) of the square footage of the Roof Deck shall be included as part of the rentable square footage of the Premises, and (2) during any period that Tenant does not have the right to exclusive use of the Roof Deck pursuant to this Lease and such use is on a shared basis with the other tenants of the Phase 2 buildings, only one-quarter (1/4) of the square footage of the Roof Deck shall be included as part of the rentable square footage of the Premises. Such measurement by Landlord shall identify the rentable square footage in each of the five (5) story office portion of the Building, the Amenities Extension, and the Roof Deck. Not later than sixty (60) days after Landlord notifies Tenant of the rentable square footage of the Premises determined pursuant to the prior sentence, Tenant shall have the right to re-measure the square footages of the Premises in accordance with the ANSI/BOMA publication described in the prior sentence, at Tenant's sole cost. The results of such re-measurement shall be provided to Landlord. If Tenant does not independently measure the Premises square footages and notify Landlord of any discrepancies between Landlord's and Tenant's measurements within sixty (60) days after Landlord notifies Tenant of the rentable square footages of the Premises determined by Landlord pursuant to this Section above, Landlord's determination of rentable square footages shall thereafter be conclusive upon the Parties and be the basis upon which Base Monthly Rent (and any other provisions of this Lease as to which the rentable square footage of all or any portion of the Premises is required to be calculated, except as expressly provided elsewhere in this Lease (for example, in the event of a partial taking of the Project as described in Section 17 below which results in the recalculation of Base Monthly Rent)). Notwithstanding Tenant's timely objection to Landlord's calculation of the Premises square footages, Tenant shall pay Base Monthly Rent in accordance with Landlord's computation, pending resolution of such dispute either by mutual agreement of the Parties or by arbitration pursuant to Section 20.E below; provided that upon resolution of the dispute, any overpayment of Base Monthly Rent made by Tenant shall be credited against the first Base Monthly Rent payments due thereafter until such overpayment has been credited in full, and any underpayment shall be paid by Tenant to Landlord not later than thirty (30) days after resolution of such dispute. No representation or warranty of any kind, express or implied, is given to Tenant with respect to the square footages or acreage of the Premises, Building or any other portion of the Project. Landlord shall have no liability to Tenant if the approximate square footages or acreage described in this Lease or determined by Landlord differs from the actual square footages and acreage.

C. Base Monthly Rent Adjustment:

Beginning on the first anniversary after the Commencement Date, and on every anniversary thereafter during the Lease Term (each, an "**Adjustment Date**"), the then-payable Base Monthly Rent for the Premises shall be increased to (i) on each of the first five (5) Adjustment Dates, an amount equal to one hundred three percent (103%) of the Base Monthly Rent in effect immediately before such adjustment (without regard to temporary abatements then in effect), (ii) on the sixth (6th) through tenth (10th) Adjustment Dates, an amount equal to one hundred two and one-half percent (102.5%) of the Base Monthly Rent in effect immediately before such adjustment (without regard to temporary abatements then in effect), and (iii) on the eleventh (11th) Adjustment Date and each Adjustment Date thereafter until the start of the first Option Term, an amount equal to one hundred two percent (102%) of the Base Monthly Rent in effect immediately before such adjustment (without regard to any temporary abatements then in effect).

D. Late Charge:

Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Monthly Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain. Such costs include but are not limited to: administrative, processing, accounting, and late charges which may be imposed on Landlord by the terms of any contract, revolving credit, mortgage, or trust deed covering the Premises. Accordingly, if any installment of Base Monthly Rent or other sum due from Tenant is not received by Landlord or Landlord's designee within five (5) days after it is due, Tenant shall pay to Landlord a late charge equal to four percent (4%) of such overdue amount, which late charge shall be due and payable on the same date that the overdue amount was due. The Parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant, excluding interest and attorneys fees and costs. If any Base Monthly Rent or other sum due from Tenant remains delinquent for a period in excess of thirty (30) days then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not paid when due at the Agreed Interest Rate (defined in Section 14.B) from the date such amount became due until paid. Acceptance by Landlord of such late charge or interest shall not constitute a waiver of Tenant's default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Base Monthly Rent, then the Base Monthly Rent, property management fees and Reimbursable Operating Costs shall automatically become due and payable quarterly in advance, rather than monthly, notwithstanding any provision of this Lease to the contrary, until Tenant has thereafter timely paid, on before the due date, Base Monthly Rent, Reimbursable Operating Costs and property management fees for a twelve (12) consecutive full calendar month period, at which time Base Monthly Rent, Reimbursable Operating Costs and property management fees shall revert back to being payable monthly (subject however to reverting to quarterly payment if thereafter a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Base Monthly Rent). In no event shall this provision for a late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any amount due under this Lease. Notwithstanding the foregoing, Tenant shall be entitled to one (1) written notice and five (5) day cure period each calendar year before the first late charge for such calendar year shall accrue. No notice or additional cure period shall be required or apply for the second or any subsequent late charge during the calendar year.

E. Additional Base Monthly Rent Abatement:

In addition to any other rent abatement hereunder, Tenant shall receive an additional abatement of Base Monthly Rent (the "**Additional Base Monthly Rent Abatement**") equal to the sum of (a) One Hundred Twenty Seven Thousand Five Hundred Dollars ($127,500.00) plus (b) the product of thirty five percent (35%) multiplied by (A) the product of

(1) the number of years of the Lease Term (prorated for partial years, and determined without regard to any Option extensions), multiplied by (2) the rentable square feet of the Premises (determined upon Substantial Completion of the Building Shell pursuant to Section 4.B above), multiplied by (3) One Dollar and Twenty Five Cents ($1.25), minus (B) Five Hundred Thousand Dollars ($500,000). For example, if the Lease Term is fourteen (14) years and the rentable square footage of the Premises is two hundred sixty eight thousand five hundred fifty six (268,556), then the Additional Base Monthly Rent Abatement shall initially be One Million Five Hundred Ninety Seven Thousand Four Hundred Six Dollars ($1,597,406.00) (i.e., $127,500 + (35% x ($4,699,730.00 - $500,000))). The initial Additional Base Monthly Rent Abatement shall be based on an assumed Lease Term equal to fourteen (14) years and a rentable square footage of two hundred sixty eight thousand five hundred fifty six (268,556), and shall be applied to the Base Monthly Rent due commencing on the beginning of the sixteenth (16th) full calendar month of the Lease Term and thereafter during each consecutive month during the Lease Term until fully applied. When the Lease Term (prorated for partial years, and determined without regard to any Option extensions) and rentable square footage of the Premises are determined upon Substantial Completion of the Building Shell pursuant to Section 4.B above, the Additional Base Monthly Rent Abatement shall be recalculated at that time, and the Parties shall promptly confirm in writing the recalculated Additional Base Monthly Rent Abatement due hereunder. If the Additional Base Monthly Rent Abatement already received by Tenant as of such recalculation is more than the actual amount determined pursuant to the sentence immediately above, then such excess amount shall be paid by Tenant to Landlord not later than ten (10) business days after the recalculated amount has been determined. If the Additional Base Monthly Rent Abatement already received by Tenant is less than the recalculated amount determined pursuant this paragraph above, then any Additional Base Monthly Rent Abatement due to Tenant shall be applied to Base Monthly Rent next coming due under the Lease until exhausted. In addition, if the Lease term is further extended to be co-terminus with the lease term for the Second Expansion Building Lease, then the Additional Base Monthly Rent Abatement shall again be recalculated at that time, the Parties shall promptly confirm in writing the recalculated Additional Base Monthly Rent Abatement due hereunder, and any Additional Base Monthly Rent Abatement due to Tenant shall be applied to Base Monthly Rent next coming due under the Lease until exhausted.

5. **[Intentionally Deleted]**

6. **CONSTRUCTION:**

A. Landlord's Work:

Landlord shall cause the Building to be constructed to the warm shell condition described on Exhibit C attached hereto, to LEED Gold equivalent, and fully compliant with all Laws and building codes then applicable to the Building Shell (the Building in such condition being the "**Building Shell**") by Devcon Construction. Landlord does not currently intend to obtain LEED Gold certification of the Building Shell. However, if, not later than ninety (90) days after the Effective Date, Tenant requests that Landlord obtain LEED Gold certification of the Building Shell, Landlord agrees to obtain such certification at Tenant's sole cost following Substantial Completion of the Building Shell, which cost shall be reimbursed to Landlord not later than thirty (30) days after Landlord requests payment from Tenant, which request shall include invoices reasonably evidencing such costs. If Tenant fails to deliver notice that it desires that Landlord obtain LEED Gold certification of the Building Shall within the ninety (90) day period required in the immediately prior sentence, Landlord shall not be obligated to obtain LEED Gold certification of the Building Shell.

The Building Shell shall be constructed in accordance with plans and guideline specifications which are acceptable to Landlord, and approved by Tenant to the extent subject to Tenant approval as described in this Section 6.A below (such approval not to be unreasonably withheld, conditioned or delayed), to be prepared by Arc Tec ("**Landlord's Architect**") the

reference sheets of which shall be attached to this Lease when prepared as Exhibit D ("**Shell Plans**"), which shall incorporate all of the warm shell components described on Exhibit C attached hereto and contain sufficient detail to make application with the City or County for design review. Not later than seven (7) business days after the Building Shell plans and guideline specifications are made available to Tenant for Tenant's review, Tenant shall deliver written notice to Landlord advising whether Tenant approves them, or if not approved setting forth the reasons for Tenant's disapproval in sufficient detail to enable Landlord to evaluate and respond to Tenant's concerns, and any failure to so notify Landlord within this seven (7) business day period shall be deemed disapproval by Tenant; provided, however that if after such seven (7) business day period Landlord delivers written notice to Tenant requesting consent to the proposed Building Shell plans and guideline specifications, and such notice states that if Tenant does not notify Landlord in writing whether Tenant approves or disapproves such proposed Building Shell plans and guideline specification (and if disapproved stating the reasons for disapproval in sufficient detail to enable Landlord to evaluate and respond to Tenant's concerns), then if Tenant fails to so respond to Landlord within two (2) business days after delivery of Landlord's notice to Tenant, Tenant shall be deemed to have consented to Landlord's proposed Building Shell plans and guideline specifications.

Landlord shall also cause the Phase 2 Parking Structure and other exterior Common Area on the Phase 2 Land necessary for reasonable access to and from the Premises and for parking (the "**Premises Site Improvements**") to be constructed by Landlord's General Contractor, in accordance with Premises Site Improvements plans and guideline specifications which are acceptable to Landlord, and approved by Tenant to the extent subject to Tenant approval as described in this Section 6.A below (such approval not to be unreasonably withheld, conditioned or delayed), to be prepared by Landlord's Architect, the reference sheets of which shall be attached to this Lease when prepared as Exhibit E ("**Premises Site Improvements Plans**"), which shall contain sufficient detail to make application with the City or County for design review. Not later than seven (7) business days after the Premises Site Improvements plans and guideline specifications are made available to Tenant for Tenant's review, Tenant shall deliver written notice to Landlord advising whether Tenant approves them, or if not approved setting forth the reasons for Tenant's disapproval in sufficient detail to enable Landlord to evaluate and respond to Tenant's concerns, and any failure to so notify Landlord within this seven (7) business day period shall be deemed disapproval by Tenant; provided, however that if after such seven (7) business day period Landlord delivers written notice to Tenant requesting consent to the proposed Premises Site Improvements plans and guideline specifications, and such notice states that if Tenant does not notify Landlord in writing whether Tenant approves or disapproves such proposed Premises Site Improvements plans and guideline specification (and if disapproved stating the reasons for disapproval in sufficient detail to enable Landlord to evaluate and respond to Tenant's concerns), then if Tenant fails to so respond to Landlord within two (2) business days after delivery of Landlord's notice to Tenant, Tenant shall be deemed to have consented to the proposed Premises Site Improvements plans and guideline specifications.

For any Tenant requested changes to the plans and guideline specifications for the Building Shell or Premises Site Improvements pursuant to the two (2) paragraphs of this Section 6.A immediately above that would affect any structural components of such improvements, Landlord may withhold its approval of such changes in Landlord's sole and absolute discretion; but if such requested changes do not affect the structural components of such improvement then Landlord's approval shall not be unreasonably withheld, except however as it relates to the Bridgeways (Tenant's approval rights as it relates to the Bridgeways being more particularly described below). Once the Shell Plans and the Premises Site Improvements Plans have been approved by Landlord and Tenant pursuant to this Section 6.A above, Tenant shall not have the right to request any changes to the Building Shell or Premises Site Improvements

except for TRCs in accordance with this Section 6.A below.

Landlord shall use commercially reasonable efforts to obtain all approvals and permits necessary for the construction of the Building Shell and Premises Site Improvements from the City, County and other governmental authorities having jurisdiction, to the extent such approvals and permits have not been obtained as of the Effective Date, as soon as possible following the Effective Date, and upon receiving such approvals and permits to thereafter cause Landlord's General Contractor to Substantially Complete the Building Shell and Premises Site Improvements in good and workmanlike manner and in full compliance with all Laws then in effect. As part of Landlord's efforts to obtain all of the entitlements and permits required for the construction of the Building Shell and Premises Site Improvements, Landlord will use commercially reasonable efforts to obtain approval from the City, County and other governmental authorities having jurisdiction of above-grade bridgeways between the two (2) buildings located on the Phase 1 Land as of the Effective Date (the "**Existing Phase 1 Buildings**") with an extension over Lawson Lane to the planned Roof Deck to be located on the Amenities Extension, as generally as shown and described on Exhibit J attached hereto (the "**Bridgeways**"). Attached hereto as Exhibit J is an architectural rendering of the contemplated Bridgeways setting forth certain design aspects relating to the Bridgeways as depicted on Exhibit J, which has been approved by Landlord and Tenant. As depicted on Exhibit J, the Bridgeways would be uncovered and would be designed and constructed with the materials as noted on Exhibit J. Prior to the date that any plans relating to the Bridgeways are submitted to the City or County for review, Tenant shall have the right to provide input on the Bridgeways as part of its Building Shell plans review pursuant to this Section 6.A above, but design details for the Bridgeways shall be determined in Landlord's sole and absolute discretion provided such design is generally consistent with the Bridgeways as depicted and described on Exhibit J or is a logical evolution of what is depicted and described on Exhibit J. Once the Bridgeways have been approved by the City and County, Tenant shall have the right to request changes to the Bridgeways as TRCs in accordance with this Section 6.A below.

If a second Phase 2 building is constructed in a manner that provides access from the second building to the Roof Deck on the Building (which Landlord shall have the right to do), then the second building will also have indirect access to the Bridgeways from the Roof Deck, and, to the extent Landlord does not block access to any portion of the Bridgeways as described below, Tenant shall not block any access from the second building to the Bridgeways. Tenant acknowledges that there is no assurance that all governmental approvals necessary for the construction of the Bridgeways can or will be obtained. In no event shall Landlord have any liability to Tenant under this Lease if all governmental approvals necessary for the construction of the Bridgeways are not obtained, with the sole exception that if construction of the Bridgeways does not occur for any reason, then the Beginning Base Monthly Rent Rate shall be reduced from Three Dollars and Sixty Five Cents ($3.65) per rentable square foot to Three Dollars and Fifty Five Cents (3.55) per rentable square foot of the Premises, including the Amenities Extension. If the Bridgeways are constructed by Landlord, it shall be constructed by Landlord's General Contractor as part of the Building Shell at Landlord's sole cost and expense and in a good and workmanlike manner and in full compliance with all Laws then in effect. Once constructed by Landlord, Tenant shall be solely responsible for cleaning, maintaining in good condition, order and repair, and repairing when necessary the Bridgeways, at Tenant's sole cost and expense, except for punch list items and deficiencies covered by the general contractor's one (1) year warranty described in Section 6.C below (as to which warranty Landlord agrees to use commercially reasonably efforts to enforce following receipt of notice from Tenant of punchlist items or other defects, as described in Section 6.C), and except as provided in Sections 9.A and 16 and this Section 6.A below. Tenant acknowledges and agrees that if at any time Tenant is not a tenant of any of the buildings served by any portion of the Bridgeways, Landlord shall have the right (but not the obligation) to block access over the Bridgeways to the buildings or space not leased by Tenant, in any manner reasonably desired by

Landlord so long as Landlord does not block Tenant's access between the buildings served by the Bridgeways which are still leased by Tenant, and in such event, in addition to Landlord's obligations set forth in Section 9.A and 16 below, Landlord shall be responsible for cleaning, maintaining in good condition, order and repair, and repairing when necessary, that portion of the Bridgeways as to which Landlord has blocked Tenant's access, at no cost to Tenant (other than Tenant's Allocable Share of the cost of cleaning of exterior glass (if any), insurance costs and deductibles as described in Section 9.B, utility costs as described in Section 12 below or as provided in Section 16 below). If the Bridgeways are constructed, Tenant shall not have the right to make alterations to the Bridgeways, except as TRCs (defined below) pursuant to this Section 6.A below. During any period when Tenant leases all of the rentable square footage of the Phase 1 buildings, all of the rentable square footage of one (1) Phase 2 building, plus any square footage in the other Phase 2 building, Tenant shall have the right to install Tenant signage on the Bridgeways, subject to all applicable Laws, Landlord's prior written approval (Landlord's approval not to be unreasonably withheld, conditioned or delayed), and the other provisions of this Lease relating to signage.

Following Landlord's and Tenant's approval of the Shell Plans pursuant to this Section 6.A above (which Shell Plans will include the Bridgeways, but with respect to the Bridgeways Tenant's input and approval rights shall be limited as described in this Section 6.A), Tenant shall have the right at any time within the time allowed by the next three (3) sentences (but not thereafter) to request changes to the Shell Plans (provided that such changes are consistent with and are logical evolutions of the Shell Plans previously approved by Landlord, and approved by Tenant to the extent Tenant has approval rights) (each such Tenant-requested change to the Shell Plans, which is requested within the applicable time allowed by the next three (3) sentences, being referred to herein as a "**Tenant Requested Change**" or "**TRC**"), by delivering to Landlord written request for such TRC accompanied by specifications and other details needed for Landlord to evaluate Tenant's request, and for such TRC to be incorporated into the Shell Plans if Landlord consents to such TRC. Any TRC request relating to the Bridgeways must be submitted by Tenant to Landlord not earlier than the date the Bridgeways have been approved by the City and County and not later than ninety (90) days after the City and County have approved the Bridgeways. Any TRC request relating to any exterior aspects of the Building Shell (not including the Bridgeways) must be submitted by Tenant to Landlord prior to the date that the Shell Plans are initially submitted to the City or County for design review. Any TRC relating to the interior of the Building Shell (not including Bridgeways) must be submitted by Tenant to Landlord prior to the date that Landlord submits its initial application for a building permit for the Building Shell to the City or County. Any TRC (which may include, without limitation, a request to expand the roof screen area) shall be subject to Landlord's approval, not to be unreasonably withheld, conditioned or delayed, except if the TRC affects the structural components of any of the improvements, in which case Landlord may withhold approval in its sole and absolute discretion. If a TRC is approved by Landlord, Landlord shall notify Tenant in writing of its approval, and if Landlord estimates that such TRC will cause an increase in cost or time to complete Landlord's work such notice shall also include Landlord's good faith estimate (each a "**TRC Estimate**") of the following, to the extent applicable of: (i) the increase in cost to design, obtain required governmental approvals for, and construct the Building Shell and Premises Site Improvements relating to the TRC, and (ii) the increase in days to design, obtain required governmental approvals for, and construct the Building Shell and Premises Site Improvements relating to the TRC. Not later than five (5) business days after receipt of a TRC Estimate, Tenant shall either approve ("**TRC Approval**") or disapprove ("**TRC Disapproval**") the TRC Estimate in writing to Landlord. If Tenant timely delivers a TRC Disapproval, Tenant shall be deemed to have elected not to proceed with the TRC for which the TRC Disapproval was delivered. With respect to TRC Approvals (A) the actual increase in costs for the TRCs (net of all actual decreases in costs) shall be paid by Tenant to Landlord by (I) deducting the increased cost from the Work Allowance and/or (II) paying such

increased cost to Landlord (the manner of payment described in (I) and (II) of this sentence to be selected by Tenant and designated in its TRC Approvals, provided that the entire increased cost must be paid by Tenant), and (B) the actual increase in days (net of all other TRC Approval actual decreases in days) shall constitute Tenant Delay (as defined below). If Tenant fails to notify Landlord of the manner of payment selected by Tenant for the increased costs for the TRCs within five (5) business days after the TRC Estimate is delivered to Tenant, Tenant shall be deemed to have elected to pay for such increased costs by deducting the increased costs from the Work Allowance in accordance with item (I) of the immediately preceding sentence. If Tenant elects to pay for all or any portion of the TRC Approval net cost increases directly to Landlord, such payment shall be made not later than thirty (30) days after the net increase in cost based on the TRC Estimates has been determined (and Tenant has been provided an invoice); and if the actual costs incurred are more or less than the estimate any overpayment shall be returned to Tenant, and any underpayment shall be paid by Tenant to Landlord, not later than thirty (30) days after such actual costs have been determined (and Tenant has been provided an invoice). Tenant's failure to respond to Landlord with a written approval or disapproval of a TRC Estimate within five (5) business days after the TRC Estimate was received by Tenant shall be deemed to be a TRC Approval of such TRC Estimate by Tenant.

The Building Shell shall be deemed substantially complete ("**Substantially Complete**", "**Substantially Completed**" or "**Substantial Completion**") when: (i) the Building Shell has been completed substantially in accordance with the Shell Plans, as evidenced by a final inspection, temporary certificate of occupancy or equivalent approval by the appropriate governmental authority to the extent a final inspection, temporary certificate of occupancy or equivalent is required by Laws and the City will perform a final inspection, grant a temporary certificate of occupancy or grant equivalent approval without the Tenant Improvements or Premises Site Improvements having been Substantially Completed, and (ii) the Landlord's Architect has certified that the Building Shell has been completed substantially in accordance with the Shell Plans; except in both cases for punch list type items that would not prevent Tenant from occupying the Premises for the conduct of its business in the Premises once the Tenant Improvements and Premises Site Improvements are Substantially Completed. The Premises Site Improvements shall be deemed substantially complete ("**Substantially Complete**", "**Substantially Completed**" or "**Substantial Completion**") when: (i) the Premises Site Improvements have been completed substantially in accordance with the Premises Site Improvements Plans, as evidenced by a final inspection, temporary certificate of occupancy or its equivalent by the appropriate governmental authority, to the extent such final inspection, temporary certificate of occupancy or its equivalent would be legally required for occupancy of the Premises once the Tenant Improvements described below have been completed, or if such final inspection, temporary certificate of occupancy or its equivalent is not required for such occupancy, then (ii) when the Landlord's Architect has certified that the Premises Site Improvements have been completed substantially in accordance with the Premises Site Improvements Plans; except in either case for punch list type items that would not prevent Tenant from occupying the Premises for the conduct of its business therein once the Tenant Improvements have been Substantially Completed.

B. Delivery of Building Shell and Premises Site Improvements; Delivery Date:

Landlord shall deliver possession of the Building Shell to Tenant when it is Substantially Completed and the Premises Site Improvements have been completed to the stage at which Tenant and its contractors will have sufficient access and parking on Phase 2 to construct the Tenant Improvements. Landlord shall deliver the Premises Site Improvements to Tenant upon Substantial Completion thereof. Landlord shall exert commercially reasonable efforts to deliver possession of the Building Shell (and the Bridgeways if fully approved by all governmental authorities having jurisdiction) to Tenant Substantially Complete, with the Premises Site

Improvements completed to the stage at which Tenant and its contractors will have sufficient access and parking on Phase 2 to construct the Tenant Improvements (such date of delivery being the "**Building Shell Delivery Date**"), not later than five hundred seventy (570) days after the date that building permits for the Building Shell (and Bridgeways, if Bridgeways are approved by all governmental authorities having jurisdiction) and Premises Site Improvements have been issued by all governmental authorities having jurisdiction (the "**Building Shell Target Delivery Date**") for the purpose of allowing Tenant to commence construction of the Tenant Improvements. The Premises Site Improvements shall be delivered to Tenant Substantially Complete not later than the date (such date being the "**Premises Site Improvements Target Delivery Date**") that the Tenant Improvements have been completed and a certificate of occupancy or other governmental authorization for the occupancy of the Premises either is issued by the City with respect thereto or otherwise would be obtainable from the City but for Landlord's failure to Substantially Complete those Premises Site Improvements required by the City to be completed for the issuance of such occupancy approval. The date that Landlord delivers the Premises Site Improvements to Tenant Substantially Complete pursuant to this Section 6.A is referred to in this Lease as the "**Site Improvements Delivery Date**". As used in this Lease, "**Phase 2A Delivery Date**" shall mean the date that is the later to occur of the Building Shell Delivery Date or the Site Improvements Delivery Date.

From and after the Building Shell Delivery Date, Tenant shall pay for all utilities and other services provided to the Premises, except for any utilities and services consumed by Landlord or Landlord's agents in connection with construction of the Premises Site Improvements. From and after the Commencement Date, Tenant shall pay Tenant's Allocable Share of all Reimbursable Operating Costs and the property management fee described in Section 20.N below. Prior to the Building Shell Delivery Date, Landlord shall pay for all utilities and other services provided to the Premises, which costs shall not be included in Reimbursable Operating Costs or otherwise subject to reimbursement from Tenant.

Except as otherwise expressly provided in this Lease, Landlord shall not be liable for any damage or loss incurred by Tenant for Landlord's failure for whatever cause to deliver possession of the Building Shell or Premises Site Improvement by the Building Shell Target Delivery Date, the Premises Site Improvements Target Delivery Date, the Outside Delivery Date (defined below) or any other date, nor shall this Lease be void or voidable on account of such failure to deliver or delay in delivery of possession of the Building Shell or Premises Site Improvements; provided that if the Phase 2A Delivery Date does not occur by the date that is ninety (90) days after the Building Shell Target Delivery Date (the "**Outside Delivery Date**"), then in addition to any other Base Monthly Rent abatement granted in other Sections of this Lease, the date that Tenant is otherwise obligated to commence payment of Base Monthly Rent shall be delayed one day for each day that the Phase 2A Delivery Date is delayed beyond the Outside Delivery Date, but in no event for more than ninety (90) days (such period of delay, not to exceed ninety (90) days, being the "**Free Base Monthly Rent Period**"). In addition, if the Phase 2A Delivery Date does not occur by the date that is three hundred thirty (330) days after the Building Shell Target Delivery Date (the "**Outside Delivery Termination Date**") then Tenant shall have the right to terminate this Lease without penalty or further obligation (other than with respect to obligations already accrued or which this Lease expressly states survives termination), by delivering written notice of termination to Landlord on or after the Outside Delivery Termination Date but prior to the Phase 2A Delivery Date, and upon such termination Landlord shall return to Tenant any prepaid Rent. Notwithstanding anything contained herein to the contrary, if the building permits for the Building Shell and Premises Site Improvements (not including the Bridgeways, however) have not been issued by all governmental authorities having jurisdiction by end of day on March 1, 2019 "**Outside Permit Date**"), then as Tenant's sole remedy, Tenant shall have the right to terminate this Lease, without penalty or further obligation (other than with respect to obligations already accrued or which this Lease expressly states survives termination), by delivering written notice of termination to Landlord within three (3)

business days after the Outside Permit Date, and upon such termination Landlord shall return to Tenant any prepaid Rent. If Tenant fails to deliver a termination notice to Landlord within the three (3) business day period described in the immediately prior sentence, Tenant shall have no further right to terminate this Lease pursuant to the immediately prior sentence. In no event shall Tenant have the right to terminate this Lease if permits are not obtained for the Bridgeways. Except for Tenant's termination right set forth in this paragraph above, notwithstanding any other provision of this Lease to the contrary, in no event shall Landlord shall have any liability to Tenant if Landlord does not obtain all permits necessary for the Building Shall and Premises Site Improvements. Landlord shall (i) notify Tenant when the building permits for the Building Shell and Premises Site Improvements have been issued by all governmental authorities, and (ii) upon request from Tenant, provide Tenant with information relating to the status of the permits for the Building Shell and Premises Site Improvements.

Any prevention, delay or stoppage due to strikes, lockouts, inclement weather, labor disputes, inability to obtain labor, materials, fuel or reasonable substitutes therefor, governmental restrictions, regulations, controls, civil commotion, fire or other act of God, Tenant Delays (defined below) and other causes beyond the reasonable control of Landlord (except Landlord's financial inability) (collectively, "**Force Majeure Events**") shall extend the Building Shell Target Delivery Date and Outside Delivery Date, by a period equal to the period of any said prevention, delay or stoppage; except however that in no event shall the Outside Delivery Termination Date be extended for a period of more than one hundred eighty (180) days due to Force Majeure Events that are not Tenant Delays. As used in this Lease, a "**Tenant Delay**" shall mean any delay in Substantial Completion of the Building Shell or the Premises Site Improvements or the Phase 2A Delivery Date as a result of any of the following: (i) any TRCs which constitute a Tenant Delay as described in Section 6.A, (ii) any other changes to any plans, materials, components or finishes requested by Tenant (other than TRCs described in (i) immediately above) which delay the progress of Landlord's work (but with no obligation on the part of Landlord to agree to any request for changes not timely made by Tenant as TRCs pursuant to Section 6.A), and (iii) any other delay in Substantial Completion of the Building Shell or Premises Site Improvements or the Phase 2A Delivery Date caused by Tenant or Tenant's Agents. Notwithstanding anything to the contrary set forth in this Lease, and regardless of the actual date the Building Shell and Premises Site Improvements are Substantially Completed or the Phase 2A Delivery Date occurs, the Commencement Date shall be deemed to be the date the Commencement Date would have occurred if no Tenant Delay had occurred as reasonably determined by Landlord. In addition, if a Tenant Delay results in an increase in the cost of labor or materials, Tenant shall pay the cost of such increases not later than thirty (30) days after demand for payment and invoices reasonably evidencing such increased costs are delivered to Tenant. Notwithstanding the foregoing, no delay (except for a TRC, any other change order requested by Tenant in writing, or Tenant's unreasonable disapproval, delay or conditioning of any consent to the extent Tenant's approval is expressly required by this Lease) shall be a Tenant Delay unless Landlord advises Tenant in writing of such delay and Tenant fails to cure such delay within two (2) business days after receipt of such written notice.

C. Walk-through Inspection and Acceptance Agreement:

Not later than thirty (30) days after Landlord delivers possession of the Building Shell to Tenant, and not later than thirty (30) days after Landlord delivers the Premises Site Improvements to Tenant, Landlord and Tenant shall conduct a walk-through inspection of such improvements, and provided that such improvements have been Substantially Completed (subject only to completion of Punch List Items (defined below) in accordance with the Shell Plans and the Premises Site Improvements Plans, as applicable, Landlord and Tenant shall together execute an acceptance agreement of such improvements in substantially the form attached hereto as Exhibit F, subject to prompt completion by Landlord's General Contractor of such Punch List Items specified in such statement as do not

materially impair Tenant's use of the Premises for the commencement of the Tenant Improvements (the "**Punch List Items**"). Tenant's obligation to pay Base Monthly Rent and additional rent shall not be excused or delayed because of Tenant's failure to execute or delay in executing any such acceptance agreement if the Building Shell and Premises Site Improvements have been Substantially Completed. In addition, Landlord shall use commercially reasonable efforts to cause Landlord's General Contractor to promptly correct any construction defect or other punch list item which Tenant brings to Landlord's or Landlord's General Contractor's attention within the one (1) year warranty period described below to the extent such defect or punch list item is covered by such warranty. All such work shall be performed so as to reasonably minimize the interruption to Tenant and its activities on the Premises. Landlord's General Contractor shall provide a standard contractor's warranty with respect to the Building Shell and the Premises Site Improvements for one (1) year from Substantial Completion of all such improvements. Such warranty shall exclude routine maintenance, damage caused by negligence or misuse by Tenant or Tenant's Agents, and acts of God. Landlord makes no express or implied warranty with respect to the construction of the Building Shell, Premises Site Improvements or other Project improvements.

Except as otherwise expressly provided in this Lease, the Premises shall be delivered to Tenant, and Tenant shall accept such delivery, in its then "AS IS, WITH ALL FAULTS" condition, without representation or warranty of any kind, express or implied, other than any which may be expressly contained in this Lease, and with no obligation on the part of Landlord to perform any other work (other than such work as this Lease expressly states must be performed by Landlord during the Lease Term).

D. Tenant Improvement Construction:

Landlord shall have no obligation to perform tenant improvement work with respect to the Premises. All initial tenant improvements which Tenant desires to install in the Building (the "**Tenant Improvements**") shall be constructed by Tenant in accordance with plans and specification reasonably approved by Landlord and the requirements of this Section 6.D and Article 8 below, at Tenant's sole cost, subject to Landlord's obligation to provide a Work Allowance pursuant to Section 6.E below. When Tenant's final plans and specifications for the Tenant Improvements have been approved by Landlord and the City, such plans and specifications (the "**Tenant Improvements Plans**") shall be identified in an exhibit which shall be attached to this Lease as Exhibit G. The Tenant Improvements Plans shall incorporate all details and work necessary for the issuance of building permits for the Tenant Improvements, and for the issuance of a certificate of occupancy or other governmental authorization for the occupancy of the Premises once the Tenant Improvements have been completed, including without limitation all floor coverings, adequate lighting, and adequate electrical and mechanical distributions. Tenant shall have the right, at Tenant's sole discretion, to bid the construction of the Tenant Improvements to three (3) general contractors inclusive of the Landlord's General Contractor. The architect and general contractor involved in the design and construction of the Tenant Improvements shall be subject to Landlord's prior written approval, not to be unreasonably withheld, conditioned or delayed. All Tenant Improvements shall be constructed by Tenant in accordance with the plans and specification approved by Landlord (not to be unreasonably withheld, conditioned or delayed), and shall be consistent with Class A construction and quality, provided however, that the foregoing shall not require Tenant to comply with any particular LEED or similar voluntary green building certification except to the extent required by the City or any other governmental authority having jurisdiction, but in no event shall any Tenant Improvements or other Alterations performed by Tenant adversely affect the Building Shell's LEED Gold equivalence or any LEED certification that Landlord may obtain for the Building Shell. All Tenant Improvements are subject to Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The process for approval and disapproval of Tenant's plans and specifications for the Tenant Improvements is additionally described in Section 8.A below. Prior to commencement of the Tenant

Improvements, Tenant shall deliver to Landlord evidence reasonably satisfactory to Landlord of the insurance required of Tenant and its contractors. All Tenant Improvements shall be completed not later than eighteen (18) months after the Commencement Date, subject to extension for any prevention, delay or stoppage due to strikes, lockouts, inclement weather, labor disputes, inability to obtain labor, materials, fuel or reasonable substitutes therefor, governmental restrictions, regulations, controls, civil commotion, fire or other act of God, and other causes beyond the reasonable control of Tenant (except Tenant's financial inability) ("**Tenant's Force Majeure Events**").

The Tenant Improvements shall not be removed or altered by Tenant except as provided in Section 7.A and Article 8 below. Tenant shall have the right to depreciate and claim and collect any investment tax credits for the Tenant Improvements during the Lease Term to the extent paid for by sources other than the Work Allowance. Landlord shall retain all rights to depreciate or claim tax credits to the extent of the Work Allowance paid by Landlord. Upon expiration of the Lease Term or any earlier termination of the Lease, the Tenant Improvements shall become the property of Landlord and shall remain upon and be surrendered with the Premises, and title thereto shall automatically vest in Landlord without any payment therefore, except to the extent Tenant is required to remove them pursuant to other provisions of this Lease.

E. **Tenant Improvement Costs:**

Landlord agrees to provide Tenant a work allowance to be utilized by Tenant in accordance with this Lease for the hard and soft costs of the design (but not Tenant's initial space planning), permitting, management, planning (but not Tenant's initial space planning) and construction of the Tenant Improvements, in an amount equal to Sixty Three Dollars ($63) per total rentable square foot of Premises (measured as described in Section 4.B above) (the "**Work Allowance**"), subject to this Section 6.E below. When the rentable square footage of the Premises has been determined pursuant to Section 4.A above, the Parties shall confirm in writing the amount of the Work Allowance.

Tenant shall also have the right to increase the Work Allowance by an amount not to exceed Thirty Dollars ($30) per rentable square foot of Premises, by delivering written notice of such election stating the amount of increase it wants (the "**Allowance Increase Notice**"), not later than one hundred twenty (120) days after the Building Shell Delivery Date (the "**Additional Allowance Election Period**"). If Tenant fails to deliver the Allowance Increase Notice to Landlord within the Additional Allowance Election Period, the Work Allowance shall not be increased. If, however, Tenant does deliver the Allowance Increase Notice to Landlord within the Additional Allowance Election Period, then the Work Allowance shall be increased by the amount specified by Tenant, but in no event by more than Thirty Dollars ($30) per rentable square foot of the Premises. The amount by which the Work Allowance is increased pursuant to this paragraph above is referred to in this Lease as the "**Work Allowance Increase**". If the Work Allowance is increased by Tenant pursuant to this Section 6.E above, then as consideration for Landlord providing such Work Allowance Increase to Tenant, the amount of the Work Allowance Increase provided by Landlord shall be amortized on a monthly basis over all full calendar months of the Initial Lease Term with an interest rate thereon of seven percent (7%) per annum, and each such monthly payment of amortization and interest (collectively, the "**Amortization Rent**") shall be paid by Tenant to Landlord as additional rent, commencing on the first day of the first (1st) full calendar month of the Lease Term, notwithstanding the fifteen (15) months of abatement described in Section 4.B above or any other abatement period under this Lease, and continuing on the first (1st) day of each calendar month thereafter throughout the remaining Initial Lease Term. For illustration purposes, if Tenant timely elects to increase the Work Allowance by Twenty Dollars ($20), and the Initial Lease Term is one hundred sixty eight (168) full calendar months, then the Amortization Rent shall be Nineteen Cents ($0.19) per rentable square foot of Premises per month. If this Lease terminates for any reason before the expiration of the Initial Lease Term, the unpaid Amortization Rent which

has not been paid by Tenant to Landlord as of the termination date pursuant to the foregoing provisions of this Section 6.E shall become immediately due and payable as unpaid rent which has been earned as of such termination date and Landlord shall be entitled to the immediate payment of such Amortization Rent. Amortization Rent shall not be subject to proration, abatement or reduction for any reason, notwithstanding any proration, abatement or reduction for Base Monthly Rent or any other amount due under this Lease for any reason.

Tenant shall pay all costs associated with the Tenant Improvements, subject to Landlord's obligation to provide the Work Allowance pursuant to this Section 6.E. The cost of the Tenant Improvements for which the Work Allowance may be utilized by Tenant ("**Work Allowance Costs**") shall consist of only the following to the extent actually incurred or paid by Tenant in connection with the design (but not Tenant's initial space planning), permitting, management, planning (but not Tenant's initial space planning) and construction of the Tenant Improvements to its unaffiliated third party general contractor ("**Tenant's General Contractor**"), architects, designers and suppliers for the Tenant Improvements; the fees of Tenant's General Contractor, architects, designers, project managers and suppliers; materials, labor and other construction costs; governmental permit fees, construction taxes or other costs imposed by governmental authorities related to the Tenant Improvements. In no event shall the Work Allowance be used for Tenant's furniture, trade fixtures, telephone and other office equipment, personal property, or cabling/wiring/telecommunication costs. The Work Allowance shall be paid by Landlord to the third parties entitled to payment in accordance with this Section 6.E below. Until final determination of the rentable square footage of the Premises pursuant to Section 4.A above, the Work Allowance shall be computed and disbursed based on an assumed rentable square footage of two hundred sixty eight thousand five hundred fifty six (268,556). Upon final determination of the rentable square footage of the Premises pursuant to Section 4.A above, the total Work Allowance and amount of prior disbursements shall be recomputed based on such final rentable square footage, and in such event (i) any overpayments of Landlord's share of the Work Allowance as of the date of such determination shall be paid by Tenant to Landlord not later than thirty (30) days after the amount of such overpayment is determined and Tenant is notified of such amount, and (ii) any underpayments of Landlord's share of the Work Allowance as of the date of such determination shall be paid by Landlord to Tenant not later than thirty (30) days after the amount of such underpayment is determined. Subject to the foregoing, during the course of design and construction of the Tenant Improvements, but not more than once in any calendar month, if Tenant desires a disbursement of the Work Allowance, Tenant and Tenant's General Contractor shall deliver to Landlord the following (the "**Disbursement Documentation**"): (i) a written request for disbursement, setting forth the amount requested for disbursement ("**Disbursement Request**"); (ii) a schedule of values allocating costs to the various portions of the Tenant Improvements for which disbursement is sought, in form and content reasonably satisfactory to Landlord, and which shall substantiate that the full amount requested for disbursement has been incurred or expended by Tenant for those Tenant Improvements for which the Work Allowance may be utilized; (iii) evidence of costs incurred of all amounts owed to the applicable third party, in form reasonably acceptable to Landlord, (iv) conditional lien releases, in form and content reasonably satisfactory to Landlord, from Tenant's General Contractor and all subcontractors, material suppliers and other persons or entities providing work or materials for which the current Disbursement Request relates, (v) unconditional lien releases, in form and content reasonably satisfactory to Landlord, from Tenant's General Contractor and all subcontractors, material suppliers and other persons or entities providing work or materials for which prior disbursements were made from the Work Allowance, to the extent not already delivered to Landlord; and (vi) invoices, vouchers, statements, affidavits and/or other documents in a form reasonably acceptable to Landlord which substantiate and justify the disbursement requested. Within thirty (30) days after Landlord's receipt of the Disbursement Request and Disbursement Documentation,

Landlord shall pay directly to the third (3rd) party entitled to payment (but subject to the next sentence) an amount equal to the lesser of the undisbursed portion of the Work Allowance or the following: an amount equal to the product of (i) the amount requested for disbursement, and (ii) the lesser of (x) one (1) or (y) a fraction, the numerator of which is the total amount of the Work Allowance and the denominator of which is the total cost of the Tenant Improvements as evidenced by the contracts entered into between Tenant and Tenant's General Contractor, architects, designers and suppliers (all of which contracts shall be delivered to Landlord as a condition precedent to Landlord's obligation to make the first disbursement of the Work Allowance) for the Tenant Improvement work, until such time as Landlord has expended the full amount of the Work Allowance. Notwithstanding the foregoing, to the extent the amount requested for reimbursement has already been paid by Tenant to the third party entitled to payment, and evidence reasonably satisfactory to Landlord of such payment has been delivered to Landlord, Landlord agrees to reimburse Tenant directly for the amount paid by Tenant to the third party.

If following completion of the Tenant Improvements and payment of Landlord's share of Work Allowance Costs in accordance with this Section 6.E above there are any un-disbursed Work Allowance funds, Tenant shall not be entitled to any further disbursements of such funds and shall not be entitled to any credit with respect to such funds. If any portion of the Work Allowance is not properly requested as of the date that is eighteen (18) months after the Commencement Date (which date shall be extended by the amount of time of delay caused by Tenant's Force Majeure Events), then as to those remaining funds for which the required Disbursement Documentation has not been submitted to Landlord, Tenant shall not be entitled to any further disbursements of such funds and shall not be entitled to any credit with respect to such funds. All Work Allowance Costs shall be fully documented to and subject to reasonable verification by Landlord. Notwithstanding the foregoing Landlord shall not be required make any disbursements of the Work Allowance during any period when Tenant is in material default under this Lease beyond any applicable cure period expressly granted in this Lease.

F. Space Plan Allowance:

In addition to the Work Allowance, Landlord shall reimburse Tenant for the space planning expenses paid by Tenant for the development of a preliminary space plan for the Premises, not to exceed Forty Thousand Three Hundred Twelve Dollars and Fifty Cents ($40,312.50) (the "**Space Plan Allowance**"), not later than thirty (30) days following Landlord's receipt of a complete copy of such space plans (which Landlord shall have the right to retain), request for payment and documentation reasonably acceptable to Landlord evidencing the amount paid by Tenant for such preliminary space plan, provided that Landlord and Landlord's architect are allowed to review and provide comments to such preliminary space plans (the fees of Landlord's architect for such services to be paid for by Landlord). If any portion of the Space Plan Allowance is not properly requested as of the date that is eighteen (18) months after the Commencement Date (which date shall be extended by the amount of time of delay caused by Tenant's Force Majeure Events), then as to those remaining funds for which request for payment and supporting documentation has not been submitted to Landlord, Tenant shall not be entitled to any further disbursements of such funds and shall not be entitled to any credit with respect to such funds. Notwithstanding the foregoing Landlord shall not be required to make any disbursements of the Space Plan Allowance during any period when Tenant is in material default under this Lease beyond any applicable cure period expressly granted in this Lease

G. Construction Related Accessibility Standards Notice:

In accordance with California Civil Code Section 1938, Landlord hereby notifies Tenant that, except to the extent known by or previously disclosed to Tenant, as of the Effective Date Landlord has no actual knowledge of the Premises having been inspected by a Certified Access Specialist (CASp). The following notice is also hereby inserted pursuant to California Civil Code Section 1938(e): "A Certified Access

Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." The notice set forth in the prior sentence is not intended to modify Landlord's or Tenant's respective obligations expressly set forth in this Lease. As used in this Lease, a "**Certified Access Specialist**" or "**CASp**" means any person who has been certified by the State of California as such pursuant to applicable California law (including without limitation Section 4459.5 of the California Government Code). Notwithstanding this Section 6.G above or anything to the contrary contained in this Lease, Landlord and Tenant hereby agree and acknowledge that, if Tenant desires to obtain a CASp inspection, it shall be limited to an inspection of the Premises, and in addition:

(a) Tenant shall provide Landlord with not less than ten (10) business days prior written notice of its desire to conduct such CASp inspection ("**Tenant's CASp Inspection**"), identifying the date that such inspection will occur, and identifying the CASp that will conduct the inspection and providing evidence reasonably satisfactory to Landlord that the CASp is licensed and certified as a Certified Access Specialist in accordance with applicable Laws. Landlord shall have the right to, among other things, have one (1) or more Landlord representatives present during such inspection. Subject to the foregoing, Tenant shall coordinate Tenant's CASp Inspection with Landlord before the inspection is conducted.

(b) Tenant shall (x) provide Landlord with a copy of any and all findings, reports and/or other materials provided by the CASp performing Tenant's CASp Inspection (collectively, "**Tenant's CASp Report**") not later than two (2) business days following Tenant's receipt thereof, (y) at all times maintain (and cause to be maintained) Tenant's CASp Report and its findings (and any and all other materials related thereto) confidential and (z) pay for Tenant's CASp Inspection and Tenant's CASp Report prior to delinquency at Tenant's sole cost and expense. If Tenant receives a disability access inspection certificate, as described in subdivision (e) of California Civil Code Section 55.53, in connection with or following Tenant's CASp Inspection, then Tenant shall cause such certificate to be provided to Landlord not later than two (2) business days after received by Tenant.

(c) If Tenant's CASp Report identifies any violation(s) of applicable construction-related accessibility standards ("**CASp Violation(s)**"), then not later than two (2) business days after Tenant's receipt of Tenant's CASp Report, Tenant shall provide written notice to Landlord of any and all such CASp Violation(s). In such event, but only to the extent such violations are not the direct result of the Building Shell or Premises Site Improvements not having been originally constructed in accordance with Laws in effect and applicable to the Building Shell or Premises Site Improvements, as applicable, as of such original construction, Tenant shall, at Tenant's sole cost and expense, perform, or cause to be performed, all repairs, modifications and/or other work necessary to correct such CASp Violation(s) (such repairs, modifications and/or other work being collectively referred to herein as "**Tenant's CASp Work**", and Tenant's CASp Work also constituting Alterations (defined in Section 8.A) under this Lease; provided however, that to the extent such CASp Violation(s) are the direct result of the Building Shell or Premises Site Improvements not having been constructed in accordance with Laws in effect and applicable to the Building Shell or Premises Site Improvements when the Building Shell or Premises Site Improvements, as applicable, were originally constructed, Landlord shall, at Landlord's sole cost and expense perform, or cause to be performed, all repairs, modifications and/or other

work necessary to correct such CASp Violation(s). Tenant shall work diligently to prepare all plans and specifications required for Tenant's CASp Work, to obtain Landlord's approval of Tenant's CASp Work and to obtain all permits required for Tenant's CASp Work, and to thereafter commence (or cause the commencement of) Tenant's CASp Work in accordance with the terms and conditions set forth in this Lease relating to Tenant's Alterations. Tenant shall diligently prosecute (or cause to be diligently prosecuted) to completion all of Tenant's CASp Work in a lien free, good and workmanlike manner, and, promptly following completion, obtain and deliver to Landlord an updated CASp Report ("**Tenant's Updated CASp Report**") showing that the Premises then comply with all applicable construction-related accessibility standards. Any and all costs and expenses associated with Tenant's CASp Work and/or Tenant's Updated CASp Report shall be at Tenant's sole cost and expense. The preceding to the contrary notwithstanding, if Tenant's CASp Report identifies any CASp Violation(s), Landlord may, at Landlord's option, perform, or cause to be performed by any of Landlord's agents, employees, contractors or consultants, the Tenant's CASp Work necessary to correct such CASp Violation(s) at Tenant's expense, the entire cost of which shall be paid by Tenant to Landlord not later than thirty (30) days following Tenant's receipt of a written invoice from Landlord.

Without limiting the generality of the foregoing, Tenant hereby agrees and acknowledges that Tenant assumes all risk of, and agrees that Landlord shall not be liable for, any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys' fees) sustained as a result of the Premises not having been inspected by a CASp. To the fullest extent permitted by law, Tenant hereby (A) waives and disclaims any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited as a result of, the lack of any CASp inspection of the Premises, and (B) agrees and acknowledges that the lack of such inspection shall in no event diminish or reduce Tenant's obligations under this Lease.

7. COVENANTS TO SURRENDER:

A. Surrender:

Tenant agrees on the Expiration Date or sooner termination of this Lease (whichever is earlier), to surrender the Premises to Landlord in broom clean and good condition, order and repair, normal wear and tear and casualty (subject to Section 16 below) excepted. In this regard, "normal wear and tear" shall be construed to mean wear and tear caused to the Premises by the natural aging process which occurs in spite of prudent application of commercially reasonable standards (from a landlord's perspective) for maintenance, repair, replacement, and janitorial practices, and does not include items of neglected or deferred maintenance. In any event, Tenant shall cause the following to be done prior to the Expiration Date or sooner termination of this Lease (whichever is earlier) to the extent Tenant is not required to remove any of the following pursuant to other provisions of this Lease: (i) all interior walls shall be cleaned, (ii) all tiled floors shall be cleaned, (iii) all carpets shall be cleaned, (iv) all broken, marred, stained or nonconforming acoustical ceiling tiles shall be replaced, (v) all cabling placed above the ceiling by Tenant or Tenant's contractors shall be removed, (vi) [intentionally deleted], (vii) the HVAC system shall be serviced by a reputable and licensed service firm and left in good operating condition and repair, which condition shall also be so certified by such firm, and (viii) the plumbing and electrical systems and lighting shall be placed in good order and repair (including replacement of any burned out, discolored or broken light bulbs, ballasts, or lenses). On or before the Expiration Date or sooner termination of this Lease (whichever is earlier), Tenant shall remove all its personal property and trade fixtures from the Premises. All property and trade fixtures not so removed shall be deemed to have been abandoned by Tenant. As to Alterations for which Landlord's consent was not obtained, Tenant shall ascertain from Landlord not more than one (1) year and not less than ninety (90) days before the Expiration Date or sooner termination of this Lease (whichever is earlier) whether Landlord desires to have any Alterations made by Tenant (as defined in Section 8 below) removed and the Premises or any parts thereof restored to the condition

existing prior to the making of such Alteration, with any upgrades or revisions required to comply with all applicable building codes and other Laws in effect at the time of such removal and restoration to the extent such compliance is necessitated by the removal, repair and restoration work, or to cause Tenant to surrender all Alterations in place to Landlord. In addition, if at the time Tenant obtains Landlord's consent to any Alterations Landlord advises Tenant that any Alterations must be removed, then Tenant shall be required to surrender the Premises on the Expiration Date or sooner termination of the Lease (whichever is earlier) with such Alterations removed and the Premises restored to the condition existing prior to the making of such Alteration, with any upgrades or revisions required to comply with all applicable building codes and other Laws in effect at the time of such removal and restoration to the extent such compliance is necessitated by the removal, repair and restoration work; but if at the time Tenant obtains Landlord's consent to an Alteration Landlord fails to advise Tenant that such Alteration must be removed then Tenant shall not be required to remove such Alteration. Tenant's repair and restoration obligation shall include causing the Premises to be brought into compliance with all applicable building codes and other Laws in effect at the time of the removal, repair and restoration to the extent such compliance is necessitated by the removal, repair and restoration work. The foregoing provisions relating to Alterations for which Landlord's consent was not obtained shall in no event be construed as giving Tenant the right to do any Alterations without Landlord's consent (except as otherwise expressly provided in Section 8 below). Notwithstanding this Section 7.A above, in no event shall Tenant be required to remove any elements of the Tenant Improvements, or any other Alterations that were consented to by Landlord, that are typical of an open interior office plan. For purposes of this Lease, an open interior office plan means (i) offices and conference rooms (not including the EBC (defined below)), with not more than fifty percent (50%) in the aggregate of the rentable square footage of the five (5) story office portion of the Building on each floor of such office portion of the Building (not including Roof Deck) being offices that are partitioned, enclosed or built out (other than open workspace cubicles which are not hard wall construction) or conference rooms that are partitioned, (ii) not more than five percent (5%) in the aggregate of the rentable square footage of the five (5) story office portion of the Building on each floor of such office portion of the Building (not including Roof Deck) being offices on the exterior window line (which window line offices shall be included in the calculation of the fifty percent (50%) aggregate threshold described in item (i) immediately above), and (iii) one (1) executive briefing center ("EBC") in the Building, which EBC is not more than twenty percent (20%) of the rentable square footage of the five-story office space portion of the Building.

B. Failure to Surrender:

If Tenant remains in possession of the Premises after the Expiration Date or sooner termination of this Lease (whichever occurs earlier) without Landlord's consent, or fails to surrender the Premises on the Expiration Date or sooner termination of this Lease (whichever occurs earlier) in the condition required by this Lease, such hold over or failure shall not constitute a renewal or extension of the Lease Term, Tenant's continued possession shall be on the basis of a tenancy at sufferance, and Tenant shall be liable to Landlord for the reasonable rental value of the Premises (which shall be deemed to be one hundred fifty percent (150%) of the Base Monthly Rent due in the month preceding the Expiration Date or termination of this Lease (whichever occurs earlier), as applicable (without regard to temporary abatements then in effect)) plus all other amounts payable by Tenant under this Lease, subject to the last paragraph of this Section 7.B below. In addition, if Tenant holds over without Landlord's consent or fails to surrender the Premises at expiration or sooner termination of this Lease in the condition required by this Lease, Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord, and hold Landlord and Landlord's trustees, beneficiaries, shareholders, directors, officers, members, employees, partners, affiliates, agents, successors and assigns (collectively "**Landlord Related Parties**") harmless from and against all claims, liabilities, obligations, penalties, fines, actions, losses,

damages, costs or expenses (including without limitation reasonable attorneys fees) resulting from delay by Tenant in timely surrendering the Premises in the required condition, including without limitation all lost rents, lost profits and lost or delayed business opportunities (including without limitation those relating to any delay or prevention in Landlord's ability to redevelop all or any portion of the project of which the Premises is a part), and Landlord shall be entitled to all other rights and remedies available to a landlord against a tenant wrongfully holding over after the expiration or termination of the term of a lease without the landlord's consent. If Tenant holds over after the expiration or sooner termination of this Lease with Landlord's consent, such holding over shall be construed as a month to month tenancy, at one hundred twenty five percent (125%) of the Base Monthly Rent for the month preceding the Expiration Date or termination of this Lease (whichever occurs earlier) (without regard to temporary abatements then in effect) for the first ninety (90) days of hold over, and one hundred fifty percent (150%) of the Base Monthly Rent for the month preceding the Expiration Date or termination of this Lease (whichever occurs earlier) (without regard to temporary abatements then in effect) starting on the ninety first (91st) day of holdover, in addition to all other rent due under this Lease, and shall otherwise be on the terms and conditions of this Lease, except for the following: those provisions relating to the Lease Term to the extent inconsistent with a month to month tenancy, any provisions requiring Landlord to perform any Landlord's Work or install any Tenant Improvements or otherwise relating to the delivery of the Premises to Tenant, or pay any work allowances, space planning allowance or grant any free rent or other concessions and any options or rights to extend or renew this Lease or to purchase any portion of the Project, which provisions shall be of no further force and effect. Notwithstanding this Section 7.B above, if Tenant surrenders the Premises to Landlord but it is not in the condition required by this Lease, Tenant shall be deemed in holdover without Landlord's consent only so long as it would reasonably take for Landlord to perform such work as is necessary to render the Premises in the required condition. All hard and soft costs incurred by Landlord in connection with such work shall be paid for by Tenant to Landlord not later than thirty (30) days after demand for payment is delivered to Tenant, which obligation shall survive the expiration or sooner termination of this Lease. This Section 7.B shall survive the termination or expiration of the Lease.

Notwithstanding this Section 7.B above, if Tenant surrenders the Premises at expiration or sooner termination of this Lease, but the Premises is not in the condition required by this Lease, Tenant shall not be required to pay one hundred and fifty percent (150%) of Base Monthly Rent as described above for a period not to exceed thirty (30) days immediately after the expiration or sooner termination of this Lease, and instead of such increased Base Monthly Rent shall pay Base Monthly Rent in the amount applicable immediately before such holdover (without regard to temporary abatements then in effect), if and only if (i) the cost to perform the work to render the Premises in the required condition is less than Two Hundred Fifty Thousand ($250,000), (ii) Tenant shall not be relieved of its obligation to perform the work necessary to render the Premises in the required condition, and (iii) such work is unrelated to any Hazardous Materials condition. Notwithstanding that Tenant may be relieved of the obligation to pay increased Base Monthly Rent during the thirty (30) day period described in the immediately prior sentence, following the surrender of the Premises to Landlord pursuant to the immediately prior sentence, Tenant shall not be relieved of any other liability to Landlord resulting from such default, and no notice or cure period shall apply with respect thereto.

8. ALTERATIONS & ADDITIONS:

A. General Provisions:

Except as otherwise expressly provided in this Section 8.A, Tenant shall not make, or suffer to be made, any alteration or addition to the Premises ("**Alterations**"), or any part thereof, without obtaining Landlord's prior written consent (not to be unreasonably withheld, conditioned or delayed) and delivering to Landlord the proposed architectural and structural plans for all such Alterations at least fifteen (15) days prior to the start of construction. If

Landlord's consent is required for such Alterations, Landlord shall have a period of ten (10) business days after delivery of Tenant's request for approval and the plans for Alterations. Landlord's failure to grant or withhold its consent to any Alterations within ten (10) business days after receipt of Tenant's request for approval and all required plans therefor shall be deemed to constitute Landlord's disapproval of same; provided, however that if after such ten (10) business day period Tenant delivers another written notice to Landlord requesting consent to the proposed Alterations, such notice states that it is a second notice as to which if Landlord does not respond within five (5) business days Landlord will be deemed to have granted its consent, then if Landlord fails to respond to Tenant within five (5) business days after delivery of the second notice Landlord shall be deemed to have consented to the proposed Alterations. All Tenant Improvements shall also constitute Alterations under this Lease. If such Alterations affect the structure of the Building, Tenant additionally agrees to reimburse Landlord its reasonable out-of-pocket costs incurred in reviewing Tenant's plans. After obtaining Landlord's consent, Tenant shall not proceed to make such Alterations until Tenant has obtained all required governmental approvals and permits, and if the costs of the Alterations will exceed Five Million Dollars ($5,000,000) in the aggregate and at the time of the proposed Alterations Tenant does not have cash and cash equivalents, short term investments and long term investments, in the aggregate, of Seven Hundred Fifty Million Dollars ($750,000,000) or more, then Landlord may require Tenant to provide Landlord reasonable security, in form reasonably approved by Landlord, to protect Landlord against mechanics' lien claims, before commencing such work; provided, however, that Tenant shall not be required to provide any security in connection with the Tenant Improvements. Tenant agrees to provide Landlord (i) not less than fifteen (15) days prior written notice of the anticipated and actual start-date of the work, (ii) a complete set of half-size (15" X 21") vellum as-built drawings, and (iii) a certificate of occupancy, or other final government approval if the City does not issue certificates of occupancy, for the work upon completion of the Alterations. All Alterations shall be constructed by a licensed general contractor reasonably acceptable to Landlord in compliance with all applicable Laws including, without limitation, all building codes, Sustainability Requirements and the Americans with Disabilities Act of 1990 as amended from time to time. All Alterations shall be designed and constructed in such a manner as to not negatively affect any LEED equivalency or LEED certification for the Building Shell. Upon the Expiration Date or termination of this Lease (whichever occurs earlier), all Alterations, except movable furniture and trade fixtures, shall become a part of the realty and belong to Landlord, except to the extent Tenant is required to remove Alterations pursuant to this Section or Section 7.A above. Alterations which are not to be deemed trade fixtures include heating, lighting, electrical systems, air conditioning, walls, carpeting, or any installation which has become an integral part of the Premises. All Alterations shall be maintained, replaced or repaired by Tenant at its sole cost and expense. In no event shall Landlord's approval of, or consent to, any architect, contractor, engineer or other consultant or professional, any Alterations, or any plans, specifications and drawings for any Alterations constitute a representation or warranty by Landlord of (i) the accuracy or completeness of the plans, specifications, drawings and Alterations or the absence of design defects or construction flaws therein, or the qualification of any person or entity, or (ii) compliance with applicable Laws, and Tenant agrees that Landlord shall incur no liability by reason of such approval or consent. Once any Alterations begin, Tenant shall diligently and continuously pursue their completion. Notwithstanding the foregoing, Tenant may, without Landlord's prior written consent, make non-structural Alterations to the Premises which do not affect the structure, roof or Building systems and are not visible from outside the Building, provided that (i) such Alterations do not exceed Five Hundred Thousand Dollars ($500,000) aggregate per contract, and do not exceed Three Million Dollars ($3,000,000) aggregate in a calendar year, and (ii) Tenant otherwise complies with the provisions of this Lease relating to Alterations. Tenant's trade fixtures, furniture, office equipment (including servers and related equipment) and other personal property installed in the Premises shall at all

times be and remain the property of Tenant (unless deemed abandoned as provided elsewhere in this Lease), and may be removed by Tenant at any time during the Lease Term provided that Tenant repairs all damage caused by such removal.

B. Free From Liens:

Tenant shall keep the Premises free from all liens arising out of work performed, materials furnished, or obligations incurred by Tenant or claimed to have been performed for or furnished to Tenant. In the event Tenant fails to discharge any such lien within fifteen (15) days after receiving notice of the filing, Landlord shall immediately be entitled to discharge the lien at Tenant's expense and all resulting costs incurred by Landlord, including reasonable attorney's fees shall be due immediately from Tenant as additional rent.

C. Compliance With Governmental Regulations:

The term "**Laws**" or "**Governmental Regulations**" shall mean all federal, state, county, city or governmental agency laws, statutes, ordinances, codes, standards, rules, requirements, regulations, Sustainability Requirements or orders now in force or hereafter enacted, promulgated, or issued. The term also includes government measures regulating or enforcing public access, traffic mitigation, occupational, health, or safety standards for employers, employees, landlords, or tenants. Except as expressly provided in Section 6.G above, Tenant, at Tenant's sole expense shall comply with all such Governmental Regulations applicable to the Premises or the Tenant's use of the Premises and shall make all repairs, replacements, alterations, or improvements necessary to comply with said Governmental Regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any action or proceeding against Tenant (whether Landlord be a party thereto or not) that Tenant has violated any such law, regulation or other requirement in its use of the Premises shall be conclusive of that fact as between Landlord and Tenant. Tenant's obligations pursuant to this Section 8.C shall include, without limitation, maintaining and restoring the Premises and making structural and nonstructural alterations and additions to the Premises, Building and Common Area in compliance and conformity with all Laws and recorded documents to the extent required because of Tenant's particular use of the Premises or any work or Alteration made by or on behalf of Tenant during the Lease Term or any breach of Tenant's obligations under this Lease. The foregoing shall include, without limitation, compliance with and improvements required by the Americans With Disabilities Act or any similar Laws, as they may be amended from time to time. Landlord's approval of any Alteration or other act by Tenant shall not be deemed to be a representation by Landlord that said Alteration or act complies with applicable Laws, and Tenant shall remain solely responsible for said compliance.

Notwithstanding anything contained herein to the contrary, if during the last three (3) years of the Lease Term (without regard to Options not yet exercised) any improvement or alteration to the Premises is required as a result of any newly enacted future Laws or any changes in Laws in effect as of the Effective Date affecting the Premises and is not triggered by Tenant's particular use of the Premises and is not required because of Alterations made by Tenant or by breach of Tenant's obligations under this Agreement or by Tenant having caused any Casp Inspection to be performed, and the cost of such work is reasonably estimated by Tenant and Landlord to be Two Hundred Sixty Two Thousand Dollars ($262,000) or more, then Landlord shall perform such work and the cost of such improvements shall be allocated between Landlord and Tenant, and Tenant shall only be obligated to pay, each month during the remainder of the Lease Term (including any extensions or hold over period) after such improvements are made or such costs are incurred, on the date on which Monthly Base Rent is due, an amount equal to the product obtained by multiplying the cost of such work by a fraction, the numerator of which is one, and the denominator of which is the anticipated useful life (in months) of the improvement, together with interest thereon at the Agreed Interest Rate.

D. Insurance Requirements:

Tenant or its contractors shall maintain during the course of construction of Alterations, at Tenant's sole cost and expense, builders' risk insurance for the amount of the completed value of the Alterations on an all-risk non-reporting form covering all improvements under construction, including building materials, and other insurance in amounts and against such risks as Landlord shall reasonably require in connection with the Alterations. In addition to and without limitation on the generality of the foregoing, Tenant shall ensure that its contractors procure and maintain in full force and effect during the course of construction a "broad form" commercial general liability and property damage policy of insurance naming Landlord, any property manager designated by Landlord and Landlord's lenders and any affiliates of Landlord that are designated by Landlord from time to time as additional insureds. The minimum limit of coverage of the aforesaid policy shall be in the amount of not less than Five Million Dollars ($5,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) annual aggregate, and shall contain a severability of interest clause or a cross liability endorsement. If Commercial General Liability Insurance or other form with a general aggregate limit is used, either the general aggregate limit shall apply separately to this project/location or the general aggregate limit shall be twice the required occurrence limit. In no event shall the amount or type of insurance maintained or required to be maintained by Tenant or any of its contractors under this Lease in any way limit Tenant's liability under this Lease, including without limitation any indemnification, defense or hold harmless provision in favor of Landlord under this Lease.

E. Rooftop Rights.

Tenant shall have the non-exclusive right, in common with Landlord and other tenants of the Building (except other tenants shall not be permitted to install any antennae, equipment or dish on the Roof Deck), upon prior written approval by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), and at Tenant's sole cost and expense (and not as a Work Allowance Cost), to install and operate a satellite antennae or dish on the top of the five (5) story office portion of the Building, provided that (i) Tenant has obtained all governmental approvals required with respect to the installation and use of such equipment, (ii) such installation shall be performed by a licensed contractor in a good and workmanlike manner, and in a manner that does not invalidate any roof or other warranties, (iii) such equipment shall be installed in locations reasonably acceptable to Landlord, (iv) such equipment shall be screened in a manner reasonably acceptable to Landlord, (v) all such equipment shall be removed from the Building, and all damage cause by such removal shall be repaired, by Tenant not later than the expiration or sooner termination of this Lease and (vi) Tenant otherwise complies with all of the requirements in this Lease as it relates to Alterations. Tenant, at its sole cost and expense shall promptly repair any and all damage to the roof or equipment located thereon or any other portion of the Building, including any needed replacements resulting from the activities of Tenant or Tenant's Agents, including without limitation, all roof leaks and damage to flashing, roof membrane, parapet walls, roof top equipment and materials.

9. MAINTENANCE OF PREMISES:

A. Landlord's Obligations:

Landlord at its sole cost and expense, shall maintain in good condition, order, and repair, and replace as and when necessary, subject to Section 16 below, the structural components of the Building, which consists of the foundation, exterior load bearing walls and roof structure, the structural components of the Bridgeways if the Bridgeways are constructed, and the structural components of the Phase 2 Parking Structure, except that the cost to repair any damage caused by Tenant or Tenant's Agents shall be paid for by Tenant to the extent the cost of repair is not fully paid to Landlord from available insurance proceeds.

B. Tenant's Obligations:

Except for those items described in Section 9.A above which are required to be maintained and repaired by Landlord or as described in this

Section 9.B below, Tenant shall clean, maintain in good condition, order, and repair, and repair and replace when necessary the Building, the Roof Deck, and every part thereof through regular inspections and servicing, including but not limited to the following to the extent Landlord does not elect to maintain the same as Reimbursable Operating Costs (as defined in Section 9.C below): (i) all plumbing and sewage facilities, (ii) all heating ventilating and air conditioning facilities and equipment, (iii) all fixtures, interior walls, floors, carpets and ceilings, (iv) all windows, door entrances, plate glass and glazing systems including caulking, and skylights other than washing of exterior surfaces of Building exterior window, (v) all electrical facilities and equipment, (vi) all automatic fire extinguisher equipment, (vii) all elevator equipment, (viii) the roof membrane system, and (ix) as described in Section 6.A above, the Bridgeways. All wall surfaces and floor tile are to be maintained in good condition and repair, normal wear and tear and casualty excepted (subject to Section 16 below). With respect to items (ii), (vii) and (viii) above, Tenant shall provide Landlord a copy of a service contract between Tenant and a licensed service contractor providing for periodic maintenance of all such systems or equipment in conformance with the manufacturer's recommendations. Tenant shall provide Landlord a copy of such preventive maintenance contracts and paid invoices for the recommended work if requested by Landlord. To the extent that any item in (i) through (viii) above is determined by Landlord to be for the benefit of more than one (1) tenant or occupant of the Building or Project, Landlord may assume the obligation to clean, maintain, repair and replace the same as Reimbursable Operating Costs (as defined in Section 9.D below) and Tenant shall during the period of such assumption have no obligation to clean, maintain, repair or replace such item.

Notwithstanding this Section 9.B above, if Tenant determines that any Building components located in or servicing the Premises which Tenant is required to repair (other than Tenant Improvements or Alterations or work required of Tenant to comply with applicable Laws pursuant to Section 8.C) are in need of material repair or replacement, and (i) the cost of such repair replacement is in excess of Twenty Five Thousand Dollars ($25,000), and (ii) the material repair or replacement constitutes a capital cost under generally accepted accounting principles, then Tenant shall notify Landlord of same in writing. If Tenant notifies Landlord of the foregoing pursuant to the prior sentence, then Landlord shall cause such repair or replacement (whether an item is repaired or replaced shall be determined by Landlord in its reasonable discretion) to be made, subject to reimbursement by Tenant as follows: The entire cost incurred by Landlord with respect to such work, together with interest thereon at the Agreed Interest Rate, shall be amortized over the useful life of the capital repair or replacement, as reasonably determined by Landlord in accordance with generally accepted accounting principles, and the monthly amortized cost (and interest thereon) shall be a Reimbursable Operating Cost to be paid by Tenant under this Lease until the earlier of the Expiration Date or the date that the entire cost of such work and interest thereon has been reimbursed to Landlord.

C. **Obligations Regarding Reimbursable Operating Costs:**

In addition to the direct payment by Tenant of expenses as provided in Section 9.B, 10, 11 and 12 of this Lease, commencing on the Commencement Date and thereafter on the first (1st) day of each month during the Lease Term, Tenant agrees to reimburse Landlord for Tenant's Allocable Share (as defined in Section 9.E below) of Reimbursable Operating Costs (as defined in Section 9.D below) resulting from Landlord payment of expenses related to the Building or Project which are not otherwise paid by Tenant directly. Landlord shall have the right to periodically provide Tenant with a written estimate of Reimbursable Operating Costs for the next twelve (12) months and Tenant shall thereafter, until Landlord revises such estimate, pay to Landlord as additional rental, along with its Base Monthly Rent, one twelfth of Tenant's Allocable Share of the Reimbursable Operating Costs as estimated by Landlord. Within ninety (90) days after the end of each calendar year during the Lease Term Landlord shall deliver to Tenant a statement ("**Annual Statement**") in

which Landlord shall set forth the actual expenditures for Reimbursable Operating Costs for such calendar year and Tenant's Allocable Share thereof. The Annual Statement shall be certified by an authorized officer of Landlord to be correct. If the Annual Statement shows that Tenant's payments of estimated Reimbursable Operating Costs exceeded Tenant's actual obligation in respect of such calendar year, Landlord shall accompany said Annual Statement with a payment to Tenant of the amount of such excess. If the Annual Statement shows that Tenant's payments of estimated Reimbursable Operating Costs were less than its actual obligation in respect of such calendar year, Tenant shall pay said difference to Landlord within thirty (30) days after Tenant's receipt of the Annual Statement.

If Tenant disputes the amount or characterization of any item contained in the Annual Statement then Tenant shall give written notice thereof to Landlord not later than ninety (90) days after the Annual Statement is delivered to Tenant. Tenant shall then have the right to cause Landlord's records upon which the Annual Statement is based to be audited by an independent nationally recognized certified public accounting firm. Such auditor shall require the consent of Landlord to enter upon Landlord's offices to inspect Landlord's books which consent shall be granted in subject to Landlord's reasonable scheduling, confidentiality and security requirements. Except as provided below, the fee for any audit conducted on Tenant's behalf shall be borne solely by Tenant. In no event shall the fee for any audit be computed on a contingency fee basis or be otherwise dependent upon the findings of such audit, and Tenant shall demonstrate to Landlord's reasonable satisfaction the non-contingent nature of the contract between Tenant and such auditor. Tenant shall not have any right to withhold any payment pending resolution of such dispute or audit, and payment by Tenant of any sum or sums in dispute shall not be deemed to be a waiver of Tenant's right to audit or contest the Annual Statement in accordance with the terms and conditions of this Lease. Landlord shall cooperate with such audit and shall provide Landlord's books and records reasonably requested and relative to the audit which shall be conducted during regular business hours at the office where Landlord maintains its books and records, at no cost to Landlord except as expressly provided below. If after such audit the parties do not agree on the audit findings then the dispute shall be settled by arbitration pursuant to Section 20.E below. If, as a result of Tenant's inspection of Landlord's books or the findings of the third party independent audit of Landlord's records and review, an error is discovered in the Annual Statement, Landlord shall revise the Annual Statement accordingly and any overpayment by Tenant shall be refunded by Landlord to Tenant not later than thirty (30) days after receipt by Landlord of written demand for payment, and any underpayment shall be paid by Tenant not later than thirty (30) days after receipt by Tenant of written demand for payment. If Tenant does not notify Landlord of a dispute within ninety (90) days after receipt of any Annual Statement, Tenant shall be deemed to have accepted such Annual Statement and waived its right to dispute the Annual Statement or conduct an audit with respect to the Annual Statement. Landlord's records and any information provided by Landlord to auditors pursuant to this Section, and the results of any such audit, shall be kept confidential by Tenant and its auditors, and shall not be made available by the auditors or Tenant to any other person or entity except to Tenant's parent or affiliates and outside legal and financial representatives and except in any dispute resolution proceeding between the parties relating to such audit. If requested by Landlord, Tenant and its auditor shall, prior to any such audit, execute and deliver to Landlord a confidentiality agreement prepared by Landlord, reasonably acceptable to Tenant. If the final audit discloses an error in Landlord's determination of the Reimbursable Operating Costs in excess of five percent (5%) in Landlord's favor (i.e. the Annual Statement overstated Reimbursable Operating Costs by more than five percent (5%)), then all reasonable out-of-pocket costs of the audits shall be borne by Landlord; otherwise the cost of the audits shall be borne by Tenant.

D. Reimbursable Operating Costs:

For purposes of calculating Tenant's Allocable Share of Building and Project costs, the

term "**Reimbursable Operating Costs**" is defined as all costs and expenses which are incurred by Landlord in connection with ownership and operation of the Building or the Project, together with such additional facilities as may be determined by Landlord to be reasonably desirable or necessary to the ownership or operation of the Building and/or Project. All costs and expenses shall be determined in accordance with generally accepted accounting principles which shall be consistently applied with accruals appropriate to Landlord's business ("**GAAP**"). Reimbursable Operating Costs shall include, but not be limited to, the following to the extent the obligation therefor is not that of Tenant under the provisions of Section 9.B above: (i) common area utilities, including water, power, telephone, heating, lighting, air conditioning, ventilating, Amenities Building utilities, and Building utilities to the extent not separately metered to the Building; (ii) common area maintenance and service agreements for the Building and/or Project and the fixtures and equipment therein, including without limitation, common area janitorial services, alarm and security services (if provided), exterior window cleaning for the Building, exterior glass cleaning for the Bridgeways (if constructed with glass), costs relating to the LED sign for Phase 2 to the extent such sign is installed and Landlord has assumed the obligation to maintain, repair and operate it, and maintenance of the sidewalks, landscaping, waterscape, parking areas, driveways, service areas, mechanical rooms, elevators, and the Building exteriors; (iii) insurance premiums and costs, including without limitation, the premiums and cost of All Risk property coverage (including Business Interruption), Liability coverage, Environmental Liability coverage and if elected by Landlord, earthquake insurance applicable to the Building or Project, and coverage relating to the Bridgeways, subject to the cost limitations set forth in Section 10 below,; (iv) repairs, replacements and general maintenance (excluding repairs and general maintenance paid by proceeds of insurance or by Tenant or other third parties other than as Reimbursable Operating Costs, and repairs or alterations attributable solely to tenants of other buildings other than Tenant); (v) all real estate taxes and assessment installments or other impositions or charges which may be levied on the Building or Project, upon the occupancy of the Building or Project and including any substitute or additional charges which may be imposed during, or applicable to the Lease Term including real estate tax increases due to a sale, transfer or other change of ownership of the Building or Project, as such taxes are levied or appear on the City and County tax bills and assessment rolls; (vi) costs of complying with Sustainability Requirements; (vii) deductibles under insurance policies (including without limitation with respect to the Bridgeways), except for earthquake deductibles to the extent in excess of Five Hundred Thousand Dollars ($500,000); (viii) the wages and benefits of all employees devoting time on operating or managing the Project, provided that as to any employee who does not devote substantially all of his or her employed time to the Project, that employee's wages and benefits shall be prorated to reflect the time spent on operating or managing the Project as opposed time spent on matters unrelated to operating and managing the Project, (ix) capital expenditures if required by Laws, or to repair or replace existing capital items, or to increase efficiencies and save costs in the Building to the extent not in excess of the cost of such savings, all of which shall be amortized over their useful lives as reasonably determined by Landlord in accordance with GAAP, together with interest on the unpaid portion of such expenditure at the Agreed Interest Rate, (x) Bridgeway costs for work required of Landlord pursuant to Section 6.A above, other than initial construction thereof, and (xi) costs incurred by Landlord in performing any work with respect to any of items (i) through (viii) in Section 9.B above to the extent Landlord has assumed with respect thereto the obligation for cleaning, maintenance, repair or replacement. Landlord shall have no obligation to provide guard services or other security measures for the benefit of the Project, provided, however, that nothing contained herein shall prevent Landlord, at its sole option, from providing security measures for the Project. Notwithstanding Landlord's election to provide security measures for the Project, Tenant assumes all responsibility for the protection of Tenant and Tenant's Agents from acts of third parties. This is a "Net" Lease, meaning that Base Monthly Rent is paid to Landlord absolutely net of all costs and expenses, except as otherwise expressly provided in this

Lease. The provision for payment of Reimbursable Operating Costs by means of monthly payment of Tenant's Allocable Share of the Building and/or Project costs is intended to pass on to Tenant and reimburse Landlord for all costs of operating and managing the Building and/or Project, except as otherwise expressly provided in this Lease. If less than one hundred percent (100%) of the Building and other Project buildings is leased at any time during the Lease Term, Landlord shall adjust Reimbursable Operating Costs to equal Landlord's reasonable estimate of what Reimbursable Operating Costs would be had one hundred percent (100%) of the Building and the other Project buildings been leased. If a bill for real property taxes and assessments is received by Landlord not later than five (5) years after the expiration or termination of the Lease Term (including without limitation a supplemental tax bill), but is applicable to any tax year within the Lease Term, Tenant shall pay Tenant's Allocable Share of such taxes and assessments not later than thirty (30) days after Tenant's receipt of notice of the amount due from Landlord, which obligation shall survive expiration or sooner termination of the Lease Term.

E. Tenant's Allocable Share:

For purposes of prorating Reimbursable Operating Costs which Tenant shall pay, Tenant's Allocable Share of Reimbursable Operating Costs shall be computed by multiplying the Reimbursable Operating Costs by a fraction, the numerator of which is the total rentable square footage of the Premises and the denominator of which is either (i) the total rentable square footage of the Premises if the service or cost is allocable only to the Premises, or (ii) the total rentable square footage of the buildings in the Project if the service or cost is allocable to the entire Project, or (iii) the total rentable square footage assigned to the premises of those tenants or occupants that Landlord reasonably determines to be benefiting from such service or facility. Tenant's obligation to share in Reimbursable Operating Costs shall be adjusted to reflect the Commencement Date and Expiration Date and is subject to recalculation in the event of expansion or contraction of the rentable square footage of the Building or Project.

F. Waiver of Liability:

Failure by Landlord to perform any defined services required of Landlord under this Lease, or any cessation thereof, when such failure is caused by accident, breakage, repairs, strikes, lockout or other labor disturbances or labor disputes of any character or by any other cause, similar or dissimilar, shall not render Landlord liable to Tenant in any respect, including damages to either person or property, nor be construed as an eviction of Tenant, nor cause an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Should any equipment or machinery utilized in supplying the services listed herein as being Landlord's obligation break down or for any cause cease to function properly, upon receipt of written notice from Tenant of any deficiency or failure of any services, Landlord shall use reasonable diligence to repair the same promptly, but Tenant shall have no right to terminate this Lease and shall have no claim for rebate of rent or damages on account of any interruptions in service occasioned thereby or resulting therefrom. Tenant waives the provisions of California Civil Code Sections 1941 and 1942 concerning the Landlord's obligation of tenantability and Tenant's right to make repairs and deduct the cost of such repairs from the rent, and any similar Law now or hereafter in effect. Landlord shall not be liable for a loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing, or its failure to furnish, any of the foregoing.

10. INSURANCE:

A. Tenant's Use:

Tenant shall not use or permit the Premises, or any part thereof, to be used for any purpose other than that for which the Premises are hereby leased; and no use of the Premises shall be made or permitted, nor acts done, which will cause an increase in premiums or a cancellation of any insurance policy covering the Premises or any part thereof, nor shall Tenant sell or permit to be sold, kept, or used in or about the Premises, any article prohibited by the standard form of insurance policies. Tenant shall, at its sole cost, comply with all requirements of any insurance company or organization necessary for the

maintenance of property and liability policies covering the Premises and appurtenances.

B. Landlord's Insurance:

Landlord agrees to purchase and keep in force All Risk insurance (or its equivalent or industry replacement) in an amount equal to the replacement cost of the Building, the Bridgeways if constructed, and Phase 2 Parking Structure (excluding any Tenant Improvements and Alterations that are not typical or customary for offices uses ("**Specialized Tenant Improvements**") and other than Alterations for which Landlord's consent is not obtained). In addition, Landlord may elect to purchase insurance coverage for perils including earthquake, flood and/or terrorist acts, in amounts and with deductibles reasonably determined by Landlord. Earthquake insurance premiums incurred by Landlord and included in Reimbursable Operating Costs shall not exceed Sixteen Thousand Two Hundred Fifty Dollars ($16,250) per month (the "**Earthquake Premium Cap**") until the first August 1st following the Commencement Date, at which time it will be increased as described below. The Earthquake Premium Cap shall be subject to increase annually commencing on the first August 1 following the Commencement Date and every August 1 thereafter in the event of an increase in the Consumer Price Index (each such anniversary date being an "**Earthquake Cap Adjustment Date**"). The basis for computing the adjustment shall be the U.S. Department of Labor, Bureau of Labor Statistic's Consumer Price Index for All Urban Consumers, All Items, 1982-84=100, for the San Francisco-Oakland-San Jose area ("**Index**"). The Index most recently published preceding the Commencement Date shall be considered the "**Base Index**" for the first adjustment. Thereafter, the index most recently published preceding the previous Earthquake Cap Adjustment Date shall be considered the "**Base Index**." If the Index most recently published preceding the Earthquake Cap Adjustment Date ("**Comparison Index**") is greater than the Base Index, the then-payable Earthquake Premium Cap shall be increased by multiplying the then-applicable Earthquake Premium Cap by a fraction, the numerator of which is the Comparison Index and the denominator of which is the Base Index. Notwithstanding any subsequent actual increase or decrease in the Index, the increase in the Earthquake Premium Cap for any Earthquake Cap Adjustment Date shall never be more than four percent (4%) of the Earthquake Premium Cap in effect immediately before such adjustment. In no event shall the Earthquake Premium Cap decrease due to a decrease in the Index. Landlord may also maintain a policy of (i) commercial general liability insurance insuring Landlord (and such others designated by Landlord) against liability for personal injury, bodily injury, death and damage to property occurring or resulting from an occurrence in, on or about the Premises or Project in an amount as Landlord determines is reasonably necessary for its protection, (ii) rental loss insurance covering a minimum of twelve (12) months and (iii) Environmental Impairment/Pollution Liability coverage. Tenant agrees to pay Landlord as additional rent, within thirty (30) days after written invoice to Tenant, Tenant's Allocable Share of the amount of any deductible under such policy (subject to the cap on earthquake deductibles described in Section 9.D), provided that if damage is confined to the Premises, Tenant shall pay the entire deductible to Landlord (subject to the cap on earthquake deductibles described in Section 9.D). It is understood and agreed that Tenant's obligation to pay insurance premiums under this Section 10.B will be prorated to reflect the Commencement Date and Expiration Date.

C. Tenant's Insurance:

Tenant agrees, at its sole cost, to insure its personal property, trade fixtures, Specialized Tenant Improvements and other Alterations not required to be insured by Landlord against damage for their full replacement value (without depreciation). Said insurance shall provide All Risk coverage (or its equivalent or industry replacement) equal to the replacement cost of said property. The property insurance provided by Tenant as required by this paragraph shall be carried in favor of Landlord and Tenant as their respective interests may appear and shall provide that any loss to Alterations shall be adjusted with and be payable to both Landlord and Tenant. Tenant shall deliver a copy of the policy and renewal certificate to Landlord. Tenant agrees, at

its sole cost, to obtain and maintain throughout the Lease Term Commercial General Liability insurance for occurrences within the Project with a combined single limit of not less than Five Million Dollars ($5,000,000.00), worker's compensation insurance in compliance with statutory requirements, and Employer's Liability with a limit of not less than Five Million Dollars ($5,000,000.00). Tenant may meet the Commercial General Liability and Employer's Liability insurance requirements described in the prior sentence with an excess liability insurance policy, so long as the full amount of coverage required above is provided. Tenant's liability insurance shall be primary insurance containing a cross-liability endorsement, and shall provide coverage on an "occurrence" rather than on a "claims made" basis. All such insurance shall provide for severability of interests; shall provide that an act or omission of one of the named or additional insureds shall not reduce or avoid coverage to the other named or additional insureds. Tenant shall include Landlord, Landlord's affiliates and property manager and Landlord's lenders as additional insureds on Tenant's liability policies and shall name Landlord and Landlord's lenders as loss payees on its property insurance covering Alterations, and shall deliver a copy of the policies and renewal certificates to Landlord evidencing the required coverage before entry onto the Premises to commence any Tenant Improvement work or to operate its business in the Premises and before expiration of any such policies. Tenant shall provide a waiver of subrogation in favor of Landlord, Landlord's affiliates and property manager for worker's compensation and employer's liability. Tenant shall deliver to Landlord a copy of the certificates of such insurance evidencing the coverage required of Tenant prior to the earlier of the first Commencement Date or first entry to ready any portion of the Premises for Tenant's occupancy, and within five (5) days after renewal of such policies, but in no event later than five (5) days after the scheduled expiration of such policies. If any policy required of Tenant is cancelled, terminated or reduced in coverage, Tenant shall notify Landlord of such changes not later than five (5) business days after Tenant becomes aware of such change. Notwithstanding the above, Landlord retains the right to have Tenant provide other forms of insurance which may be reasonably required to cover future risks. In no event shall the types or limits of any insurance policies maintained or required to be maintained under this Lease by Tenant or its contractors limit Tenant's liability under this Lease, including without limitation Tenant's indemnification, defense and hold harmless obligations.

D. Waiver:

Except as expressly set forth elsewhere in this Lease, Landlord and Tenant hereby waive all tort, contract or other rights each may have against the other on account of any loss or damage sustained by Landlord or Tenant, as the case may be, to the Premises or its contents, or the other Project improvements, which may arise from any risk to the extent covered by their respective property insurance policies (or to the extent they would have been covered had such insurance policies been maintained in accordance with this Lease) as set forth above; provided that such waiver shall be effective only to the extent either permitted by the insurance covering such loss or, if insurance is required by this Lease but not obtained, permitted by the insurance that would cover such loss if such insurance were obtained as required by this Lease. The Parties shall each obtain from their respective insurance companies a waiver of any right of subrogation which said insurance company may have against Landlord or Tenant, as the case may be, with respect to the property insurance maintained with respect to this Lease.

11. TAXES:

Tenant shall be liable for and shall pay as additional rent, prior to delinquency, all taxes and assessments levied against Tenant's personal property and trade or business fixtures. All real estate taxes shall be prorated to reflect the Commencement Date and Expiration Date. If, at any time during the Lease Term a tax, excise on rents, business license tax or any other tax, however described, is levied or assessed against Landlord as a substitute or addition, in whole or in part, for taxes assessed or imposed on land or buildings, Tenant shall pay and discharge its Allocable Share of such tax or excise on rents or other tax before it becomes delinquent; except that this provision is not intended to cover net

income taxes, inheritance, gift or estate tax imposed upon Landlord. In the event that a tax is placed, levied, or assessed against Landlord and the taxing authority takes the position that Tenant cannot pay and discharge its Allocable Share of such tax on behalf of Landlord, then at Landlord's sole election, Landlord may increase the Base Monthly Rent by the exact amount of such tax and Tenant shall pay such increase. If by virtue of any application or proceeding brought by Landlord, there results a reduction in the assessed value of the Premises during the Lease Term, Tenant agrees to pay Landlord a fee consistent with the fees charged by a third party appeal firm for such services.

12. UTILITIES:

Tenant shall arrange for and pay directly to the providing utility all water, gas, electric, telephone, and other utilities supplied to the Premises. During any period when Tenant leases all of the space located in the Project buildings served by the Bridgeways, Tenant shall also arrange for and pay directly to the providing utility all utilities supplied to the Bridgeways. During any period that Tenant does not lease all of the space located in the Project buildings served by the Bridgeways, Landlord shall arrange for and pay to the providing utility all utilities supplied to the Bridgeways, the cost of which shall be included in Reimbursable Operating Costs and as to which Tenant shall pay Tenant's Allocable Share. Landlord shall not be liable for loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing or the utility company's failure to furnish utilities to the Premises or any other portion of the Project, and in such event Tenant shall not be entitled to abatement or reduction of any portion of Base Monthly Rent or any other amount payable under this Lease and the continued effectiveness of this Lease shall not be affected thereby. Tenant acknowledges that the Premises, the Building and/or the Project may become subject to the rationing of utility services or restrictions on utility use as required by a public utility company, governmental agency or other similar entity having jurisdiction thereof. Tenant acknowledges and agrees that its tenancy and occupancy hereunder shall be subject to such rationing or restrictions as may be imposed upon Landlord, Tenant, the Premises, the Building and/or the Project, and Tenant shall in no event be excused or relieved from any covenant or obligation to be kept or performed by Tenant by reason of any such rationing or restrictions.

13. TOXIC WASTE AND ENVIRONMENTAL DAMAGE:

A. Use of Hazardous Materials:

Without the prior written consent of Landlord, neither Tenant, nor any subtenant of the Premises (of any tier in the chain of title) or any of Tenant's or such subtenant's agents, employees, representatives, affiliates, architects, contractors (including without limitation subcontractors of all tiers), suppliers, vendors, subtenants, licensees or invitees (collectively "**Tenant's Agents**"), shall cause or permit any Hazardous Materials, as defined below, to be generated, brought onto, used, stored, created, released or disposed of in or about the Premises or Project, except that Tenant may use and store small quantities of common household cleaners, office supplies and computer equipment on the Premises provided such use and storage is in strict compliance with all Environmental Laws, as defined below. As used herein, the term "**Hazardous Materials**" shall mean any and all substances, materials or wastes (whether liquid, solid or gaseous), which are a pollutant or contaminant, or which are hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or which present a risk to public health or the environment, or which are or may become regulated by or under the authority of any Environmental Laws, including, without limitation, asbestos or asbestos containing materials, petroleum products, pesticides, polychlorinated biphenyls, flammable explosives, radioactive materials and urea formaldehyde. As used herein, the term "**Environmental Laws**" shall mean any present or future federal, state or local Laws, whether common law, statute, rule, regulation or ordinance, judgment, order, or other governmental restriction, guideline, listing or requirement, relating to the environment or any Hazardous Materials, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §9601 et seq., the Resource

Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., and applicable provisions of the California Health and Safety Code and the California Water Code, all as heretofore or hereafter may be amended from time to time. In order to obtain consent, Tenant shall deliver to Landlord its written proposal describing the Hazardous Materials to be brought onto the Premises, measures to be taken for storage and disposal thereof, and safety measures to be employed to prevent pollution or contamination of the air, soil, surface and ground water. Landlord's approval may be withheld in its reasonable judgment. Without diminishing Tenant's obligation to obtain Landlord's consent to Tenant's use of Hazardous Materials on the Premises where this Lease requires such consent, Tenant represents and warrants that it shall comply with all Governmental Regulations applicable to Hazardous Materials including doing the following: (i) adhere to all reporting and inspection requirements imposed by Federal, State, County or Municipal Laws and provide Landlord a copy of any such reports or agency inspections; (ii) obtain and provide Landlord copies of all necessary permits and management plans required for the use, storage and handling of Hazardous Materials on the Premises; (iii) enforce Hazardous Materials handling and disposal practices consistent with industry standards; (iv) surrender the Premises and Project free from any and all Hazardous Materials generated, brought, used, stored, created, released, or disposed of by Tenant or Tenant's Agents or by anyone else (other than Landlord or Landlord's agents, employees or contractors) coming onto the Premises; and (v) with respect to Hazardous Materials as to which Tenant is obligated or liable pursuant to the express provisions of this Lease, properly close the facility with regard to such Hazardous Materials including the removal or decontamination of any process piping, mechanical ducting, storage tanks, containers, or trenches which have come into contact with such Hazardous Materials and obtaining a closure certificate from the local administering agency prior to the expiration or sooner termination of this Lease.

B. Tenant's Indemnity Regarding Hazardous Materials:

Tenant shall, at its sole cost and expense and with counsel reasonably acceptable to Landlord, indemnify, defend and hold harmless Landlord and the Landlord Related Parties from and against any and all claims, liabilities, obligations, penalties, fines, actions, losses, damages, costs or expenses (including without limitation reasonable attorneys fees) incurred or suffered arising from generating, bringing, using, storing, creating, releasing or disposing of Hazardous Materials in or about the Premises or Project by Tenant or Tenant's Agents, or by anyone else coming onto the Premises (other than Landlord or Landlord's agents, employees and contractors), or the violation of any Governmental Regulation or Environmental Laws by Tenant or Tenant's Agents or by anyone else coming onto the Premises (other than Landlord or Landlord's agents, employees or contractors). This indemnification, defense and hold harmless obligation applies whether or not the concentrations of any such Hazardous Materials exceed applicable maximum contaminant or action levels or any governmental agency has issued a cleanup order. Tenant's indemnification, defense, and hold harmless obligations include, without limitation, the following: (i) claims, liabilities, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under present or future Laws, including Environmental Laws; (ii) claims, liabilities, costs or expenses pertaining to the assessment and identification, monitoring, cleanup, containment, or removal of Hazardous Materials from soils, riverbeds or aquifers including the provision of an alternative public drinking water source; (iii) losses attributable to diminution in the value of the Premises, Building or Project (iv) loss or restriction of use of rentable square footage of the Building or Project; (v) adverse effect on the marketing of any space in the Building or Project; and (vi) all other liabilities, obligations, penalties, fines, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, orders or judgments), damages (including consequential and punitive damages), and costs (including

attorney, consultant, and expert fees and expenses) resulting from the release or violation. This Section 13.B shall survive the expiration or termination of this Lease.

C. Notice of Release or Violation:

If, during the Lease Term (including any extensions), Tenant becomes aware of (i) any actual or threatened release of any Hazardous Materials on, under or about the Premises or Project or (ii) any inquiry, investigation, proceeding, claim, notice or order by any private or public person or entity regarding the presence of Hazardous Materials on, under or about the Premises or Project, including without limitation alleged violations of Environmental Laws by Tenant or Tenant's Agents, Tenant shall give Landlord written notice of the release or investigation within five (5) days after learning of it and shall simultaneously and thereafter furnish Landlord with copies of any claims, notices of violation, reports, or other writings received by Tenant concerning the release or investigation. In the event of an actual release of Hazardous Materials, Tenant shall also give Landlord immediate verbal notice of such release. In the event of any release on or into the Premises or any portion of the Project or into the soil or ground water under the Premises, the Building or the Project of any Hazardous Materials used, treated, stored or disposed of by Tenant or Tenant's Agents or as to the Premises only by anyone else (other than Landlord or Landlord's agents, employees or contractors) coming onto the Premises, Tenant agrees to comply, at its sole cost, with all laws, regulations, ordinances and orders of any federal, state or local agency relating to the monitoring or remediation of such Hazardous Materials. In the event of any such release of Hazardous Materials Tenant shall immediately give verbal and follow-up written notice of the release to Landlord, and Tenant agrees to meet and confer with Landlord and any lender designated by Landlord which has a loan secured by the Premises to attempt to eliminate and mitigate any financial exposure to such lender and resultant exposure to Landlord under California Code of Civil Procedure Section 736(b) as a result of such release, and promptly to take reasonable monitoring, cleanup and remedial steps given, inter alia, the historical uses to which the Project has and continues to be used, the risks to public health posed by the release, the then available technology and the costs of remediation, cleanup and monitoring, consistent with acceptable customary practices for the type and severity of such contamination and all applicable Laws. Nothing in the preceding sentence shall eliminate, modify or reduce the obligation of Tenant under Section 13.B of this Lease to indemnify, defend and hold Landlord and the Landlord Related Parties harmless. Tenant shall provide Landlord prompt written notice of Tenant's monitoring, cleanup and remedial steps. In the absence of an order of any federal, state or local governmental or quasi-governmental agency relating to the cleanup, remediation or other response action required by applicable law, any dispute arising between Landlord and Tenant concerning Tenant's obligation to Landlord under this Section 13.C concerning the level, method, and manner of cleanup, remediation or response action required in connection with such a release of Hazardous Materials shall be resolved by arbitration pursuant to this Lease.

D. Remediation Obligations:

In the event of any release on, under or about the Premises or the Project of any Hazardous Materials generated, brought onto, used, stored, created or disposed of by Tenant or Tenant's Agents or, as to the Premises only, by anyone else (other than Landlord or Landlord's agents, employees or contractors) coming onto the Premises, Tenant shall, at its sole cost, promptly take all necessary and appropriate actions, in compliance with applicable Environmental Laws, to remove or remediate such Hazardous Materials, whether or not any governmental agency has issued a cleanup order, so as to return the Premises and Project to the condition that existed before the introduction of such Hazardous Materials. Tenant shall obtain Landlord's written consent prior to implementing any proposed removal or remedial action, provided, however, that Tenant shall be entitled to respond immediately to an emergency without first obtaining Landlord's written consent. Nothing in the preceding sentence shall in any way eliminate, modify or reduce the obligation of Tenant under 13.B of this Lease to indemnify, defend and hold Landlord and the Landlord Related Parties

harmless. Landlord agrees that Tenant shall not be liable to Landlord for, and Landlord shall not require Tenant to remove or remediate (or pay for the cost thereof), any Hazardous Material that are present at the Project as of the Effective Date or that have migrated to or under the Building or the Project from off-site sources, except to the extent caused by Tenant or Tenant's Agents or coming from any building in the Project leased to Tenant or its successors, affiliates, assigns or other transferees.

E. Environmental Monitoring:

Landlord and its agents and consultants shall have the right to inspect, investigate, sample and monitor the Premises, including any air, soil, water, ground water, or to conduct any other sampling or testing, digging, drilling or analysis, to determine whether Tenant is complying with the terms of this Section 13. If Landlord discovers that Tenant is not in compliance with the terms of this Section 13, all costs incurred by Landlord in determining Tenant's non-compliance, including attorneys', consultants' and experts' fees, shall be due and payable by Tenant to Landlord within thirty (30) days following Landlord's written demand therefor.

F. Landlord Indemnification:

Landlord shall indemnify and hold Tenant harmless from any claims, liabilities, costs or expenses (including, without limitation, all litigation costs, expert witness fees and reasonable attorneys' fees) incurred or suffered by Tenant for the removal, investigation, monitoring or remediation of Hazardous Materials which are present on the Premises or the Project as of the Effective Date (except to the extent caused by Tenant or Tenant's Agents or coming from any building in the Project leased to Tenant or its successors, affiliates, assigns or other transferees), or which come to be present on the Premises or the Project as a result of Landlord's actions after the Effective Date. Landlord's indemnification and hold harmless obligations include, without limitation, (i) claims, liability, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under common law or under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act of 1980 ("RCRA") or any other Federal, State, County or Municipal law, ordinance or regulation, for the removal, investigation, monitoring or remediation of Hazardous Materials which are present on the Premises or the Project as of the Effective Date (except to the extent caused by Tenant or Tenant's Agents or coming from any building in the Project leased to Tenant or its successors, affiliates, assigns or other transferees), or which come to be present on the Premises or the Project as a result of Landlord's actions after the Effective Date, (ii) claims, liabilities, costs or expenses pertaining to the identification, monitoring, cleanup, containment, or removal of Hazardous Materials which are present on the Premises or the Project as of the Effective Date (except to the extent caused by Tenant or Tenant's Agents or coming from any building in the Project leased to Tenant or its successors, affiliates, assigns or other transferees), or which come to be present on the Premises or the Project as a result of Landlord's actions after the Effective Date from soils, riverbeds or aquifers including the provision of an alternative public drinking water source, and (iii) all costs of defending such claims. In no event shall Landlord be liable for any consequential damages suffered or incurred by Tenant as a result of any such contamination. To the actual knowledge of Landlord, except as disclosed by in the documents described on <u>Exhibit H</u> attached hereto or in any documents delivered to Tenant before the Effective Date or recorded against the Project, no Hazardous Material is present in the Building or the Project in violation of applicable Laws. Phrases such as "**to the actual knowledge of Landlord**", or other phrases relating to Landlord's knowledge as used in this Lease, mean and are limited to the actual personal knowledge as of the Effective Date of John Michael Sobrato, without such individual having undertaken or being required to undertake any duty of inquiry, investigation or due diligence with respect to such matters, without the knowledge of any other person being imputed to such individual, without any constructive knowledge being imputed to such individual and

without such individual assuming any personal liability with respect to such matters.

14. TENANT'S DEFAULT

A. Events of Default

The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant: (i) Tenant's failure to pay the Base Monthly Rent or any other payment due under this Lease (including additional rent) by the date such amount is due, where such failure continues for three (3) business days after Tenant's receipt of Landlord's notice that such amount was not received; (ii) the abandonment of the Premises by Tenant; (iii) Tenant's failure to deliver to Landlord any document or agreement required to be delivered by Tenant pursuant to Sections 3.D, 20.H, 20.K, 20.T within the time required by those Sections, or failure to discharge any liens within the time required by Section 8.B, or failure to deliver any evidence of insurance within the time required by this Lease, where such failure continues for two (2) business days after written notice of the failure has been delivered to Tenant; (iv) Tenant's failure to observe and perform any other required provision of this Lease, or the occurrence of any other event described as a default in other Sections of this Lease or any amendment to this Lease, where such failure or default continues for thirty (30) days after written notice from Landlord, provided, however, that if the nature of the default is such that it cannot reasonably be cured within such thirty (30) day period, Tenant shall not be deemed in default if it commences within such thirty (30) day period to cure and thereafter diligently prosecutes the same to; except, however, that if this Lease expressly provides that no notice or cure is required for a breach or default to exist then such thirty (30) day or longer notice and cure period shall not apply; (v) Tenant's making of any general assignment for the benefit of creditors; (vi) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within thirty (30) days after the filing); (vii) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (viii) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where such seizure is not discharged within thirty (30) days.

B. Remedies:

In the event of any default by Tenant beyond applicable notice and cure periods, then in addition to other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event Landlord elects to so terminate this Lease, Landlord may recover from Tenant all the following: (i) the worth at time of award of any unpaid rent which had been earned at the time of such termination; (ii) the worth at time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss for the same period that Tenant proves could have been reasonably avoided; (iii) the worth at time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform its obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom; including the following: (x) expenses for repairing, altering or remodeling the Premises for purposes of reletting, (y) broker's fees, advertising costs or other expenses of reletting the Premises, and (z) costs of carrying the Premises such as taxes, insurance premiums, utilities and security precautions; and (v) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted by applicable California law. The term "**rent**", as used in this Lease, is defined as the minimum monthly installments of Base Monthly Rent and all other sums required to be paid by Tenant pursuant to this Lease, all such other sums

being deemed as additional rent due hereunder. As used in (i) and (ii) above, "**worth at the time of award**" shall be computed by allowing interest at a rate equal to the greater of the following (the "**Agreed Interest Rate**") (i) the discount rate of the Federal Reserve Bank of San Francisco plus five (5%) percent per annum, as of the twenty-fifty (25th) day of the month immediately preceding Tenant's default, on advances to member banks under Section 13 and 13(a) of the Federal Reserve Act, as now in effect or hereafter from time to time amended, or (ii) ten percent (10%) per annum. As used in (iii) above, "**worth at the time of award**" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one (1%) percent. Any obligation Landlord may have to mitigate damages upon a termination due to Tenant's default shall not include the obligation to relet the Premises if Landlord has other comparable available space within the Building or Project.

C. Right to Re-enter:

In the event of any such default by Tenant, Landlord shall have the right, after terminating this Lease, to re-enter the Premises and remove all persons and property in accordance with applicable law. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, and disposed of by Landlord, in any manner permitted by law.

D. Continuation of Lease:

If Landlord does not elect to terminate this Lease as provided in Section 14.B above, then the provisions of California Civil Code Section 1951.4, (Landlord may continue the Lease in effect after Tenant's breach and abandonment and recover rent as it becomes due if Tenant has a right to sublet and assign, subject only to reasonable limitations) as amended from time to time, shall apply, this Lease shall continue in effect, and Landlord may enforce all of its rights and remedies under this Lease, including without limitation, the right to recover payment of rent as it becomes due.

E. No Termination:

Neither efforts by Landlord to mitigate damages caused by a breach or default of Tenant, nor acts of maintenance or preservation or efforts to relet the Premises shall constitute an election by Landlord to terminate the Lease or a termination of Tenant's right to possession of the Premises.

F. Non-Waiver:

Landlord may accept Tenant's payments without waiving any rights under this Lease, including rights under a previously served notice of default. No payment by Tenant or receipt by Landlord of a lesser amount than any installment of rent due shall be deemed as other than payment on account of the amount due. If Landlord accepts payments after serving a notice of default, Landlord may nevertheless commence and pursue an action to enforce rights and remedies under the previously served notice of default without giving Tenant any further notice or demand. Furthermore, Landlord's acceptance of rent from the Tenant when the Tenant is holding over without express written consent does not convert Tenant's tenancy from a tenancy at sufferance to a month to month tenancy. No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by Landlord of any provision of this Lease must be in writing. Such waiver shall affect only the provision specified and only for the time and in the manner stated in the writing. No delay or omission in the exercise of any right or remedy by Landlord shall impair such right or remedy or be construed as a waiver thereof by Landlord. No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute acceptance of the surrender of the Premises by Tenant before the Expiration Date. Only written notice from Landlord to Tenant of acceptance shall constitute such acceptance of surrender of the Premises. Landlord's consent to or approval of any act by Tenant which requires Landlord's consent or approvals shall not be deemed to waive or render unnecessary Landlord's consent to or approval of any subsequent act by Tenant. The voluntary or other

surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger and shall, at the option of Landlord, terminate all or any existing subleases or subtenants, or may, at the option of Landlord, operate as an assignment to Landlord of any or all such subleases or subtenants

G. Performance by Landlord:

If Tenant fails to perform any obligation required under this Lease or by Laws beyond applicable notice and cure periods, Landlord in its sole and absolute discretion may, without notice, without waiving any rights or remedies and without releasing Tenant from its obligations hereunder, perform such obligation, in which event Tenant shall pay Landlord as additional rent all sums paid by Landlord in connection with such substitute performance, including interest at the Agreed Interest Rate within ten (10) days of Landlord's written notice for such payment.

H. [Intentionally deleted]

15. LANDLORD'S LIABILITY:

A. Limitation on Landlord's Liability:

In the event of Landlord's failure to perform any of its covenants or agreements under this Lease, Tenant shall give Landlord written notice of such failure and shall give Landlord thirty (30) days to cure or commence to cure such failure prior to any claim for breach or resultant damages, provided, however, that if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Landlord shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecutes the same to completion. In addition, upon any such failure by Landlord, Tenant shall give notice by registered or certified mail to any person or entity with a security interest in the Premises ("**Mortgagee**") that has provided Tenant with notice of its interest in the Premises, and shall provide Mortgagee a reasonable opportunity to cure such failure, including such time to obtain possession of the Premises by power of sale or judicial foreclosure or appointment of a receiver, if such should prove necessary to effectuate a cure. Tenant agrees that each of the Mortgagees to whom this Lease has been assigned is an express third-party beneficiary hereof. Tenant waives any right under California Civil Code Section 1950.7 or any other present or future law relating to the collection of any payment or deposit from Mortgagee or any purchaser at a foreclosure sale of Mortgagee's interest unless Mortgagee or such purchaser shall have actually received and not refunded the applicable payment or deposit. Tenant further waives all rights to terminate this Lease and to vacate the Premises on Landlord's default under this Lease, the Parties having agreed that Tenant's remedies in the event of a Landlord default shall be limited to those expressly set forth in this Lease. Tenant's sole remedy on Landlord's default is an action for damages or injunctive or declaratory relief; provided, however, Landlord and the Landlord Related Parties shall not be liable to Tenant for any consequential damages suffered or incurred by Tenant on account of Landlord's default including, without limitation, on account of lost profits or the interruption of Tenant's business. Tenant hereby agrees that Landlord shall not be liable for injury to Tenant's business or any loss of income therefrom or for damage to the goods, wares, merchandise, or other property of Tenant, Tenant's employees, invitees, customers, or any other person in or about the Premises or the Project, nor shall Landlord be liable for injury to the person of Tenant, Tenant's employees, agents, contractors, or any other person in or about the Premises or Project, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water, or rain, or from the breakage, leakage, obstruction, or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning, or lighting fixtures, or from any other cause, whether said damage or injury results from conditions arising upon the Premises or upon other portions of the Project or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant. Landlord shall not be liable for any damages arising from any act or neglect of any other tenant, occupant, or user of the Project, nor from the failure of Landlord to enforce the provisions of any other lease of the Project.

B. Limitation on Tenant's Recourse:

If Landlord is a corporation, trust, partnership, joint venture, unincorporated association or other form of business entity, then the obligations of Landlord shall not constitute personal obligations of the Landlord Related Parties. Tenant shall have recourse only to the interest of Landlord in the Premises and current net rent proceeds therefrom (after deduction of all costs and expenses incurred in connection with the Project, including debt service) for the satisfaction of the obligations of Landlord and shall not have recourse to any other assets of Landlord for the satisfaction of such obligations.

C. Indemnification of Landlord:

As a material part of the consideration rendered to Landlord, Tenant hereby waives all claims against Landlord for damages to goods, wares and merchandise, and all other personal property in, upon or about said Premises and for injuries to persons in or about said Premises or Project, from any cause arising at any time to the fullest extent permitted by law. Except to the extent due to the negligence or willful misconduct of Landlord or a breach of Landlord's obligations under this Lease, Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord and hold Landlord and the Landlord Related Parties harmless from and against all claims, liabilities, obligations, penalties, fines, actions, losses, damages, costs or expenses (including without limitation reasonable attorneys fees) incurred or suffered arising from the use or occupancy of the Premises or any part of the Project by Tenant or Tenant's Agents, the acts or omissions of Tenant or Tenant's Agents, Tenant's breach of this Lease, or any damage or injury to person or property from any cause, including but not limited to the use or occupancy of the Premises or any part of the Project by Tenant or Tenant's Agents, the acts or omissions of Tenant or Tenant's Agents, Tenant's breach of this Lease or from the failure of Tenant to keep the Premises in good condition and repair as herein provided. Further, in the event Landlord is made party to any litigation due to the acts or omission of Tenant or Tenant's Agents, Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord and the Landlord Related Parties harmless from and against all claims, liabilities, obligations, penalties, fines, actions, losses, damages, costs or expenses (including without limitation reasonable attorneys fees) incurred in connection with such litigation.

16. DESTRUCTION OF PREMISES:

A. Landlord's Obligation to Restore:

In the event of damage or destruction of the Premises, or the Bridgeways if they are constructed, during the Lease Term (other than Tenant's Specialized Tenant Improvements and other than those Alterations for which Landlord's consent was not obtained) Landlord, and Tenant (as to Alterations for which Landlord's consent was not obtained, and Specialized Tenant Improvements, provided that in no event shall Tenant perform any work in violation of the other Sections of this Lease), shall repair the same to a similar condition to that which existed prior to such damage or destruction, to the extent legally allowed, subject to this Section 16 below. Such damage or destruction shall not annul or void this Lease; however, Tenant shall be entitled to a proportionate reduction of Base Monthly Rent while Landlord's repairs or restoration of the Building are being made, and thereafter until the earlier to occur of (i) one hundred fifty (150) days after completion of Landlord's Premises repair or restoration work or (ii) the date that Tenant completes its Premises repair or restoration work, such abatement to be based upon the extent to which Tenant is not able to occupy the Premises and conduct business therein due to such casualty or repair or restoration work, as reasonably determined by Landlord. In no event shall Landlord have any liability to Tenant, and in no event shall Tenant be entitled to any rent reduction or abatement or have the right to terminate this Lease if repair or reconstruction of the Bridgeways following casualty is not allowed by any governmental authority having jurisdiction. In no event shall Landlord have the obligation to restore any portion of the Bridgeways serving a Project building if such Project building is no longer leased by Tenant. In no event shall Landlord be required to repair or restore Alterations for which Landlord's consent was not obtained, Specialized Tenant

Improvements or Tenant's trade fixtures or personal property.

B. Limitations on Landlord's Restoration Obligation:

Notwithstanding the provisions of Section 16.A above, Landlord shall have no obligation to repair or restore the Building (or any portion of the Bridgeways, if they are constructed) if any of the following occur: (i) if Landlord estimates the repairs cannot be made in three hundred sixty (360) days from the date of receipt of all governmental approvals necessary under applicable Laws, as reasonably determined by Landlord, (ii) if the holder of the first deed of trust or mortgage encumbering the Building elects not to permit the insurance proceeds payable upon damage or destruction to be used for such repair or restoration, (iii) the damage or destruction is not fully covered by the insurance maintained by Landlord, (iv) the damage or destruction occurs in the last twenty four (24) months of the Lease Term (taking into consideration all Options then exercised by Tenant), or (v) Tenant is in default pursuant to the provisions of Section 14 above; or (vi) Tenant has vacated the Premises for more than ninety (90) days before the casualty. In any such event Landlord may elect either to (i) complete the repair or restoration, or (ii) terminate this Lease by providing Tenant written notice of its election within sixty (60) days following the damage or destruction. If Landlord elects to terminate this Lease pursuant to the immediately prior sentence, then Tenant shall have the right to terminate the Second Expansion Building Lease by notifying Landlord of such election in writing not later than thirty (30) days after Landlord has elected to terminate this Lease pursuant to the immediately prior sentence. If Landlord elects to repair or restore, this Lease shall continue in full force and effect. Tenant shall also have the right to terminate this Lease in the event either (1) Landlord estimates the repairs cannot be made in the three hundred sixty (360) days from the date of receipt of all governmental approvals necessary under applicable Laws, as reasonably determined by Landlord, or (2) the damage or destruction occurs in the last twenty four (24) months of the Lease Term (taking into consideration all Options then exercised by Tenant), by providing Landlord written of its election of (1) of this sentence above within twenty (20) days after Landlord's notice of the time to repair and restore and of (2) of this sentence above within thirty (30) days after the date of the casualty; provided however that Tenant's termination right pursuant to this sentence shall not apply with respect to the Bridgeways or the Second Expansion Building Lease. Tenant hereby waives the benefits and rights provided to Tenant by the provisions of Civil Code Sections 1932 and 1933, or any similar Law now or hereafter in effect. If this Lease terminates as the result of any damage or destruction to Premises, all property insurance proceeds relating to Alterations maintained by Tenant shall be the sole property of Landlord, Tenant shall have no right to such proceeds, and Tenant shall fully cooperate with Landlord in collecting such proceeds, or if such proceeds have been paid to Tenant, Tenant shall pay such proceeds to Landlord not later than seven (7) business days after the Expiration Date or termination of this Lease (whichever is earlier), which obligations shall survive the expiration or sooner termination of this Lease. Tenant shall also pay to Landlord not later than seven (7) business days after the Expiration Date or termination of this Lease (whichever is earlier) an amount equal to the deductible under Tenant's property insurance, which obligation shall survive the expiration or sooner termination of this Lease. If Tenant fails to maintain the property insurance required by this Lease, then Tenant shall pay to Landlord, not later than seven (7) business days after the Expiration Date or termination of this Lease (whichever is earlier) an amount equal to what the proceeds would have been had Tenant maintained the insurance required by this Lease, plus the deductible that would have applied if such insurance had been in place.

17. CONDEMNATION:

If any part of the Premises shall be taken for any public or quasi-public use, under any statute or by right of eminent domain or private purchase in lieu thereof, and only a part thereof remains which is susceptible of occupation hereunder, this Lease shall, as to the part so taken, terminate as of the day before title vests in the condemnor or purchaser ("**Vesting Date**") and Base Monthly

Rent payable hereunder shall be adjusted so that Tenant is required to pay for the remainder of the Lease Term only such portion of Base Monthly Rent as the value of the part remaining after such taking bears to the value of the entire Premises prior to such taking, as reasonably determined by Landlord. Further, in the event of such partial taking, Landlord shall have the option to terminate this Lease as of the Vesting Date. If Landlord elects to terminate this Lease pursuant to the immediately prior sentence, then Tenant shall have the right to terminate the Second Expansion Building Lease by delivering written notice of its election to Landlord not later than thirty (30) days after Landlord has elected to terminate this Lease pursuant to the immediately prior sentence. If all of the Premises or such part thereof be taken so that there does not remain a portion susceptible for occupation hereunder, this Lease shall terminate on the Vesting Date. If part or all of the Premises be taken, all compensation awarded upon such taking shall go to Landlord, and Tenant shall have no claim thereto; except Landlord shall cooperate with Tenant, without cost to Landlord, to recover compensation for the unamortized cost of any Specialized Tenant Improvements and Alterations paid for by Tenant and not reimbursed through the Work Allowance or for Tenant's moving costs. If there is a taking of any parking areas within Phase 2, substitute parking cannot be provided within Phase 2 by means of restriping the remaining existing parking areas within Phase 2, and Landlord does not provide replacement parking within Phase 1 or other property adjacent to Phase 1 or Phase 2, then the parking allocated to Tenant under this Lease shall be proportionately reduced. However, if the parking allocated to Tenant under this Lease is reduced by more than ten percent (10%) or there is a taking of more than fifteen percent (15%) of the rentable square footage in the five (5) story office portion of Building then leased by Tenant (not including the Roof Deck), Tenant shall have the right to terminate this Lease effective as of the Vesting Date or thirty (30) days after Tenant delivers its termination notice to Landlord, whichever is later. If any part of the Premises is taken but this Lease is not terminated, then Landlord shall, to the extent not prohibited by Laws and condemnation proceeds are sufficient to do so, repair any damage to the Premises caused by such taking to a condition reasonably suitable for Tenant's continued operations. Tenant hereby waives the provisions of California Code of Civil Procedures Section 1265.130 and any similar Law now or hereafter in effect, and the provisions of this Section 17 shall govern in the case of a taking.

18. ASSIGNMENT OR SUBLEASE:

A. Consent by Landlord:

Except as specifically provided in Section 18.E below, Tenant may not voluntarily, involuntarily or by operation of law, assign, sell or otherwise transfer all or any part of Tenant's interest in this Lease or in the Premises, cause or permit any part of the Premises to be sublet, occupied or used by anyone other than Tenant, or permit any person to succeed to any interest in this Lease or the Premises (all of the foregoing being a "**Transfer**") without the express written consent of Landlord. Notwithstanding any other provision of this Lease, in no event shall Tenant have the right to effect a Transfer of any portion of the Amenities Extension or the Roof Deck, without concurrently therewith assigning all of its rights under this Lease to the same transferee, except that in the case of a sublease or license of less than all of the interior space of the Premises, Tenant may allow its subtenant or licensee to have shared use of the Amenities Extension or the Roof Deck. In the event Tenant desires to effectuate a Transfer, Tenant shall deliver to Landlord (i) executed counterparts of any agreement and of all ancillary agreements with the proposed transferee, (ii) current financial statements of the transferee covering the preceding three (3) years, (iii) the nature of the proposed transferee's business to be carried on in the Premises, (iv) a statement outlining all consideration to be given on account of the Transfer, and (v) a current financial statement of Tenant. Landlord may condition its approval of any Transfer on receipt of a certification from both Tenant and the proposed transferee of all consideration to be paid to Tenant in connection with such Transfer. At Landlord's request, Tenant shall also provide additional information reasonably required by Landlord to determine whether it will consent to the proposed Transfer. Landlord shall have a fifteen (15) day period following receipt of all the foregoing within

which to notify Tenant in writing that Landlord elects to: (i) other than with respect to a Permitted Transfer, terminate this Lease as to the portion of the Premises proposed to be transferred, if the portion of the Premises proposed for Transfer, together with any portion of the Building then subject to another Transfer, is for more than fifty percent (50%) (cumulatively, for the proposed Transfer and all other Transfers then in effect and made within the thirty six (36) month period before Tenant's request for consideration of the proposed Transfer) of the rentable square footage of the Building, and the Transfer then under consideration is for more than seventy five percent (75%) of the remaining Lease Term (not taking into account Option Terms which have not yet commenced); (ii) permit Tenant to Transfer such space to the named transferee on the terms and conditions set forth in the notice; or (iii) refuse consent. If Landlord should fail to notify Tenant in writing of such election within the fifteen (15) day period, Landlord shall be deemed to have elected option (iii) above (i.e. refused consent); provided, however that if after such fifteen (15) day period Tenant delivers another written notice to Landlord requesting consent to the proposed Transfer together with the information required to be submitted in connection with the Transfer, such notice states that it is a second notice as to which if Landlord does not respond within seven (7) business days Landlord will be deemed to have granted its consent, and Landlord has confirmed to Tenant that Landlord received such second notice and the submitted Transfer information, then if Landlord fails to respond to Tenant within seven (7) business days after delivery of the second notice and Landlord's confirmation of receipt Landlord shall be deemed to have consented to the proposed Transfer. In the event Landlord elects option (i) above, this Lease shall expire with respect to such part of the Premises which is the subject of the proposed Transfer on the date upon which the proposed Transfer was to commence, and from such date forward, Base Monthly Rent shall be adjusted based on the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Premises before exercise of Landlord's election to terminate, and Tenant's Allocable Share of all other costs and charges shall be adjusted in accordance with Section 9.E based upon the remaining rentable area of the Premises. In the event Landlord does not elect option (i) above, Landlord's consent to the proposed Transfer shall not be unreasonably withheld, conditioned or delayed, provided and upon the condition that: (i) the proposed transferee is engaged in a business that is limited to the use expressly permitted under this Lease; (ii) the proposed transferee is a company with sufficient financial worth and management ability to undertake the financial obligation of this Lease in the case of an assignment (or in the case of a Transfer of less than all of Tenant's interest in this Lease or a sublease, the financial obligations under such Transfer) and Landlord has been furnished with reasonable proof thereof; (iii) the proposed transfer agreement, if it is a sublease, conforms to the requirements of Section 18.I below or if it is an assignment, is in a form reasonably satisfactory to Landlord; (iv) the proposed Transfer will not result in there being greater than one (1) subtenants or other occupants (not including employees) on any floor within the Building at any time during the Lease Term; (v) Tenant reimburses Landlord on demand for all reasonable costs that may be incurred by Landlord in connection with said Transfer, including the costs of making investigations as to the acceptability of the proposed transferee and legal costs incurred in connection with the granting or denial of any requested consent not to exceed Two Thousand Five Hundred Dollars ($2,500); and (vi) Tenant shall not have advertised or publicized in any way the availability of the Premises without prior notice to Landlord. In the event all or any one of the foregoing conditions are not satisfied (without limiting other factors that may be considered or conditions that may be imposed by Landlord in connection with a requested Transfer), Landlord shall be considered to have acted reasonably if it withholds its consent. Tenant shall not hypothecate, mortgage, pledge or otherwise encumber Tenant's interest in this Lease or the Premises or otherwise use the Lease as a security device in any manner without the consent of Landlord, (all of the foregoing being an "**Hypothecation**") which consent Landlord may withhold in its sole and absolute discretion. Tenant shall reimburse Landlord on demand for any reasonable costs that may be incurred by Landlord in connection with an Hypothecation, including legal costs incurred in connection with

the granting or denial of any requested consent. Landlord's consent to one or more Transfers or Hypothecations shall not operate to waive Tenant's obligation to obtain Landlord's consent to other Transfers or Hypothecations nor constitute consent to an assignment or other Transfer following foreclosure of any permitted lien, mortgage or other encumbrance. If Tenant is a corporation, limited liability company, unincorporated association, partnership or other legal entity, the sale, assignment, cancellation, surrender, exchange, conversion or any other transfer or hypothecation of any stock, membership or other ownership interest in such entity (whether occurring at one time or over a period of time) in the aggregate of more than fifty percent (50%) (determined cumulatively) shall be deemed an assignment of this Lease; in the case of a partnership, any withdrawal or substitution (whether occurring at one time or over a period of time) of any partners owning fifty percent (50%) or more (cumulatively) of the partnership, or the dissolution of the partnership shall be deemed an assignment of this Lease; provided that, subject to Section 18.D below, the foregoing provisions of this sentence shall not apply to a transfer of stock in a corporation whose stock is publicly traded on a public stock exchange. If Tenant is an entity, any sale of all or substantially all of its assets shall be deemed an assignment of this Lease. If Tenant is a corporation whose stock is not publicly traded on a public stock exchange, any dissolution, merger, consolidation or reorganization of Tenant shall be deemed a Transfer. Tenant acknowledges and agrees that the provision of this Section 18 are not unreasonable standards or conditions for purposes of Section 1951.4 of the California Civil Code, as amended from time to time, under bankruptcy laws, or for any other purpose.

B. Assignment or Subletting Consideration:

Landlord and Tenant hereby agree that fifty percent (50%) of any rent or other economic consideration (including without limitation, payments for trade fixtures and personal property in excess of the fair market value thereof, stock, warrants, and options) in excess of the Base Monthly Rent payable hereunder (after deducting therefrom Reasonable Transfer Costs (defined below)) (i) realized by Tenant in connection with any Transfer by Tenant, and/or (ii) realized by a subtenant or any other person or entity (other than Tenant) (any such subtenant, person or entity being a "**Subsequent Transferor**") in connection with a sublease, assignment or other Transfer by such Subsequent Transferor, shall be paid by Tenant to Landlord promptly after such amounts are paid to Tenant or a Subsequent Transferor, regardless of the amount of sub-rent the Subsequent Transferor pays to Tenant or any prior Subsequent Transferor. As used in this Section 18.B, "**Reasonable Transfer Costs**" shall mean the following costs, to the extent reasonably incurred in connection with the Transfer in question: (i) advertising costs and brokerage commissions payable to unaffiliated third parties, (ii) reasonable legal fees incurred by Tenant in connection with such Transfer, (iii) tenant improvement costs incurred by Tenant solely in connection with such Transfer, and (iv) the Unamortized TI Costs (defined below) to the extent attributable to the portion of the Premises subject to the Transfer. As used in this Lease, "**Unamortized TI Costs**" shall mean the then remaining (as of the date of Transfer) unamortized portion of the Work Allowance Costs to the extent not paid for through the Work Allowance, with the Work Allowance Costs not paid for through the Work Allowance being amortized over the initial one hundred forty four (144) months of the Lease Term and evenly allocated over the rentable square footage of the Premises. In the case of a Transfer other than an assignment of Tenant's entire interest in the Lease and Premises, the Unamortized TI Costs shall be included in Reasonable Transfer Costs on a monthly amortization basis over the then remaining amortization period and shall not be fully deducted upon the occurrence of the Transfer. Tenant's obligation to pay over Landlord's portion of the consideration constitutes an obligation for additional rent hereunder. The above provisions relating to Landlord's right to terminate the Lease and relating to the allocation of excess rent are independently negotiated terms of the Lease which constitute a material inducement for the Landlord to enter into the Lease, and are agreed by the Parties to be commercially reasonable. No Transfer by Tenant shall relieve it of any obligation under this Lease. Any Transfer which

conflicts with the provisions of this Lease shall be voidable by Landlord at any time following such Transfer.

C. **No Release:**

Any Transfer shall be made only if and shall not be effective until the transferee shall execute, acknowledge, and deliver to Landlord an agreement, in form and substance satisfactory to Landlord, whereby the transferee shall assume all the obligations of this Lease on the part of Tenant to be performed or observed to the extent of the interest being transferred and shall be subject to all the covenants, agreements, terms, provisions and conditions in this Lease to the extent applicable to the interest being transferred. Notwithstanding any Transfer and the acceptance of rent or other sums by Landlord from any transferee, Tenant and any guarantor shall remain fully liable for the payment of Base Monthly Rent and additional rent due, and to become due hereunder, for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and for all acts and omissions of any transferee or any other person claiming under or through any transferee that shall be in violation of any of the terms and conditions of this Lease, and any such violation shall be deemed a violation by Tenant. Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord and hold Landlord and the Landlord Related Parties harmless from and against all claims, liabilities, obligations, penalties, fines, actions, losses, damages, costs or expenses (including without limitation reasonable attorneys fees) resulting from any claims that may be made against Landlord by the proposed transferee or by any real estate brokers or other persons claiming compensation in connection with the proposed Transfer.

D. **Reorganization of Tenant:**

Notwithstanding any other provision of this Lease, the provisions of this Section 18.D shall apply if: (i) there is a dissolution, merger, consolidation, or other reorganization of or affecting Tenant, where Tenant is not the surviving company, or there is a sale of all or substantially all of the assets of Tenant, or (ii) there is a sale, cancellation, surrender, exchange, conversion or any other transfer of stock involving or consisting of more than fifty percent (50%) of the total combined voting power of all classes of Tenant's capital stock issued, outstanding and entitled to vote for the election of directors, or a transfer of more than a fifty percent (50%) ownership interest in Tenant (where Tenant is not a corporation), or there is any merger, consolidation or other reorganization of or affecting Tenant (other than one described in (i) immediately above), whether the foregoing occurs in a single transaction or in multiple steps. In a transaction under clause (i) of this Section 18.D, the surviving or acquiring corporation or entity ("**Surviving Entity**") shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord under which the Surviving Entity assumes the obligations of Tenant hereunder. In a transaction or series of transactions under clause (ii) of this Section 18.D, the entities which as a result of such transaction(s) own a greater than fifty percent (50%) interest in Tenant (including, without limitation as a result of a reverse triangular merger or a triangular merger) (collectively the "**Acquiring Entity**") shall promptly execute and deliver to Landlord a guaranty of lease in form reasonably satisfactory to Landlord under which the Acquiring Entity guarantees the full payment and performance of the obligations of Tenant under the Lease ("**Lease Guaranty**"). The foregoing notwithstanding, as to all transactions described in this Section 18.D, if the Surviving Entity or Acquiring Entity is itself not a publicly-traded company, but is instead the subsidiary of or owned (directly or indirectly) by a publicly-traded company (or a subsidiary of a subsidiary of a publicly-traded company, or a subsidiary in a chain of entities in which one or more parent companies are publicly traded), then each publicly-traded parent company in such chain shall also be required to execute and deliver to Landlord the Lease Guaranty. In addition, in the event that after such acquisition Tenant does not prepare audited financial statements, then in addition to the financial statements required to be delivered by Tenant hereunder, each entity required to execute the Lease Guaranty shall provide Landlord its audited financial statements at the times and in the manner required of Tenant hereunder.

Without limiting the foregoing requirements, it is the intent of the parties that after such any transaction or series of transactions described in this Section 18.D, Landlord shall be entitled to rely on the creditworthiness of publicly-traded companies and to receive audited financial information from publicly-traded companies to the extent Tenant is owned, directly or indirectly, by a publicly-traded company.

E. Permitted Transfers

Provided that Tenant otherwise complies with the provisions of this Section 18, except the provision requiring prior consent or the provisions relating to payment of Transfer consideration, but otherwise including without limitation Section 18.D, Tenant may enter into any of the following Transfers described in this Section 18.E (a "**Permitted Transfer**") without Landlord's prior consent, provided however that Tenant shall notify Landlord of any such Transfer not later than five (5) business days after the effective date of such Transfer. Except as provided in Section 18.A above relating to a Transfer of any portion of the Amenities Extension or the Roof Deck, Tenant may sublease all or part of the Premises or assign all of its interest in this Lease to (i) any corporation or legal entity which controls, is controlled by, or is under common control with the original Tenant to this Lease by means of an ownership interest of more than fifty percent (50%); (ii) a successor corporation or legal entity which results from a merger, consolidation or other reorganization in which Tenant is not the surviving corporation or legal entity, so long as the surviving corporation or legal entity has a net worth at the time of such assignment or sublease that is equal to or greater than the net worth of Tenant immediately prior to such transaction; and (iii) a corporation or legal entity which purchases or otherwise acquires all or substantially all of the assets or stock of Tenant so long as the surviving corporation or legal entity has a net worth at the time of such assignment or sublease that is equal to or greater than the net worth of Tenant immediately prior to such transaction. The assignee of a Permitted Transfer is referred to in this Lease as a "**Permitted Assignee**".

F. Effect of Default:

In the event of Tenant's default, Tenant hereby assigns all amounts due to Tenant from any Transfer as security for performance of Tenant's obligations under this Lease, and Landlord as assignee of Tenant, or a receiver for Tenant appointed on Landlord's application, may collect such amounts and apply it toward Tenant's obligations under this Lease, except that Tenant may collect such amounts unless a default beyond applicable notice and cure periods occurs as described in Section 14 above. Landlord's collection of any amounts due from a Transfer shall not constitute an acceptance by Landlord of attornment by any subtenants, and upon Tenant's default beyond applicable notice and cure periods Landlord shall have all rights provided by this Lease and applicable Laws, including without limitation terminating this Lease and any or all occupants' rights to possession of the Premises as Landlord shall determine in Landlord's sole and absolute discretion. A termination of the Lease due to Tenant's default beyond applicable notice and cure periods shall not automatically terminate a Transfer then in existence; rather at Landlord's election (1) such Transfer shall survive the Lease termination, (2) the transferee shall attorn to Landlord, and (3) Landlord shall undertake the obligations of Tenant under the transfer agreement; except that Landlord shall not be liable for prepaid rent, security deposits or other defaults of Tenant to the transferee, or for any acts or omissions of Tenant and Tenant's Agents.

G. Conveyance by Landlord:

In the event of any transfer by any person or entity comprising Landlord of such person's or entity's entire interest in this Lease, such person or entity (and in case of any subsequent transfer, the then transferor) shall be automatically freed and relieved from and after the date of such transfer of all liability for the performance of any covenants or obligations on the part of Landlord contained in this Lease accruing thereafter; provided, however, that any funds in the hands of such person or entity or the then transferor at the time of such transfer, in which Tenant has an interest shall be turned over to the transferee and if the entire interest of Landlord is the subject of the transfer then any amount then due and

payable to Tenant by Landlord or the then transferor under any provision of this Lease shall be paid to Tenant; and provided, further, that upon any such transfer, the transferee shall be deemed to have assumed, subject to the limitations of this Section 18 above all of the agreements, covenants and conditions in this Lease to be performed from and after the transfer on the part of Landlord, it being intended hereby that the covenants and obligations contained in this Lease to be performed on the part of Landlord shall, subject as aforesaid, be binding on each Landlord, its successors and assigns, only during its period of ownership.

H. Successors and Assigns:

Subject to the provisions this Section 18, the covenants and conditions of this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of all Parties hereto; and all parties hereto comprising Tenant shall be jointly and severally liable hereunder.

I. Sublease Requirements:

With respect to any permitted sublet of the Premises by Tenant to an approved Subtenant ("**Subtenant**"), the sublet transaction shall be evidenced by a written sublease between Tenant and Subtenant (the "**Sublease**"). The Sublease shall comply with the following requirements: (i) The form of the Sublease and the terms and conditions thereof shall be subject to Landlord's approval which shall not be withheld unreasonably; (ii) The Sublease shall provide that it is subject to all of the terms and conditions of this Lease, except those terms and conditions relating to Rent, additional rent, and any other amount due under this Lease; (iii) The Sublease shall provide that the Subtenant shall have no right to exercise any option or other right granted to Tenant in this Lease; (iv) The Sublease shall contain a waiver of subrogation against Landlord and shall require Subtenant's insurance policies to acknowledge such waiver of subrogation; (v) The Sublease shall provide that all requirements of the Lease applicable to subleases shall be applicable to sub-subleases; (vi) The Sublease shall require Subtenant, acting through Tenant, to obtain Landlord's prior written approval, to any alteration to the Premises to the same extent Tenant is required by this Lease to obtain such consent; (vii) The Sublease shall require Subtenant to send Landlord copies of any and all notices concerning the Premises that Subtenant is obligated to provide to Tenant and Tenant to send Landlord copies of any and all notices concerning the Premises that Tenant is obligated to provide to Subtenant; (viii) The Sublease shall provide that, at Landlord's option, the Sublease shall not terminate in the event that this Lease terminates and shall require Subtenant to execute an attornment agreement if Landlord, in its sole and absolute discretion, shall elect to have the Sublease continue beyond the date of termination of this Lease as a direct lease between Landlord and the Subtenant (provided however that in no event shall Landlord be liable for any default under the Sublease occurring prior to such attornment); and (ix) The Sublease shall require the Subtenant to agree that on receipt of notice from Landlord that Tenant has defaulted beyond applicable notice and cure periods, Subtenant shall pay all sums due under the Sublease to Landlord.

19. OPTION TO EXTEND THE LEASE TERM:

A. Grant and Exercise of Option:

Landlord grants to Tenant, subject to the terms and conditions set forth in this Section 19 three (3) options (each an "**Option**" and collectively the "**Options**") to extend the Lease Term for an additional term (each an "**Option Term**"). Each Option Term shall be for a period of sixty (60) months and shall be exercised, if at all, by written notice to Landlord no earlier than twelve (12) months prior to the date the Lease Term would expire but for such exercise but no later than nine (9) months prior to the date the Lease Term would expire but for such exercise, time being of the essence for the giving of such written notice. Notwithstanding the foregoing, in order for Tenant's exercise of an Option under this Lease to be effective, if there are any leases entered into by Tenant for any other portion of Phase 2 (each of such other leases being an "**Additional Phase 2 Lease**") having an expiration date that is within ten (10) months after the Expiration Date of this Lease, then the tenants under such Additional Phase 2 Leases must

concurrently with Tenant exercise their corresponding options to extend the term of the Additional Phase 2 Leases if there are any remaining unexercised options under such Additional Phase 2 Leases. In addition, if an Additional Phase 2 Lease has an expiration date that is within ten (10) months before the Expiration Date of this Lease, and the tenant under such Additional Phase 2 Lease did not exercise an available option to extend the term of the Additional Phase 2 Lease, then all Options under this Lease as to which an Option Term has not commenced shall terminate and be of no further force or effect. If Tenant exercises an Option, all of the terms, covenants and conditions of this Lease shall apply except for the grant of additional Options pursuant to this Section 19, except for Tenant's purchase right pursuant to Section 19.E and except for tenant improvements, improvement allowances, space planning allowance or relocation allowances, free rent or other leasing concessions and inducements, and provided that Base Monthly Rent for the Premises payable by Tenant during the Option Term shall be the Fair Market Rental as hereinafter defined. Notwithstanding anything herein to the contrary, (i) if Tenant or the tenant under any Additional Lease is in monetary or material non-monetary default beyond any applicable cure period under any of the terms, covenants or conditions of this Lease either at the time Tenant exercises the Option, or (ii) if the net worth of Tenant or the net worth or any other tenant under an Additional Lease, as reported in their most recent financial statements shows insufficient financial worth to undertake the financial obligations under this Lease or the Additional Lease, as applicable, determined in Landlord's reasonable discretion, then Landlord shall have, in addition to all of Landlord's other rights and remedies provided in this Lease, the right to terminate the Option upon notice to Tenant, in which event the Lease Term shall not be extended pursuant to this Section 19.A. As used herein, the term "**Fair Market Rental**" is defined as the rental and all other monetary payments, including any escalations and adjustments thereto (including without limitation Consumer Price Indexing) that Landlord could obtain during the Option Term from a third party desiring to lease the Premises, based upon the (i) current use and other allowed uses of the Premises, as determined by the rents then obtainable for new leases of space comparable in age and quality to the Premises in the same real estate submarket as the Building and (ii) the credit standing and financial stature of the Tenant, and taking into account the quality or condition of the Premises (but only if the Premises has been maintained and repaired by Tenant in accordance with this Lease) and tenant improvement allowances. In setting Fair Market Rental, the appraisers shall be instructed that the following concessions obtainable for new space shall not be taken into account in determining Fair Market Rental, there shall be no offset or adjustment for the following costs which Landlord will not incur in the event Tenant exercises its option, and that the appraisers' determination shall not be discounted due to the fact that such costs will not be incurred by Landlord in connection with the Option Term: (i) brokerage commissions, (ii) relocation allowances, or (iii) vacancy costs.

B. Determination of Fair Market Rental:

If Tenant exercises an Option, Landlord shall send Tenant a notice setting forth the Fair Market Rental for the Option Term within thirty (30) days following the date of exercise. If Tenant disputes Landlord's determination of Fair Market Rental for the Option Term, Tenant shall, within thirty (30) days after delivery to Tenant of Landlord's notice setting forth Fair Market Rental for the Option Term, send to Landlord a notice stating that Tenant either elects to terminate its exercise of the Option, in which event the Option shall lapse and this Lease shall terminate on the Expiration Date, or that Tenant disagrees with Landlord's determination of Fair Market Rental for the Option Term and elects to resolve the disagreement as provided in Section 19.C below. If Tenant does not timely send Landlord a notice as provided in the previous sentence, Tenant shall be deemed to have disagreed with Landlord's determination of Fair Market Rental and to have elected to resolve the disagreement as provided in Section 19.C below. If Tenant elects to resolve the disagreement as provided in Section 19.C below and such procedures are not concluded prior to the commencement date of the Option Term, Tenant shall pay to Landlord as Base Monthly Rent the Fair Market Rental as determined by Landlord in the manner provided

above. If the Fair Market Rental as finally determined pursuant to Section 19.C is greater than Landlord's determination, Tenant shall pay Landlord the difference between the amount paid by Tenant and the actual Base Monthly Rent due as so determined in this Section 19 within thirty (30) days after such determination. If the Fair Market Rental as finally determined in Section 19.C is less than Landlord's determination, the difference between the amount paid by Tenant and the actual Base Monthly Rent due as so determined pursuant to this Section 19 shall be credited against the next installments of Base Monthly Rent due from Tenant to Landlord hereunder.

C. Resolution of a Disagreement over the Fair Market Rental:

Any disagreement regarding Fair Market Rental shall be resolved as follows: Within thirty (30) days after Tenant's response to Landlord's notice setting forth the Fair Market Rental, Landlord and Tenant shall meet at a mutually agreeable time and place, in an attempt to resolve the disagreement. If within the 30-day consultation period referred to above, Landlord and Tenant cannot reach agreement as to Fair Market Rental, each party shall select one appraiser to determine Fair Market Rental. Each such appraiser shall arrive at a determination of Fair Market Rental and submit their conclusions to Landlord and Tenant within thirty (30) days after the expiration of the 30-day consultation period described above. If only one appraisal is submitted within the requisite time period, it shall be deemed as Fair Market Rental. If both appraisals are submitted within such time period and the two (2) appraisals so submitted differ, the two (2) appraisers shall meet and see if they can come to agreement on the Fair Market Rental, and if the two (2) appraisers cannot agree then they shall immediately select a third appraiser who shall, within thirty (30) days after this selection to choose which of the appraisals made by the initial two (2) appraisers is closest to the Fair Market Rental, and such closest appraisal as determined by the third (3rd) appraiser shall be the Fair Market Rental. All appraisers specified pursuant to this Section 19.C shall be members of the American Institute of Real Estate Appraisers with not less than ten (10) years experience appraising office and industrial properties in the Santa Clara Valley. Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser.

D. Personal to Tenant:

All Options provided to Tenant in this Lease, are personal and granted solely to ServiceNow, Inc., a Delaware corporation ("**ServiceNow**"), or a Permitted Assignee, and are not exercisable by any other person or entity, whether or not a Transfer has occurred. In the event Tenant has multiple options to extend this Lease, a later Option to extend the Lease cannot be exercised unless the prior Option has been properly exercised and the Option Term for that exercised prior Option has commenced. All Options provided to Tenant in this Lease shall terminate upon the expiration or sooner termination of this Lease and shall not apply during any holdover period.

Subject to this paragraph below, all purchase rights described in Section 19.E below, are personal and granted solely to (i) ServiceNow so long as ServiceNow is the tenant under this Lease, and a (ii) Permitted Assignee so long as the Permitted Assignee is the tenant under this Lease, are not exercisable by any other person or entity whether or not a Transfer has occurred except to the extent Landlord consents to permit exercise of any such right by any assignee or subtenant in Landlord's sole and absolute discretion. Notwithstanding the foregoing, to the extent any other lease for space in the Project grants the right to purchase the Building Site (whether alone or in combination with any other portion of the Project) (the right to purchase the Building Site under this Lease or any such other lease being "**Competing Purchase Rights**"), then the following shall apply: (i) So long as ServiceNow is the tenant under this Lease or any other lease granting Competing Purchase Rights at the time that such Competing Purchase Rights are exercisable, only ServiceNow shall have the right to exercise the Competing Purchase Rights under its applicable leases and the Competing Purchase Rights granted to Permitted Assignees shall be of no force or effect; and (ii) If ServiceNow is no longer the tenant under this Lease and the other leases granting Competing

Purchase Rights at the time that such Competing Purchase Rights are exercisable, only the Permitted Assignee under the lease containing Competing Purchase Rights which has the earliest lease term commencement date shall have the right to exercise the Competing Purchase Rights under such lease having the earliest commencement date, and the Competing Purchase Rights under all other leases shall be of no force or effect. In no event shall more than one (1) tenant have rights with respect to any lease offer or sale notice triggering a Competing Leasing Right or Competing Purchase Right.

Tenant's purchase rights in this Lease shall terminate upon the expiration or sooner termination of this Lease and shall not apply during any holdover period.

E. **First Opportunity to Purchase:**

If Landlord elects to sell or convey all or any portion of the fee interest in the Building and separate legal parcel upon which it is situated and the other improvements located on such separate legal parcel (collectively, the "**Building Site**") whether alone or together with other portions of the Project (such interest in the Building Site and other portions of the Project proposed for sale or other conveyance being the "**Offered Property**") to a Third Party (defined below) during the Lease Term (but not any holdover period), then Landlord shall, prior to offering the Offered Property to a Third Party, provide Tenant with written notice of its desire to sell, and the economic terms under which Landlord desires to sell the Offered Property to Tenant (which for purposes of this Section 19.E means and is limited to the purchase price, and closing costs and prorations) (the "**Sale Notice**"). As used in this Lease, a "**Third Party**" means a third party that is not a Sobrato Affiliate (defined below) and not a Landlord Affiliate (defined below). Provided that at the time of delivery of the Sale Notice to Tenant, Tenant is not in default of its obligations under this Lease beyond any applicable notice and cure period expressly set forth in this Lease, and Tenant leases all of the rentable square footage of the Building, then Tenant shall have thirty (30) days after receipt of the Sale Notice in which to accept or reject Landlord's offer in writing. Tenant shall have no rights under this Section 19.E during any period when Tenant is in default of its obligations under this Lease beyond any applicable notice and cure period expressly set forth in this Lease and Tenant does not lease all of the rentable square footage of the Building. If Tenant fails to deliver written notice of the acceptance of Landlord's offer (an "**Acceptance Notice**") to Landlord within the required thirty (30) day period, Tenant shall be deemed to have rejected Landlord's offer. If Tenant delivers an Acceptance Notice to Landlord within the required thirty (30) day period, Landlord and Tenant shall, in good faith, attempt to reach agreement on the terms and conditions of a mutually acceptable purchase agreement consistent with the Sale Notice within thirty (30) days after delivery of the Acceptance Notice to Landlord, each determined in its sole and absolute discretion. If (x) Landlord and Tenant are unable to reach agreement on a mutually acceptable purchase agreement within such thirty (30) day period (each determined in its sole and absolute discretion), or (y) Tenant fails to deliver an Acceptance Notice to Landlord within the required thirty (30) day period described in this Section 19.E above, then Landlord shall have the right to sell or convey the Offered Property to anyone, free and clear of Tenant's rights under this Section 19.E at not less than ninety five percent (95%) of the economic terms offered to Tenant, free and clear of the rights of Tenant under this Section 19.E, provided that the agreement for such sale or conveyance of the Offered Property is entered into by Landlord with a prospective transferee not later than two hundred seventy (270) days after the Sale Notice with respect to such sale or conveyance was delivered to Tenant, and upon sale or conveyance of the Offered Property to such prospective transferee (or its assignee) pursuant to such agreement (as the same may thereafter be amended provided that the sale is at not less than ninety five percent (95%) of the economic terms offered to Tenant), this Section 19.E shall terminate as to the Offered Property and shall not be subject to revival. If Landlord desires to enter into an agreement for the sale or conveyance of the Offered Property on economic terms that are less than ninety five percent (95%) of the economic terms offered to Tenant, then Landlord must offer Tenant the opportunity to purchase the Offered Property at the more favorable economic

terms in accordance with the terms and conditions of this Section 19.E before entering into an agreement on such more favorable economic terms with a Third Party. In addition, if Landlord does not enter into a purchase agreement for the sale or conveyance of the Offered Property to a prospective transferee within the two hundred seventy (270) day period described in this paragraph above, or if all purchase agreements entered into by Landlord with a prospective transferee during the two hundred seventy (270) day period described in this paragraph above terminate without transfer of the Offered Property having occurred, then Landlord must offer Tenant the opportunity to purchase the Offered Property in accordance with the terms and conditions of this Section 19.E before entering into an agreement after such two hundred seventy (270) day period with a Third Party for the sale or conveyance of the Offered Property to such Third Party, provided that the portion of the Offered Property which Landlord desires to sell includes the Building Site. In addition, if Landlord and Tenant enter into a purchase agreement for the Building Site, but that agreement terminates for any reason other than Landlord's default thereunder, then this Section 19.E shall terminate and shall not be subject to revival.

Notwithstanding the foregoing, this Section 19.E and Tenant's rights under this Section 19.E shall automatically terminate (i) upon the expiration or sooner termination of the Lease (not taking into consideration any holdover period), or (ii) in the event of a foreclosure, deed in lieu of foreclosure transaction or other involuntary transfer of Landlord's interest in all or any portion of the Project, including without limitation as the result of any condemnation proceeding, and shall not be binding upon any Holder or anyone taking title by foreclosure or deed in lieu of foreclosure. Tenant agrees that any subordination, nondisturbance or attornment agreement or any priority agreement pursuant to Section 20.T below shall confirm that Tenant's rights under this Section 19.E shall not be binding upon the Holder or anyone taking title to the Premises by foreclosure or deed in lieu of foreclosure, and that such rights terminate and are not subject to revival upon and foreclosure or deed in lieu of foreclosure. Further, this Section 19.E and Tenant's rights under this Section 19.E shall not apply to sales or other transfers of all or any portion of the Project or interest therein to (i) John A. Sobrato, John Michael Sobrato or any other Sobrato family member or their respective spouses (John A. Sobrato, John Michael Sobrato and other Sobrato family members, and their respective spouses, being the "**Sobrato Family Members**"), or (ii) any entity or entities directly or indirectly owned or controlled by, or under the common control with any of the Sobrato Family Members, or (iii) any trust established, in whole or in part, for the benefit of any of the Sobrato Family Members, or (iv) The Sobrato Family Foundation, The Sobrato Foundation, The Real Estate Trust at Silicon Valley Community Foundation, or any charitable organization of which a Sobrato Family Member or other person or entity described in (ii) or (iii) of this sentence above has a right to direct or vote to direct the disposition of funds or assets, including without limitation a donor advised fund or a support organization at a community foundation (each of the persons and entities described in (i), (ii), (iii) and (iv) of this sentence being individually a "**Sobrato Affiliate**"), or (v) any Landlord Affiliate. As used in this Lease "**Landlord Affiliate**" means any person or entity directly or indirectly owning or owned by, controlling or controlled by, or under common control with Landlord; except that if Landlord or such other person described in this sentence above is a publicly traded company, a Landlord Affiliate shall not include any person or entity solely by reason of such person or entity having an ownership interest in such publicly traded company. In addition, this Section 19.E shall not apply to any sale or other transfer of any portion of the Project which does not include the Building Site as part of such sale or transfer. Landlord shall be free to sell or transfer any portion of the Project, provided the sale or transfer does not include the Building Site, free and clear of Tenant's rights under this Section 19.E.

20. GENERAL PROVISIONS:

A. Attorney's Fees:

In the event a suit or alternative form of dispute resolution is brought for the possession of the Premises, for the recovery of any sum due hereunder, to interpret the Lease, or because of

the breach of any other covenant herein; then the losing party shall pay to the prevailing party reasonable attorney's fees and costs incurred in connection with such proceeding, including the expense of expert witnesses, depositions and court testimony. The prevailing party shall also be entitled to recover all costs and expenses including reasonable attorney's fees incurred in enforcing any judgment or award against the other party. The foregoing provision relating to post-judgment costs is severable from all other provisions of this Lease.

B. Authority of Parties:

If Tenant is a corporation, partnership or other entity, Tenant and each individual signing this Lease on behalf of Tenant represents and warrants that Tenant is duly formed and in good standing, that each individual signing this Lease is duly authorized to execute and deliver this Lease on behalf of Tenant and to bind Tenant to this Lease in accordance with Tenant's governing documents, and that this Lease is binding upon Tenant in accordance with its terms. At Landlord's request, Tenant shall provide Landlord with corporate resolutions or other proof in a form reasonably acceptable to Landlord, of the authorizations described in this Section 20.B. In lieu of a resolution, the Lease may be executed by (i) the president or vice president and (ii) the chief financial officer, corporate secretary or assistant secretary of Tenant as contemplated by California Corporations Code Section 313, provided that evidence reasonably acceptable to Landlord that the signers are in fact such officers of Tenant.

C. Brokers:

Landlord and Tenant each represents to the other it has not dealt with any real estate broker, agent or finder with respect to this Lease that would be entitled to a commission or other payment in connection with this Lease, other than Colliers International ("**Tenant's Broker**"), representing Tenant. Subject to this Section 20.C below, Landlord agrees to pay a commission to Tenant's Broker in connection with this Lease, pursuant to a separate written agreement between Landlord and Tenant's Broker. Each Party (the "**Indemnitor**") agrees to indemnify, defend with counsel reasonably acceptable to other Party (the "**Indemnified Party**") and hold the Indemnified Party harmless from and against all claims, liabilities, obligations, penalties, fines, actions, losses, damages, costs or expenses (including without limitation reasonable attorneys' fees) arising from the inaccuracy of the Indemnitor's representation set forth in this Section 20.C.

D. Choice of Law:

This Lease shall be governed by and construed in accordance with California law. Venue for all court proceedings or alternative forms of dispute resolution proceedings shall be Santa Clara County, California.

E. ARBITRATION OF DISPUTES:

LANDLORD AND TENANT AND ANY OTHER PARTY THAT MAY BECOME A PARTY TO THIS LEASE OR BE DEEMED A PARTY TO THIS LEASE, AND THEIR RESPECTIVE SUCCESSORS, ASSIGNS AND SUBTENANTS, AGREE THAT, EXCEPT FOR ANY CLAIM BY LANDLORD FOR (I) UNLAWFUL DETAINER, OR (II) TENANT'S FAILURE TO PAY THE BASE MONTHLY RENT, ANY CONTROVERSY, DISPUTE, OR CLAIM OF WHATEVER NATURE ARISING OUT OF, IN CONNECTION WITH OR IN RELATION TO THE INTERPRETATION, PERFORMANCE OR BREACH OF THIS LEASE, INCLUDING ANY CLAIM BASED ON CONTRACT, TORT, OR STATUTE, SHALL BE RESOLVED AT THE REQUEST OF ANY PARTY TO THIS LEASE, OR THEIR RESPECTIVE SUCCESSORS, ASSIGNS AND SUBTENANTS, THROUGH DISPUTE RESOLUTION PROCESS ADMINISTERED BY J.A.M.S., OR IF J.A.M.S. NO LONGER EXISTS THEN THROUGH SUCH OTHER DISPUTE RESOLUTION SERVICE REASONABLY SELECTED BY LANDLORD, OR IF THE PARTIES AGREE TO ANOTHER DISPUTE RESOLUTION SERVICE THEN PURSUANT TO SUCH OTHER DISPUTE RESOLUTION SERVICE MUTUALLY ACCEPTABLE TO THE PARTIES, LOCATED IN SANTA CLARA COUNTY, CALIFORNIA. THE DISPUTE RESOLUTION PROCESS SHALL CONSIST OF A FINAL AND

BINDING ARBITRATION ADMINISTERED BY AND IN ACCORDANCE WITH THE THEN EXISTING RULES AND PRACTICES OF J.A.M.S. OR OTHER JUDICIAL MEDIATION SERVICE SELECTED AS DESCRIBED ABOVE, AND JUDGMENT UPON ANY AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED BY ANY STATE OR FEDERAL COURT HAVING JURISDICTION THEREOF AS PROVIDED BY CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 ET. SEQ, AS SAID STATUTES THEN APPEAR, INCLUDING ANY AMENDMENTS TO SAID STATUTES OR SUCCESSORS TO SAID STATUTES OR AMENDED STATUTES, EXCEPT THAT IN NO EVENT SHALL THE PARTIES BE ENTITLED TO PROPOUND INTERROGATORIES OR REQUESTS FOR ADMISSIONS DURING THE ARBITRATION PROCESS. THE ARBITRATOR SHALL BE A RETIRED JUDGE OR A LICENSED CALIFORNIA ATTORNEY. THE VENUE FOR ANY SUCH ARBITRATION SHALL BE IN SANTA CLARA COUNTY, CALIFORNIA.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THIS "ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THIS "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

Landlord: ____ Tenant: DS ____ DS ____

F. Entire Agreement:

This Lease and the exhibits attached hereto contain all of the agreements and conditions made between the Parties hereto and may not be modified orally or in any other manner other than by written agreement signed by all parties hereto or their respective successors in interest. This Lease supersedes and revokes all previous negotiations, letters of intent, lease proposals, brochures, agreements, representations, promises, warranties, and understandings, whether oral or in writing, between the parties or their respective representatives or any other person purporting to represent Landlord or Tenant.

G. Entry by Landlord:

Upon not less than one (1) business day's prior notice to Tenant (except in case of emergency, where no prior notice shall be required) and subject to Tenant's reasonable security regulations, Tenant shall permit Landlord and Landlord's agents to enter into and upon the Premises at all reasonable times, and without any rent abatement or reduction or any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned, for the following purposes: (i) inspecting and maintaining the Premises; (ii) making repairs, alterations or additions to the Premises; (iii) erecting additional building(s) and improvements on the land where the Premises are situated or on adjacent land owned by Landlord; (iv) performing any obligations of Landlord under the Lease including remediation of Hazardous Materials if determined to be the responsibility of Landlord, (v) posting and keeping posted thereon notices of non responsibility for any construction, alteration or repair thereof, as required or permitted by any law, and (vi) placing "For Sale" signs, and showing the Premises to Landlord's existing or potential successors, purchasers and lenders.

Tenant shall permit Landlord and Landlord's agents, at any time during the Lease Term that Tenant is in default under this Lease beyond applicable notice and cure periods granted in this Lease, to place upon the Premises "For Lease" signs, and at any time within nine (9) months prior to the Expiration Date, or at any time during the Lease Term that Tenant is in default under this Lease beyond applicable notice and cure periods granted in this Lease, to exhibit the Premises to leasing real estate brokers and prospective tenants at reasonable hours.

H. Estoppel Certificates:

At any time during the Lease Term, Tenant shall, within seven (7) business days following written notice from Landlord, execute and deliver to Landlord a written statement certifying, if true, the following: (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification); (ii) the date to which rent and other charges are paid in advance, if any; (iii) acknowledging that there are not, to Tenant's current actual knowledge, any uncured defaults on Landlord's part hereunder (or specifying such defaults if they are claimed); and (iv) such other information as Landlord may reasonably request. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of Landlord's interest in the Premises. Tenant's failure to deliver such statement within such time shall be conclusive upon the Tenant that this Lease is in full force and effect without modification, except as may be represented by Landlord, and that there are no uncured defaults in Landlord's performance. Tenant agrees to provide, within seven (7) business days after Landlord's request, Tenant's most recent three (3) years of audited financial statements for Landlord's use in financing or sale of the Premises or Landlord's interest therein, except that as to any period during which Tenant is a public company Tenant shall not be required to provide such audited financial statements if audited financial statements (in English) are otherwise available to Landlord on the internet at the time Landlord desires such audited financial statements.

I. Exhibits:

All exhibits referred to are attached to this Lease and incorporated by reference.

J. Interest:

All rent due hereunder, if not paid when due, shall bear interest at the Agreed Interest Rate. This provision shall survive the expiration or sooner termination of the Lease. Despite any other provision of this Lease, the total liability for interest payments shall not exceed the limits, if any, imposed by the usury laws of the State of California. Any interest paid in excess of those limits shall be refunded to Tenant by application of the amount of excess interest paid against any sums outstanding in any order that Landlord requires. If the amount of excess interest paid exceeds the sums outstanding, the portion exceeding those sums shall be refunded in cash to Tenant by Landlord. To ascertain whether any interest payable exceeds the limits imposed, any non-principal payment (including late charges) shall be considered to the extent permitted by law to be an expense, fee or premium rather than interest.

K. [Intentionally deleted]

L. No Presumption Against Drafter:

Landlord and Tenant understand, agree and acknowledge that this Lease has been freely negotiated by both Parties; and that in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

M. Notices:

All notices, demands, requests, or consents required to be given under this Lease shall be sent in writing by U.S. certified mail, return receipt requested, by nationally recognized overnight courier, cost prepaid, or by personal delivery addressed to the Landlord at the address for Landlord specified in Paragraph 8 of the Basic

Lease Information Sheet of this Lease, and addressed to Tenant at the address for Tenant specified in Paragraph 3 of the Basic Lease Information Sheet of this Lease, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days prior notice to the notifying party; provided that such other address shall not be a P.O Box or other address to which personal service or overnight courier delivery cannot be effectuated. When this Lease requires service of a notice, that notice shall be deemed to constitute and satisfy the requirements of any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure Section 1161 or any similar or successor statute.

N. Property Management:

In addition, Tenant agrees to pay Landlord along with the expenses to be reimbursed by Tenant a monthly fee for management services rendered by either Landlord or a third party manager engaged by Landlord (which may be a party affiliated with Landlord), in the amount of one and one-half percent (1.5%) of the Base Monthly Rent.

O. Rent:

All monetary sums due from Tenant to Landlord under this Lease, including, without limitation those referred to as "additional rent", shall be deemed as rent.

P. Representations:

Except for the provisions of this Lease, Tenant acknowledges that neither Landlord nor any of its employees or agents have made any agreements, representations, warranties or promises with respect to the Premises or Project or with respect to present or future rents, expenses, operations, tenancies or any other matter. Except as herein expressly set forth herein, Tenant relied on no statement of Landlord or its employees or agents for that purpose.

Q. Rights and Remedies:

Subject to Section 14 above, all rights and remedies hereunder are cumulative and not alternative to the extent permitted by law, and are in addition to all other rights and remedies in law and in equity.

R. Severability:

If any term or provision of this Lease is held unenforceable or invalid by a court of competent jurisdiction, the remainder of the Lease shall not be invalidated thereby but shall be enforceable in accordance with its terms, omitting the invalid or unenforceable term.

S. Submission of Lease:

Submission of this document for examination or signature by the Parties does not constitute an option or offer to lease the Premises on the terms in this document or a reservation of the Premises in favor of Tenant. This document is not effective as a lease or otherwise until executed and delivered by both Landlord and Tenant.

T. Subordination:

This Lease is subject and subordinate to ground and underlying leases, mortgages and deeds of trust (collectively "**Encumbrances**") which may now affect the Premises, to any covenants, conditions or restrictions of record, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the holder or holders of any such Encumbrance ("**Holder**") require that this Lease be prior and superior thereto, within seven (7) business days after written request of Landlord to Tenant, Tenant shall execute, have acknowledged and deliver all documents or instruments, in commercially reasonable form presented to Tenant, which Landlord or Holder deems necessary or desirable for such purposes. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all Encumbrances which are now or may hereafter be executed covering the Premises or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided only, that with

respect to Encumbrances created after the Effective Date, in the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust, Holder agrees to recognize Tenant's rights under this Lease as long as Tenant is not then in default beyond applicable notice and cure period. Within seven (7) business days after Landlord's written request, Tenant shall execute any commercially reasonable documents required by Landlord or the Holder to make this Lease subordinate to any lien of the Encumbrance. If Tenant fails to do so, then in addition to such failure constituting a default by Tenant, it shall be deemed that this Lease is so subordinated to such Encumbrance. Notwithstanding anything to the contrary in this Section 20.T, Tenant hereby attorns and agrees to attorn to any entity purchasing or otherwise acquiring the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such Encumbrance. Landlord represents that the Building is not subject to any Encumbrance as of the Effective Date. Notwithstanding anything to the contrary herein, the subordination of this Lease to any future Encumbrance shall be conditioned upon the delivery from any such future lenders or ground lessors of the Premises of a written agreement in commercially reasonable form which provides that in the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust, Holder agrees to recognize Tenant's rights under this Lease as long as Tenant is not then in default beyond applicable notice and cure periods and containing such other provisions reasonably required by Landlord or such Holder.

U. **Survival of Indemnities:**

All indemnification, defense, and hold harmless obligations of Landlord and Tenant under this Lease shall survive the expiration or sooner termination of the Lease.

V. **Time:**

Time is of the essence hereunder.

W. **Transportation Demand Management Programs:**

Should a government agency or municipality require Landlord to institute TDM (Transportation Demand Management) facilities and/or programs, Tenant agrees that the cost of TDM imposed facilities and programs required specifically on the Premises (as opposed to for the Project generally), including but not limited to employee showers, lockers, cafe, or lunchroom facilities, shall be paid by Tenant. Further, any ongoing costs or expenses associated with a TDM program which are required specifically for the Premises and not provided by Tenant, such as an on-site TDM coordinator, shall be provided by Landlord with such costs being included as additional rent and reimbursed to Landlord by Tenant within thirty (30) days after demand. If TDM facilities and programs are instituted on a Project wide basis, Tenant shall pay Tenant's Allocable Share of such costs in accordance with Section 9.E above.

X. **Waiver of Right to Jury Trial:**

To the extent then authorized by law as of the time of any actual litigation between them and to the extent not already encompassed within the various agreements to arbitrate otherwise contained herein, and as an alternative to arbitration should arbitration for any reason not be enforced, Landlord and Tenant waive their respective rights to trial by jury of any contract or tort claim, counterclaim, cross-complaint, or cause of action in any action, proceeding, or hearing brought by either party against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant's use or occupancy of the Premises, including any claim of injury or damage or the enforcement of any remedy under any current or future law, statute, regulation, code, or ordinance.

Y. **General:**

The captions and section headings of this Lease are for convenience of reference only, and shall not be used to limit, extend or interpret the meaning of any part of this Lease. This Lease may be executed in multiple counterparts, each of

which shall be deemed an original and all of which together shall constitute one and the same document. Signatures and initials to this Lease created by the signer by electronic means and/or transmitted by telecopy or other electronic transmission shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Lease with its actual signature and initials to the other party, but a failure to do so shall not affect the enforceability of this Lease, it being expressly agreed that each party to this Lease shall be bound by its own electronically created and/or telecopied or electronically transmitted signature and initials and shall accept the electronically created and/or telecopied or electronically transmitted signature and initials of the other party to this Lease. All agreements by Tenant contained in this Lease, whether expressed as covenants or conditions, shall be construed to be both covenants and conditions, conferring upon Landlord, in the event of a breach thereof, the right to terminate this Lease. As used in this Lease, the phrase "beyond applicable notice and cure periods" or similar phrases means and is limited to applicable notice and cure periods expressly granted in this Lease.

//// [Signature page follows]

Exhibit A
Preliminary Site Plan


SAN TOMAS EXPRESSWAY
CENTRAL EXPRESSWAY
LAWSON LANE
ENTRY
PROJECT DATA - PHASE 1
SITE PLAN - PHASE 1
SOBRATO
SITE PLAN
PHASE 1

Exhibit B
[Intentionally Deleted]

4/30/18

EXHIBIT – Office Building and Garage Warm Shell Definition
2200 Lawson Lane (Building 1), Santa Clara, CA

- **Site and Shell:**
  All permits and fees required for approval, use, and government sign-off. All landscape, site work, lighting, paving, striping, code related signage, and utilities (power, storm, sewer, water, gas). Includes infrastructure for future phone, data communication, and cable TV requirements. Site landscape irrigation will be separately metered. Work includes all vaults, fees, backflow and monitoring devices. All parking lighting shall be LED and compliant with code.

- **IT Connectivity:**
  Landlord shall provide conduit between the Building and the Garage, between the Building and any future building on Lawson West, and shall also provide conduit out to any monument signs. Landlord shall also install a vault in a location reasonable for Tenant to be able to connect to the existing buildings at 2215-2225 Lawson Lane.

- **Courtyard and Exterior:**
  Completion of the self-enclosed courtyard with plans to be approved by both parties (similar to Phase 1), as part of the warm shell delivery.
  There shall not be composite decking, beer kegs or water feature(s) in courtyard. Water wise landscaping similar to Phase 1 shall be installed.
  Any BBQ's, fire pits, etc. shall be plumbed for natural gas with pipe sizing sufficient for installation of a reasonable number of outdoor radiant heaters at future locations to be specified by Tenant (so long as Tenant timely provides a plan for heater locations). All exterior lighting installed, which shall be LED and code compliant.
  Landlord shall run a main electrical spine through the courtyard and Tenant shall distribute power and data from there. All patio gates shall be prepared to receive Tenant's card key access system. There will be a secure perimeter, similar to Phase 1. Provisions for Code blue emergency activation system will be included in site work.

- **Garage:**
  All work related to the construction of the parking garage including compliance to all codes including ADA and Title 24. Includes garage drainage system, electrical service including transformers and panels for lighting and convenience power. Includes finishes, signage, access and egress stairs, elevators, hollow metal doors, secured bicycle storage, and all lighting shall be LED and to code levels. Separate fire riser and fully monitored fire sprinkler system. Except as specifically provided herein, all work required for a garage final inspection. Power and data for future security requirements included, including driver side card reader islands on entries, but security system and card readers excluded. Landlord shall finish the garage surface areas with a high traction texture. A lift arm system shall be installed, with gates for after hour security. Speed bumps shall be included.

- **Shell:**
  Building will be a five story Type 1B construction fully sprinklered office building.

All work required to obtain a shell permit final inspection. All work shall conform to local building codes, ADA, Title 24, and LEED Gold equivalent for the shell. Weather tight (air and water infiltration) exterior precast or GFRC and glazed curtain wall system. Complete rain water distribution system. Exterior doors and utility room doors with manual exit panic hardware. There shall be double wide man doors leading in from the loading dock areas.

Includes building foundations and slab on grade. The floor structure will be constructed of concrete filled metal deck over wide flange beams. The floors will be designed for 80 PSF uniform live load plus an allowance of 20 pounds per square foot partition load. Floor level tolerance of +/- ¼ inch for every 10 feet.
The roof is designed for 20 pounds per square foot roof live load, including hvac pads and additional pad for future tenant equipment. Includes roof screen to conceal roof top equipment. Insulation at perimeter walls and columns is included. Includes single ply PVC roof system with required flashings.

- **Lobbies:**
  All exterior doors shall be prepped for tenant card access system. [Note: The current rear lobby doors are too hard to operate. Do not install them again]
  Underground conduit shall be placed to facilitate power and data to Tenant supplied turnstiles installed during tenant improvements, provided Tenant provides drawings to specify locations in a timely manner which does not delay Landlords core/shell delivery.

- **Fire Egress Staircases:**
  Standard pre-engineered stairs for floor access and egress with one stair extending to the roof.
  Fire riser and complete shell system, including "up heads" with capped tees for future tenant improvements at all floors. Framing at exterior walls and columns is excluded.

- **FLS**
  There shall not be proprietary FLS systems. Subject to code, the main and supervisory panels will be in a location that is not visible to customers/visitors, but still located adjacent to the lobby reception area.

- **Elevators:**
  Freight elevators will be no smaller than freight elevators in Phase 1. Freight elevator shall extend to the roof deck, be water tight and have no lip or threshold to allow pallet access in and out of the elevators.
  The elevator thresholds and exterior trim strips shall be ½" to ¾" max above slab.
  All elevators shall be set up for Tenant's card access system, details to follow during design, which includes conduit, back boxes, J boxes, etc. Passenger elevators shall be Otis "Gen 2", Kone "Monospace" or equivalent.

- **Electrical:**
  All primary and secondary electrical service from the street to a location in each building and garage, transformer pads, and house meter section.
  Building = 4000A @ 480/277V
  Amenity Extension = 1000A @480/277V
  Garage = 2500A @ 480/277V

- **Core and Other:**
  All work related to construction of core bathrooms, stairs and stair shafts, HVAC shafts, main electrical rooms, janitor closets, elevators and elevator shafts, and elevator vestibules (elevator vestibule finishes by tenant.).

  a) Core bathrooms shall include multiple stalls with one (1) handicap stall per floor to meet code requirement for occupancy load. Bathrooms will receive tile flooring and wall tiles up to wainscot height at wet walls only. All other bathroom interior walls and gypsum board ceilings will be taped, finished and painted. Toilet accessories and partitions are included. All plumbing fixtures including water closets, urinals, lavatory sinks and faucets will be sensor operated and low flow. Please refer to Restroom Standards Exhibit.

  b) Main switchboard to be per Silicon Valley Power requirements. Meter main and transformer pad per Silicon Valley Power requirements, with separate section for metering.
  There shall be a pad and enclosure for an emergency generator, which shall include a tap box and all associated wiring/conduit to allow for a temporary generator to be installed, which generator shall be supplied by Tenant.

  c) Fully operational main electric service, serving Tenant lighting and power loads and base building mechanical equipment loads. Includes conduits and wire feeders for core mechanical units. Tenant panels and transformers not included.
  Building MPOE will have three (3) four (4) inch conduit for utility and secondary rooms will have three (3) four (4) inch sleeves for future tenant distribution. Landlord shall provide vertical electrical feed with tenant distribution panels on each floor.

  d) Primary heating, ventilation and air conditioning system supplied by package rooftop VAV unit(s). Units will be side discharge to centralized shaft locations where ducts will extend down shaft and connect to fire smoke dampers at ceiling level for each floor. Roof top ductwork will be internally lined with insulation. Risers and stubs provided at each floor for horizontal distribution by Tenant.

  The system is designed for 0.85 watts/SF lighting load and 3.0 watts/sf non-core miscellaneous tenant load.

  Controls system shall be compatible to system at Phase 1. [Landlord shall provide design day parameters so Tenant can comment on the unit/sizing.)

  Exterior stairwells shall be ventilated or cooled.

  e) Required egress stairwells will be constructed with metal stud framing and drywall assembly with fire rating in compliance with construction type. All interior walls facing the egress stairs will be taped, finished, and painted. Gypsum board ceiling will be constructed at the top level. No soffit on the underside of stairs, except for the interior stair nearest the lobby. Stair rails and stringers will be painted. All associated lighting and fire sprinklers are included.

  f) DDC controls for base building system only (rooftop heating and cooling) with expansion capacity for future Tenant work. Controls system shall be compatible with Phase 1 to

allow full campus monitoring and control from one system and master screen. The programming will be the responsibility of Tenant. Electrical monitoring shall be included to meet Title 24. The controls shall not include proprietary systems.

g) Hot water boiler system, including hot water pump(s), water treatment and all necessary piping specialties, serving one riser extending from the roof to the lower floor. Supply and return valves to be located on each floor for future connection to hot water piping loops by Tenant.

h) A 24/7 riser is included in the shell with a stub for the future connection at the roof, and future stubs on each floor by Tenant.

i) Domestic cold water main branch piping with valves to each floor near the restroom cores for future Tenant break rooms and coffee stations.

j) Fire alarm system: Building is fully sprinklered and monitored as required by Code. Life safety system distribution (smoke detectors, annunciators, strobes, etc.) as required by Code for core and common areas. Fire alarm to be expandable for future Tenant improvement.

k) The office building will include passenger elevators, along with a service/freight elevator. The parking garage structure will include gearless traction passenger elevators. Standard "Class A" level elevator cab finish will be provided [Note: for all elevators, or just garage? Both]. Elevators shall be gearless traction elevators with call buttons to meet ADA and fire code requirements. Office building passenger elevator flooring is excluded, to be installed by Tenant. Elevator lobby walls will be fire taped ready for Tenant improvement.

Office Passenger Elevators - 3,500 lb. capacity, 350 fpm
Freight Elevator – 4,500 lb. capacity, 150 fpm (subject to confirmation)
Garage Elevator – 4,000 lb. capacity, 150 fpm (subject to confirmation)

l) All core walls will be constructed with metal stud framing and drywall assembly with fire rating in compliance to construction type. Wall facing tenant space will be fire taped. Wall finish by Tenant.

m) Elevator lobbies on the 1st through 5th floor are left unfinished. Smoke curtains are not included

n) Insulated roof and insulation at spandrel panels included.

o) All doors and lower portions of walls leading from dock to freight elevator shall be lined with stainless steel kick plates.

- **Security:**
  Building to be prepared for future perimeter security by Tenant. Preparations includes electrified hardware, conduit chases and back boxes.

- **Car Chargers:**
  Landlord shall supply electrical vehicle chargers (Chargepoint or similar dual charger stations) on 6% of the total parking stalls. An additional 9% of the parking stalls shall be pre-wired for Tenant to increase the total electrical vehicle parking percentage to 15%, at Tenant's election

and cost. The switchgear and transformers will be sized for Tenant's EV installation. The location of the EV stations will be determined at design phase and subject to code compliance.

- **Café and Amenities**
  Adequate gas, power and HVAC shall be delivered to the Amenity building to handle the use of the Amenity building. Tenant to provide specifications.
  Shafts may be upsized to allow for future installs as needed, and as code allows. Tenant to provide specifications. Can sheave down the motors to achieve initial air flow requirements.
  All water lines in the café shall have valves installed to allow work on specific areas without shutting down operations.

- **Roof Deck**
  Landlord shall provide all necessary structural, MEP, egress, exiting, basic utilities, pedestal pavers and code required lighting on the roof deck.

Restroom Standards Exhibit

FINISHES:

- **Restroom Paint:**
  - Manufacturer: Dunn Edwards
  - Sheen: Semigloss
  - Color Field (White): To be selected

- **Restroom Floor Tile:**
  - Manufacturer: Dal Tile *
  - Style: Unity or Portfolio
  - Color: T.B.S. - Only neutral colors accepted

- Size: 24” x 24”
- Grout: Hydroment, Color T.B.S. - Only neutral colors accepted
- Grout Joints: 1/16”

- **<u>Restroom Wall Tile:</u>**
  - Manufacturer: Arizona Tile */ or Daltile
  - Style: Reside Semi-Polished / Unity or Portfolio Polished
  - Color: T.B.S. - Only neutral colors accepted
  - Size: 12” x 24”
  - Grout: Hydroment, Color T.B.S. - Only neutral colors accepted
  - Grout Joint: Minimize grout joints should align with floor tile grout joints

- **<u>Restroom Vanity:</u>**
  - Manufacturer: Caesarstone or Silestone
  - Type: Quartz solid surface
  - Color: T.B.S. - Only neutral colors accepted

- **<u>Restroom Vanity Pipe Cover:</u>**
  - Manufacturer: Nevamar, Wilsonart, or Pionite
  - Color: T.B.S. - Only neutral colors or wood grain accepted

- **<u>Restroom Partitions:</u>**
  - Brushed or satin stainless-steel or wood veneer partitions, floor mounted preferred, (overhead braced-where required)
  - Note: all partition accessories and hardware to also be brushed or satin stainless steel. No polished chrome

NOTE: Floor and wall tile to be same size module for grout line adjustment.

FIXTURES:

- **Urinal**
  - Manufacturer: Kohler
  - Model No.: K-4904-ET
  - Description: Bardon High Efficiency Urinal, ADA Compliant when mounted at 17" to rim, White. Sloan ECOS Electronic flushometer #8186 – 0.125 gpf.

- **Water Closet:**
  - Manufacturer: Kohler
  - Model No.: K-4325 (Replaced K-4330)
  - Description: Kingston bowl wall mounted, 1-1/2" top spud, elongated bowl, ADA compliant, with Sloan ECOS Electronic Flushometer #8111, 1.28 gpf, ADA compliant, with Bemis 1955SSCT open front less cover for elongated bowl plastic seat.
    - Regardless of the above, all water closets will be of consistent height, comfort height, toilets.

- **Lavatory:**
  - Manufacturer: Kohler
  - Model No.: K-2210 with overflow drain
  - Description: Caxton under-mount, honed white vitreous china, polished chrome accessories, ADA compliant
    - Sink counter shall be a design that does not promote ponding on the surface.

- **Faucets:**
  - Manufacturer: Sloan
  - Model No.: Solis EAF-275-ISM
  - Description: Electronic single supply faucet with integral spout temperature mixer, single-hole mounting, in polished chrome finish

    Faucets shall be 'fail closed' faucets, not fail open like was installed at Phase 1.

- **Drinking Fountains:**
  - Manufacturer: Haws
  - Model No.: 1011MS wall mounted drinking fountain
  - Description: Hi-Lo wall mounted barrier free drinking fountain with stainless steel finish.

Shelf Will be a brushed or satin stainless-steel shelf, approx. 12x18 in each restroom.

ACCESSORIES:

- **Soap Dispenser:**
  - Type: B-8226 - Counter mounted, 6” nozzle

- **Paper Towel Dispenser/Disposal:**
  - Type: B-3944 – Semi-recessed, 4” projection

- **Napkin Dispenser:**
  - Type: B-37063-25 – Recessed, Coin-operated, 25-cent

- **Grab Bars:**
  - Type: B-6806x42 – 1-1/2” Diameter, 42” long horizontal at side of w.c.

- **Grab Bars:**
  - Type: B-6806x36 – 1-1/2” Diameter, 36” long horizontal at rear of w.c

- **Toilet Paper/Seat Cover Dispenser:**
  - Type: B-3474 - Recess mounted, single sided, men’s room, accessible

- **Toilet Paper/Seat Cover Dispenser:**
  - Type: B3471 – Double sided, partition mounted, men’s room, one side accessible

- **Toilet Paper/Seat Cover Dispenser:**
  - Type: B347 – Double sided, partition mounted, men’s room, non-accessible

- **Toilet Paper/Seat Cover Dispenser/Napkin Disposal:**
  - Type: B-3574 – Recess mounted, single sided, women’s restroom, accessible

- **Toilet Paper/Seat Cover Dispenser/Napkin Disposal:**
  - Type: B-3571 – Double sided, partition mounted, women’s room, one side accessible

- **Toilet Paper/Seat Cover Dispenser/Napkin Disposal:**
  - Type: B-357 – Double sided, partition mounted, women’s room, non-accessible

- **Grab Bars:**
  - Type: B-68616 – Accessible shower, 24” W x 36” D

NOTE: Accessories are Satin by Bobrick, Stainless Steel finish, unless otherwise noted.

Exhibit D

Shell Plans Reference Sheets

(To Be Attached Subsequently In Accordance With Section 6.A)

Exhibit E
Premises Site Improvements Plans Reference Sheets

(To Be Attached Subsequently in Accordance with Section 6.A)

Exhibit F

ACKNOWLEDGMENT OF SUBSTANTIAL COMPLETION AND COMMENCEMENT DATE

This Acknowledgment of Substantial Completion and Commencement Date ("**Acknowledgment**") is entered into with respect to that certain Lease dated for reference purposes only as of ***[insert reference date of Lease:]*** _________, 2018 ("**Lease**"), between SI 55, LLC, a California limited liability company ("**Landlord**") and ServiceNow, Inc., a Delaware corporation ("**Tenant**") for certain space in the building commonly known as [_____________] ("**Premises**"), as more particularly described in the Lease.

In accordance with Section 6.C of the Lease, by the Parties' signature to this Acknowledgment below, the Parties confirm and agree that [**e.g., revise as appropriate: (i) the Building Shell was Substantially Completed, and the Premises Site Improvements were completed to the stage at which Tenant and its contractors have sufficient access to the Building Shell and Project parking to construct the Tenant Improvements (as defined in the Lease), on *[insert date of Substantial Completion:]* __________________, subject to those punch list items set forth on Exhibit A attached hereto and to the terms and conditions set forth in Section 6.C of the Lease ; (ii) the Phase 2A Delivery Date occurred on *[insert date of Phase 2A Delivery Date:]*_______________, subject to those punch list items set forth on Exhibit A attached hereto and to the terms and conditions set forth in Section 6.C of the Lease; the Commencement Date of the Lease is *[insert Commencement Date:]*______________________; and the parking allocable to the Building in the Phase 2 Parking Garage as of the Commencement Date is *[insert parking ratio number:]*______ parking spaces per one thousand (1,000) Entitled Square Feet, not including Roof Deck, rounded down to the nearest whole parking space (which as of the Commencement Date amounts to a total of _______ parking spaces.**] Capitalized terms used in this letter shall have the meanings assigned in the Lease, if not otherwise defined in this Acknowledgment.

Landlord:

SI 55, LLC,
a California limited liability company

By: Sobrato Interests 3,
a California limited partnership
Its: Sole Member

By: Sobrato Development Companies, LLC,
a California limited liability company
Its: General Partner

By: ___________________________
John Michael Sobrato
Its: Manager

Tenant:

ServiceNow, Inc., a Delaware corporation

By: ___________________________

Its: ___________________________

EXHIBIT A to Acceptance Acknowledgment

PUNCH LIST

Exhibit G
Tenant Improvements Plans Sheet References

(To Be Attached Subsequently In Accordance With Section 6.D)

Exhibit H
Environmental Reports

- Soil and Foundation Investigation, United Soil Engineering, Inc., March 1978
- Closure Report of the Integrated Silicon Solution, Inc. Facility, All Chemical Disposal, Inc., 2/14/07
- Phase I Environmental Site Assessment, PES Environmental, 5/16/07
- Non-Hazardous Waste Data Form, World Environmental & Energy, Inc., September 2007
- Work Plan/Repair of Previously Destroyed Agricultural Well, PES Environmental, 1/15/08
- Work Plan/Shallow Soil Sampling, PES Environmental, 4/18/08
- REVISED Work Plan/Shallow Soil Sampling, PES Environmental, 4/21/08
- Shallow Soil Sampling Report, PES Environmental, 5/1/08
- Well Destruction Report for Permit #78D0063, PES Environmental, 11/30/09
- Manifest Fee For 2009 Manifests, California Environmental Protection Agency, December 2009
- Dust Monitoring Survey, Sterling & Associates, Inc., 8/31/11
- Hazardous Materials Post-Closure Report, LMS Enterprises, cover letter dated 8/13/04, report dated 8/9/04
- Phase 1 Environmental Site Assessment, Nova Consulting Group, 3/17/06

Exhibit I

Competitor List

[List Of Five Competitors To Be Provided by Tenant At A Later Date]

<u>Exhibit J</u>
Bridgeways Rendering

(Attached)


12' CLEAR PATH, TYPICAL
32'-0" VERTICAL CLEARANCE
2215

Notes:

-Structural steel bridge w/ concrete deck supported by reinforced concrete pier walls over deep foundations. Main span over Lawson

-Seismic joint at both 2215 Lawson Lane and 2225 Lawson Lane

-Code compliant open-air bridge with perimeter railings

-Non-slip material to be applied for improved pedestrian footing